Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
by and among
NOODLES & COMPANY
and
CATTERTON-NOODLES, LLC
February 8, 2017

This Securities Purchase Agreement contains a number of representations and warranties which the Company and the Purchaser have made to each other. Such representations and warranties were made as of the date of the Securities Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in Securities Purchase Agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements.
Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE COMPANY OR THE PURCHASER.

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Page

11.13	Placement Agent	34
Annexes
Annex A    Securities and Purchaser
Exhibits

Exhibit A	Form of Certificate of Designations

Exhibit B	Form of Warrant Agreement
Exhibit C    Form of Credit Agreement Amendment

INDEX OF DEFINED TERMS

Term	Section
Aggregate Purchase Price	2.1
Agreement	Preamble
Amended and Restated Certificate of Incorporation	3.11
Antitrust Regulatory Requirements	5.1(a)
Basket Amount	9.4
Board Resolutions	3.3(b)
Capitalization Date	3.2(a)
Certificate of Designations	Recitals
Change	1
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Financial Statements	3.6(c)
Company Indemnified Parties	9.3
Company Indemnified Party	9.3
Consent	3.5
DGCL	Recitals
Disclosure Schedule	3
Draft Form 8-Ks	3.6(a)
Event Payments	5.10(d)
Form S-3	5.10(a)
GAAP	3.6(c)
Indemnified Party	9.5
Indemnifying Party	9.5
Jefferies	11.13(a)
Law	3.4
Lien	3.4
New York Court	11.4(b)
Participation Rights	5.5(b)
Preferred Stock	3.2(a)
Purchaser	Preamble
Purchaser Adverse Effect	4.3
Purchaser Consent	4.11
Purchaser Indemnified Party	9.1
Registration Default	5.10(d)
Registration Default Period	5.10(d)
Registration Rights Agreement	5.9
Registration Statement	5.10(e)
Restriction Termination Date	5.10(e)
Rule 144	4.8(a)
SEC Restrictions	5.10(e)
Securities Exercise Notice	5.5(b)(ii)
Securities Participation Amount	5.5(a)

Term	Section
Securities Participation Right	5.5(a)
Securities Participation Rights Notice	5.5(b)(i)
Series A Preferred Stock	Recitals
Share	2.1
Shares	2.1
Special Committee Resolutions	3.3(b)
Survival Period	9.2
Valid Business Reason	5.10(c)
Warrant	2.1
Warrant Agreement	2.2(b)(ii)
Warrants	2.1

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SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated February 8, 2017, by and among Noodles & Company, a Delaware corporation (the “Company”) and Catterton-Noodles, LLC, a Delaware limited liability company (the “Purchaser”).
WHEREAS, the Company has authorized the issuance and sale of 18,500 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designations, in the form attached hereto as Exhibit A (the “Certificate of Designations”), which shares of Series A Preferred Stock shall be convertible in certain circumstances into authorized but unissued shares of Class A Common Stock (as defined below);
WHEREAS, the Company has authorized the issuance and sale to the Purchaser of warrants for the purchase of shares of Class A Common Stock;
WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Securities (as defined below);
WHEREAS, (i) the Board (as defined below) and the Special Committee (as defined below) has determined that it is in the best interests of the Company and its stockholders, including the Unaffiliated Stockholders (as defined below) and declared it advisable, to enter into this Agreement and the other Transaction Agreements (as defined below) to which the Company is a party providing for the transactions contemplated hereby and thereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) the Special Committee has recommended that the Board approve, and the Board has approved, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the DGCL upon the terms and conditions contained herein and therein; and
WHEREAS, the Purchaser has approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with applicable law upon the terms and conditions contained herein and therein.
NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consulting with counsel to the Company, (i) would be required to be made in a Form S-3 or prospectus included therein in order for the Form

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S-3 or prospectus, as applicable, not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Form S-3 were not being filed or used for offers and sales, and (iii) the Company has a bona fide material business purpose for not making such information public.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the Purchaser.
“Aggregate Purchase Price” shall have the meaning set forth in the Section 2.1.
“Agreement” shall have the meaning set forth in the preamble.
“Antitrust Laws” means the HSR Act and any foreign antitrust Laws.
“Antitrust Regulatory Requirements” shall have the meaning set forth in Section 5.1(a).
“Basket Amount” shall have the meaning set forth in Section 9.4.
“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d‑3 of the rules and regulations promulgated under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. For the avoidance of doubt, prior to conversion of the Shares into Conversion Shares or the exercise of the Warrants for Warrant Shares, holders of Shares and Warrants shall be deemed to have Beneficial Ownership of all shares of Common Stock issuable upon the conversion of such Securities, notwithstanding any conditions, restrictions or limitations on such conversion. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Board” shall mean the Board of Directors of the Company.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
“Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

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“Capitalization Date” shall have the meaning set forth in Section 3.2(a).
“Certificate of Designations” shall have the meaning set forth in the recitals.
“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class A Common Stock shall be reclassified or changed.
“Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class B Common Stock shall be reclassified or changed.
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“Common Stock” means the Class A Common Stock, the Class B Common Stock and any other Capital Stock of the Company into which such Class A Common Stock or Class B Common Stock shall be reclassified or changed.
“Company” shall have the meaning set forth in the preamble.
“Company Financial Statements” shall have the meaning set forth in Section 3.6(c).
“Company Indemnified Party” shall have the meaning set forth in Section 9.3.
“Company Stock Plans” shall mean the Noodles & Company Amended and Restated 2010 Stock Incentive Plan, the Noodles & Company Compensation Plan for Non-Employee Directors and any successors thereto approved by the Board.
“Consent” shall have the meaning set forth in Section 3.5.
“control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Conversion Shares” shall mean the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock as provided for in the Certificate of Designations.
“DGCL” shall have the meaning set forth in the recitals.
“Director” means any member of the Board.
“Equity Participation Amount” shall have the meaning set forth in Section 5.5(a).
“Equity Participation Right” shall have the meaning set forth in Section 5.5(a).

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“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii)  any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
“Form S-3” shall have the meaning set forth in Section 5.10(a).
“GAAP” shall have the meaning set forth in Section 3.6(c).
“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.
“Indemnified Party” shall have the meaning set forth in Section 9.5.
“Indemnifying Party” shall have the meaning set forth in Section 9.5.
“Issue Date” means the date on which the Shares are first issued by the Company.
“Law” shall have the meaning set forth in Section 3.4.
“Lien” shall have the meaning set forth in Section 3.4.
“Losses” shall mean any and all actions, causes of action, suits, claims, liabilities, losses, damages, penalties, judgments, costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses), it being agreed that Losses may include any losses that any Person deciding any dispute in respect thereof (whether a court, jury or other Person) may determine are recoverable, including if so determined to be recoverable, losses that represent diminution in value.
“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, occurrence or development (each, a “Change”) that, individually or in the aggregate with all other Changes, has a material adverse effect on or with respect to the business, business prospects, operations, assets (including intangible assets), liabilities, results of operation or

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financial condition of the Company and its Subsidiaries taken as a whole, provided, however, that a Material Adverse Effect shall not include any Change (by itself or when aggregated or taken together with any and all other Changes) (i) generally affecting the industries in which the Company and its Subsidiaries operate or economic conditions in the United States (including changes in the capital or financial markets generally); (ii) resulting from any outbreak or escalation of hostilities or acts of war or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (iii) resulting from changes (or proposed changes) in Law or GAAP (or authoritative interpretations thereof); (iv) resulting from changes in the market price or trading volume of the Company’s securities; (v) acts of God (including earthquakes, storms, fires, floods and natural catastrophes); (vi) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Purchaser or Purchaser’s Affiliates, including the loss of any customers, suppliers or employees; (vii) effects resulting from compliance with the terms and conditions of this Agreement or any other Transaction Agreement to which the Company is a party by the Company or any of its Subsidiaries or from acts or omissions consented to in writing by the Purchaser; (viii) the seasonality of the business of the Company or any of its Subsidiaries; or (ix) any breach of this Agreement by the Purchaser, except to the extent that, with respect to clauses (i), (ii) and (iii), the impact of such Changes is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company or its Subsidiaries operate.
“New York Court” shall have the meaning set forth in Section 11.4(b).
“Nasdaq” means the NASDAQ Global Select Market (or its successor); provided, that if the Company moves the principal listing of its Common Stock to the NASDAQ Global Market, NASDAQ Capital Market or The New York Stock Exchange (or any of their respective successors), “Nasdaq” shall be deemed to refer to such exchange.
“Offered Equity Securities” shall have the meaning set forth in Section 5.5(a).
“Participation Exercise Notice” shall have the meaning set forth in Section 5.5(b)(ii).
“Participation Rights Fraction” shall mean, as of any date, a fraction (i) the numerator of which is the number of Conversion Shares previously issued or in the future issuable upon conversion of the Shares into Class A Common Stock (assuming, for such purposes, that any restrictions or limitations on conversion of the Series A Preferred Stock have been waived or satisfied and that any applicable Voting Trigger Redemption Option (as defined in the Certificate of Designations) has not been exercised), and (ii) the denominator of which is the number of shares of Common Stock then outstanding on a fully-diluted basis, as of such date (assuming, for such purposes, that any restrictions or limitations on conversion of the Series A Preferred Stock have been waived or satisfied and that any applicable Voting Trigger Redemption Option (as defined in the Certificate of Designations) has not been exercised). For the avoidance of doubt, the numerator for purposes of the “Participation Rights Fraction” shall not include additional shares of Series A Preferred Stock issued to the Purchaser after the Closing or Conversion Shares underlying such additional shares.

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“Participation Rights Notice” shall have the meaning set forth in Section 5.5(b)(i).
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.
“Preferred Stock” shall have the meaning set forth in Section 3.2(a).
“PSP” means Argentia Private Investments Inc.
“Purchaser” shall have the meaning set forth in the preamble.
“Purchaser Adverse Effect” shall have the meaning set forth in the Section 4.3.
“Purchaser Consent” shall have the meaning set forth in the Section 4.11.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.1.
“Qualified Equity Offering” has the meaning set forth in the Certificate of Designations.
“Qualified Financing Date” means the date of the last closing of a Qualified Equity Offering.
“Registration Default” shall have the meaning set forth in Section 5.10(d).
“Registration Default Period” shall have the meaning set forth in Section 5.10(d).
“Registration Expenses” shall mean all fees and expenses incurred in connection with a registration of Registrable Securities, including: (i) all registration, listing, qualification and filing fees (including FINRA filing fees); (ii) fees and expenses of compliance with state securities or "blue sky" laws; (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) fees and disbursements of counsel for the Company; (vi) fees and disbursements of independent public accountants, including the expenses of any audit or "cold comfort" letter, and fees and expenses of other persons, including special experts, retained by the Company; (vii) all internal expenses of the Company (including all salaries and expenses of officers and employees performing legal or accounting duties).
“Registrable Securities” means (i) the Conversion Shares, (ii) the Warrant Shares, (iii) any outstanding shares of Class A Common Stock held by the Purchaser, (iv) shares of Class A Common Stock issued or issuable upon the exercise, conversion or exchange of any other Equity Security held by the Purchaser as of the Qualified Financing Date, and (v) any other Equity Security of the Company issued or issuable with respect to any such share of the Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, in each case to the extent not freely transferable; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a registration statement under the

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Securities Act with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding or cease to be held by the Purchaser or one of its Affiliates; (D) such securities may be sold without restriction in accordance with Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Representatives” means, with respect to any Person, such Person’s Affiliates and their respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.
“Rule 144” shall have the meaning set forth in Section 4.8(a).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“SEC Reports” shall have the meaning set forth in Section 3.6(a).
“Securities” shall mean the Shares, Conversion Shares, the Warrants and the Warrant Shares.
“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
“Series A Preferred Stock” shall have the meaning set forth in the recitals.
“Shares” shall have the meaning set forth in Section 2.1.
“Special Committee” means the Special Committee of disinterested members of the Board established, among other things, to evaluate the Company’s alternatives with respect to the Company’s anticipated liquidity demands, including, but not limited to, a transaction to raise equity capital.
“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of July 2, 2013, among Noodles & Company, L Catterton-Noodles, LLC and PSP, as the same may be amended from time to time.
“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of (i) the Total Current Voting Power; (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate; is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such

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Person’s other Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Survival Period” shall have the meaning set forth in Section 9.2.
“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.
“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).
“Transaction Agreements” shall mean this Agreement, the Certificate of Designations and the Warrant Agreement.
“Transfer” means, with respect to any security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such security or any interest therein, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an Equity Security in any stockholder of the Company, or direct or indirect parent thereof, shall constitute a “Transfer” of securities of the Company for purposes of this Agreement.
“Unaffiliated Stockholders” means stockholders other than the Purchaser and any members of management of the Company.
“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of (x) in the case of the Company, the Directors of the Company or its successor (including the Class A Common Stock) or (y) in the case of any Subsidiary, the directors of any Subsidiary of the Company.
“Warrant Shares” shall mean the shares of Class A Common Stock issuable upon the exercise of the Warrant.
2.    Authorization, Purchase and Sale of the Securities.
2.1    Authorization, Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, at the Closing, (a) the number of shares of Series A

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Preferred Stock (each, a “Share” and collectively, the “Shares”) set forth next to the Purchaser’s name on Annex A and (b) warrants to purchase the number of shares of Class A Common Stock (each, a “Warrant” and collectively, the “Warrants”) set forth next to the Purchaser’s name on Annex A. The purchase price per Share shall be $1,000 and the aggregate purchase price (the “Aggregate Purchase Price”) for the Securities shall be the amount set forth on Annex A. The conversion price for each Share initially shall be $4.35 and the exercise price for each Warrant initially shall be $4.35, each subject to adjustment, as provided in the Certificate of Designations and the Warrant Agreement, respectively.
2.2    Closing.
(a)    The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York immediately following the satisfaction or waiver of each of the conditions set forth in Section 6 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other place or such other date as agreed to by the parties hereto (the “Closing Date”).
(b)    At the Closing:
(i)    the Company shall deliver, at the Purchaser’s option, one or more certificates representing the Shares or other evidence that the Shares have been issued in book-entry form;
(ii)    the Company and Purchaser shall execute and deliver a Warrant Agreement in the form attached hereto as Exhibit B (the “Warrant Agreement”); and
(iii)    the Purchaser shall deliver, or cause to be delivered, to the Company an amount equal to the Aggregate Purchase Price set forth next to the Purchaser’s name on Annex A by wire transfer of immediately available funds to an account that the Company shall designate at least one (1) Business Day prior to the Closing Date.
3.    Representations and Warranties of the Company. Except as disclosed in the SEC Filings, filed and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents and warrants to the Purchaser as follows:
3.1    Organization and Power.
(a)    The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as it is presently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires

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such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Subsidiary is validly existing as a corporation, limited liability company or limited partnership, as applicable in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, has the power and authority (corporate or otherwise) to own its property and to conduct its business as it is presently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.
3.2    Capitalization.
(a)    As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 150,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the close of business on February 6, 2017 (the “Capitalization Date”), (i) 26,350,369 shares of Class A Common Stock were issued and outstanding, (ii) 1,522,098 shares of Class B Common Stock were issued and outstanding, (iii) 6,611,062, shares of Class A Common Stock were reserved for issuance under the Company Stock Plans (including for outstanding and future awards), (iv) warrants are outstanding for the purchase of 28,850 shares of Class B Common Stock and (v) zero shares of Preferred Stock were issued and outstanding. All outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive or similar rights. Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s capital stock (other than issuances pursuant to the vesting of any “share award” that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan).
(b)    Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.
(c)    Upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (i) the Series A Preferred Stock will be duly authorized and (ii) a sufficient number of Conversion Shares will have been duly authorized and validly reserved for issuance upon conversion of the Shares in accordance with the Certificate of Designations. When the Conversion Shares are issued in accordance with the provisions of this Agreement and the Certificate of Designations, all such Conversion Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights except as set forth in the Transaction Agreements.

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(d)    Upon delivery of the Warrant Agreement, a sufficient number of Warrant Shares will have been duly authorized and validly reserved for issuance upon exercise of the Warrants in accordance with the Warrant Agreement. When the Warrant Shares are issued in accordance with the provisions of this Agreement and the Warrant Agreement, all such Warrant Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights except as set forth in the Transaction Agreements.
3.3    Authorization.
(a)    The Company has all requisite corporate power to enter into each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of the Company, its officers and directors necessary for the authorization of the Securities and the authorization, execution, delivery and performance of the Transaction Agreements to which the Company is a party has been taken. The execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company, the issuance of the Shares and Warrants, the issuance of the Class A Common Stock upon conversion of the Shares, and the issuance of the Class A Common Stock upon exercise of the Warrants, in each case in accordance with this Agreement and their terms, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders. Upon their respective execution by the Company and the Purchaser and assuming that they constitute legal and binding agreements of the Purchaser party thereto, each of the Transaction Agreements to which the Company is a party will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
(b)    The Special Committee has adopted resolutions (the “Special Committee Resolutions”) recommending to the Board that the Board approve the execution, delivery and performance by the Company of the Transaction Agreements to which the Company is a party, the issuance of the Shares and Warrants, the issuance of the Conversion Shares upon conversion of the Shares and the issuance of the Warrant Shares upon exercise of the Warrants, in each case in accordance with this Agreement and their terms, and the consummation of the other transactions contemplated herein. The Board has adopted resolutions (the “Board Resolutions”) approving the execution, delivery and performance by the Company of the Transaction Agreements to which the Company is a party, the issuance of the Shares and Warrants, the issuance of the Conversion Shares upon conversion of the Shares and the issuance of the Warrant Shares upon exercise of the Warrants, in each case in accordance with this Agreement and their terms, and the consummation of the other transactions contemplated herein. The Special Committee Resolutions and the Board Resolutions have not been withdrawn or modified.

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3.4    No Conflict. Subject to the accuracy of the representations made by the Purchaser in Section 4, the execution, delivery and performance by the Company of the Transaction Agreements to which the Company is a party, the issuance of the Shares and Warrants, the issuance of the Conversion Shares upon conversion of the Shares, the issuance of the Class A Common Stock upon exercise of the Warrants and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements to which the Company is a party will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, or, upon its filing with the Secretary of State of the State of Delaware, the Certificate of Designations, (ii) subject to the matters referred to in Section 3.5, result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, material contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements, or (iii) subject to the matters referred to in Section 3.5 conflict with or violate any applicable material law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity or Nasdaq, including common law (collectively, “Laws” and each, a “Law”) or any judgment, order, injunction or decree issued by any Governmental Entity.
3.5    Consents. No consent, approval, order, or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity or Nasdaq is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (b) the issuance of the Shares and Warrants in accordance with this Agreement, (c) the issuance of the Class A Common Stock upon conversion of the Shares in accordance with the Certificate of Designations or (d) the issuance of the Class A Common Stock upon exercise of the Warrant in accordance with the Warrant Agreement; other than (i) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (ii) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to performance under the Transaction Agreements, or the consummation of transactions, in each case occurring after the Closing, (iii) those to be obtained, in connection with the registration of the Conversion Shares and Warrant Shares under the Securities Act and any related filings and approvals under applicable state securities laws, (iv) such filings as may be required under any applicable requirements of the Exchange Act or the rules of the Nasdaq, and (v) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.

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3.6    SEC Reports; Financial Statements.
(a)    The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required), collectively referred to herein as the “SEC Reports”). No event or circumstance has occurred within the four Business Days prior to the date of this Agreement that requires the filing of a Form 8-K, except such as have been described in the draft Form 8-Ks to be filed upon announcement of this Agreement (copies of which have been provided to the Purchaser) (the “Draft Form 8-Ks”) or as have already been reported pursuant to Form 8‑K.
(b)    As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(c)    The historical financial statements of the Company and its Subsidiaries included in the SEC Filings, together with the related notes (the “Company Financial Statements”), present fairly in all material respects the consolidated financial position of the Company (including its Subsidiaries), as of and at the dates indicated and the results of its operations and cash flows for the periods specified on the basis stated therein. Such financial statements comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.
(d)    Except as set forth in the SEC Filings, the Company’s principal executive officer and its principal financial officer have (i) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system at the times required by the Exchange Act and in any event no less frequently than at reasonable intervals and (ii) disclosed to the Company’s management, auditors and the audit committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information. Except as set forth in the SEC Filings, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are sufficient to ensure that the

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Company’s principal executive officer and its principal financial officer are made aware of such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(e)    The Company is eligible to register the resale of the Conversion Shares and Warrant Shares by the Purchaser using Form S-3 promulgated under the Securities Act.
3.7    Litigation. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its Subsidiaries is a party or to which any of the properties of the Company or any of its Subsidiaries is subject other than (i) proceedings accurately described in all material respects in the SEC Filings and (ii) proceedings that would not reasonably be expected to have a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act.
3.8    Absence of Certain Changes; No Undisclosed Events or Liabilities. Except as set forth in the SEC Filings or as disclosed in the Draft Form 8-Ks, since September 30, 2016, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been any Change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Draft Form 8-Ks, no event, liability, development or circumstance has occurred or exists, or, as of the date hereof, is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.
3.9    Nasdaq. Shares of the Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Select Market, and there is no action pending by the Company or any other Person to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from the Nasdaq Global Select Market, nor has the Company received any notification that the SEC or the Nasdaq Global Select Market is currently contemplating terminating such registration or listing. The Company has outlined with the Nasdaq Global Select Market its strategy for compliance with the Nasdaq listing requirements, and the Company has received no notification from the Nasdaq that such plan for compliance has been rejected by Nasdaq. The Company has described the proposed sale of the Securities to Nasdaq, and Nasdaq has raised no objection to such sale.
3.10    Investment Company Act. The Company is not, nor immediately after the Company’s receipt of the Aggregate Purchase Price from the Purchaser, will the Company

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be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.
3.11    Anti-Takeover Statutes. The Company has elected in its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) not to be governed by Section 203 of the DGCL.
3.12    No Other Representations and Warranties. Except for the representations and warranties contained in Section 3, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro forma financial information, financial projections or other forward-looking statements) provided to or made available to the Purchaser in connection with the transactions contemplated hereby.
3.13    Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges that no Purchaser is acting as a financial advisor of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby.
4.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:
4.1    Organization. The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
4.2    Authorization and Power. The Purchaser has all requisite entity power to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate or member action on the part of the Purchaser or the holders of the capital stock or other equity interests of the Purchaser necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which it is a party has been taken. Upon their respective execution by the Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the Transaction Agreements to which the Purchaser is a party will constitute its legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
4.3    No Conflict. The execution, delivery and performance of the Transaction Agreements by the Purchaser, the issuance of the Shares and Warrants in accordance with this Agreement, the issuance of the Class A Common Stock upon conversion of the Shares in accordance with the Certificate of Designations, the issuance of the Class A Common Stock upon exercise of the Warrants in accordance with the Warrant Agreement and the consummation

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of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document of the Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or require consent under, any material contract binding upon the Purchaser or (iii) subject to the matters referred to in Section 4.4, conflict with or violate any applicable Laws or any judgment, order, injunction or decree issued by any Governmental Entity, except in the case of each of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements (with respect to the Purchaser, a “Purchaser Adverse Effect”).
4.4    Consents. No Consent of any Governmental Entity is required on the part of the Purchaser in connection with (a) the execution, delivery or performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, (b) the issuance of the Shares and Warrants in accordance with this Agreement, (c) the issuance of the Class A Common Stock upon conversion of the Shares in accordance with the Certificate of Designations and (d) the issuance of the Class A Common Stock upon exercise of the Warrants in accordance with the Warrant Agreement, other than (i) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to the performance under the Transaction Agreements, or consummation of transactions, in each case occurring after the Closing, (ii) those to be obtained, in connection with the registration of the Conversion Shares and Warrant Shares under the Securities Act and any related filings and approvals under applicable state securities Laws, (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iv) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.
4.5    Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
4.6    Purchase Entirely for Own Account. The Purchaser is acquiring the Securities for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.
4.7    Investor Status. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to receive information from, and to ask questions of and receive answers from the management of, the Company concerning this

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investment so as to allow it to make an informed investment decision prior to its investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.
4.8    Securities Not Registered.
(a)    The Purchaser understands that none of the Securities have been approved or disapproved by the SEC or by any state securities commission nor have the Securities been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act (“Rule 144”) (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
(b)    The Securities shall be subject to the restrictions contained herein.
(c)    It is understood that the Securities, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the legends set forth in Section 8.
4.9    Financing. The Purchaser has, or by the Closing will have, an amount of cash sufficient to enable it to consummate the transactions contemplated hereunder on the terms and conditions set forth in this Agreement.
4.10    Equity Securities of the Company and its Subsidiaries. Except as previously disclosed on Schedule 13G, neither the Purchaser nor any of its Affiliates Beneficially Owns any Equity Securities of the Company or any of its Subsidiaries.
4.11    Non-Reliance. Neither Purchaser, nor any of its Representatives, has relied on any representations, warranties, promises statements or other inducements (including with respect to the accuracy and completeness of information) except for the representations and warranties of the Company expressly set forth in Article III. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3.
5.    Covenants.
5.1    Regulatory Approval.
(a)    The Company and the Purchaser acknowledges that one or more filings under the Antitrust Laws may be necessary with respect to the performance or consummation of the other transactions contemplated by this Agreement, including the conversion of the Series A Preferred Stock into shares of Common Stock or the exercise of the

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Warrants (the “Antitrust Regulatory Requirements”). To the extent a filing or notification is required under the Antitrust Regulatory Requirements with respect to the Purchaser, the Company and the Purchaser shall, respectively, (i) promptly file with the U.S. Federal Trade Commission, the U.S. Department of Justice and/or any other Governmental Entity all forms, applications, notifications and other documents necessary to be filed by such party pursuant to the Antitrust Regulatory Requirements (provided that a filing required under the HSR Act shall be only made by the Company on a prompt basis following notice to the Company by the Purchaser that such a filing is required), in connection with the issuance of the Securities and/or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) cooperate with each other in promptly producing such additional information as those authorities may reasonably require from such party to comply with the Antitrust Laws.
(b)    The Purchaser shall promptly inform the Company (and vice versa) of any material communication from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement relating to the Purchaser. If the Purchaser or the Company or any Affiliate thereof receives a request for additional information or documentation from any such Governmental Entity with respect to the transactions contemplated by this Agreement relating to the Purchaser, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, if permitted by applicable Law, after consultation with the other party, an appropriate response in compliance with such request; provided, however, the foregoing shall not require any party to disclose or otherwise provide (i) personal financial information, including, but not limited to, any individual tax return or statement of net worth, or any other information that is of a personal or private nature, about any individual who is an employee, officer, director, general partner or limited partner (including the identity of any such limited partner) of such party or any of its Affiliates, or (ii) information that is either confidential or constitutes a trade secret of such party.
5.2    Shares of Class A Common Stock Issuable Upon Conversion or Exercise. The Company will at all times have reserved and available for issuance such number of shares of Class A Common Stock as shall be from time to time sufficient to permit the conversion in full of the outstanding Shares and the exercise in full of the outstanding Warrants.
5.3    Commercially Reasonable Efforts; Further Assurances; Notification.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser and the Company each shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to: (i) cause the conditions to the Closing set forth in Section 6 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or

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deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.
(b)    Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.
5.4    Strategic Alternatives Committee. If, at any time, the Company has received a Redemption Demand (as defined in Section 6.1(a) of the Certificate of Designations) and shall not have initiated a redemption of the Shares within 20 days of receipt thereof, the Company agrees that it will promptly appoint a special committee of the Board comprised of non-management independent directors to evaluate strategic alternatives for the Company and enable such committee to retain such financial, legal and other advisers as it may deem necessary or appropriate to carry out its purpose. To the fullest extent permitted by Law and subject to the Purchaser’s agreement to keep such information confidential, for so long as the Company is required to maintain such special committee, such special committee will keep the Purchaser apprised of material actions that it decides to take, except to the extent the Company is party to confidentiality agreements with third parties that prohibit the sharing of such information with the Purchaser.
5.5    Equity Participation Rights.
(a)    For so long as the Purchaser (along with its Affiliates) owns a number of Shares equal to or greater than 50% of the Shares issued to the Purchaser on the Issue Date, the Company shall not issue, or agree to issue, any Equity Securities of the Company (the “Offered Equity Securities”) to any Person unless the Company offers the Purchaser the right (the “Equity Participation Right”) to purchase in the aggregate up to such number of securities (the “Equity Participation Amount”) equal to the product of (x) the total number of such offered Equity Securities of the Company multiplied by (y) the Purchaser’s Participation Rights Fraction, at the same price per security (payable in cash, except to the extent that the consideration for such issuance is an exchange of Series A Preferred Stock) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 5.5; provided that the Equity Participation Rights in this Section 5.5(a) shall not be applicable to the issuance of the following Equity Securities of the Company: (i) Equity Securities issued upon a stock split or other subdivision of or a stock dividend made to all holders on a pro rata basis of, any Equity Securities of the Company; (ii) an issuance of Equity Securities or equity linked securities pursuant to any director, officer or employee compensation arrangements approved by the Board or the compensation committee thereof; (iii) a conversion of shares of one class of Capital Stock of the Company existing on the date hereof into shares of another class of Capital Stock of the Company existing on the date hereof in accordance with the terms of such securities; (iv) offerings in which the Company distributes to

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all or substantially all holders of its Common Stock any rights, options, or warrants entitling them, for a period of no longer than 60 days to purchase or subscribe for shares of any classes of Common Stock, and any shares of Common Stock issued pursuant to such rights, options or warrants; (v) an offering of Equity Securities that cannot, after good faith effort, be structured to give effect to the Equity Participation Rights absent stockholder approval under Nasdaq rules, unless such approval has been received;1 (vi) an issuance of Equity Securities to the sellers of a business being acquired by the Company on an arm’s-length basis, or in the case of a merger, the stockholders of the target company, and the employees or officers of any target company in connection with a bona fide merger, business combination transaction or acquisition of stock or assets; (vii) an issuance of Equity Securities of the Company that is incidental to and is issued as part of a debt financing from a bank, institutional lender or similar financial institution and (viii) a Qualified Equity Offering that is a marketed offering of Class A Common Stock with gross proceeds up to $40.0 million ($46.0 million inclusive of any overallotment option). In no event will any accretions to the face amount of, or payments in kind with respect to, any Preferred Stock, Option Securities (as defined in the Certificate of Designations) or Convertible Securities (as defined in the Certificate of Designations) of the Company outstanding on the Closing Date or otherwise permitted to be issued, or not prohibited, by the Certificate of Designations be subject to the Equity Participation Rights.
(b)    Equity Participation Rights Process.
(i)    The Company shall send a written notice (the “Participation Rights Notice”) to the Purchaser stating the number of Offered Equity Securities of the Company to be offered, a description of the terms of such Offered Equity Securities of the Company if not Common Stock, the price and terms on which it proposes to offer such Offered Equity Securities (including a description of any non-cash consideration sufficiently detailed to permit a valuation thereof), and a reference to the Equity Participation Rights hereunder.
(ii)    Within five (5) Business Days after the delivery of the Participation Rights Notice, the Purchaser may elect by written notice to the Company (the “Participation Exercise Notice”) to purchase up to its Equity Participation Amount, at the price and on the terms specified in the Participation Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the fair market value of such non-cash consideration as determined in good faith by the Board, except to the extent that the consideration for such issuance is an exchange of Series A Preferred Stock of such Offered Equity Securities. A Participation Exercise Notice shall constitute a binding agreement of the Purchaser to purchase the portion of the Equity Participation Amount of the Offered Equity Securities so specified at the price and other terms set forth in the Participation Rights Notice. Assuming delivery of the Participation Rights Notice in accordance with the terms hereof, the failure of the Purchaser to respond within such five (5) Business Day period shall be deemed a waiver of the Purchaser’s rights under this Section 5.5 with respect to the offering described in the applicable Participation Rights Notice. Notwithstanding anything to the contrary herein, at any time prior to the issuance of the applicable portion of the Equity Participation Amount (whether or not a Participation Exercise Notice shall have been delivered) of such Offered Equity Securities, the Company may

1 Per term sheet & discussions on practical limits on participation rights.

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elect (in its sole discretion), upon written notice to the Purchaser, not to issue such Offered Equity Securities and rescind, in such event, the applicable Participation Rights Notice without liability to any Person hereunder.
(iii)    The closing of the purchase of securities by the Purchaser pursuant to this Section 5.5(b) shall not prohibit or delay the issuance of the Offered Equity Securities, but shall occur as promptly as practicable following delivery of the Participation Exercise Notice to the Company by the Purchaser; provided that such closing shall be subject to, and shall not be required to occur earlier than, the closing of the Offered Equity Securities to Persons other than the Purchaser. The issuance of the Offered Equity Securities to the Purchaser pursuant to this Section 5.5(c) shall also be subject to the receipt of any necessary regulatory approvals (including the Nasdaq), the expiration of any required waiting periods and applicable Law.
(iv)    Notwithstanding anything to the contrary contained in this Agreement, in the event the Purchaser would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the purchase of securities pursuant to this Section 5.5, the closing of such purchase shall be delayed (in whole, or at the option of the Purchaser, only to the extent necessary to avoid a violation of the HSR Act), until the Purchaser shall have made such filing under the HSR Act and the Purchaser shall have received early termination clearance in respect thereof or the waiting period in connection with such filing under the HSR Act shall have expired. In such circumstances the Purchaser shall use commercially reasonable efforts to make such filing and obtain such clearance or expiration of such waiting period as promptly as reasonably practical and the Company shall use commercially reasonable efforts to make all required filings and reasonably cooperate with and assist such holder in connection with the making of such filing and obtaining such clearance or expiration of such waiting period.
5.6    Press Release; Form 8-K. The Company shall, on or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, issue a press release (the “Press Release”) reasonably acceptable to the Purchaser disclosing all the material terms of the transactions contemplated by the Transaction Documents. The Company shall, promptly following the date hereof (but in any event within the time period required by the rules and regulations of the SEC), file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby.

5.7    Information Rights. For so long as the Purchaser (along with its respective Affiliates) owns a number of Shares equal to or greater than 50% of the Shares issued to the Purchaser on the Issue Date, the Company shall provide to each the Purchaser a copy of: (i) each unaudited monthly management report regarding the Company and/or any Subsidiary of the Company prepared for the Company, including an unaudited consolidated balance sheet and income statement, promptly following the preparation thereof; (ii) the Company's annual strategic plan and budget; and (iii) all periodic reports required to be provided pursuant to the Company's credit facilities. Upon notice from the Purchaser that it no longer wants to receive such information, the Company will promptly cease providing it. For the avoidance of doubt, such information shall be subject to the confidentiality obligations set forth in Section 4.3 of the Stockholders’ Agreement.

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5.8    Reporting Status. Until the date on which the Purchaser shall have sold all of the Registrable Securities or there are no longer any Registrable Securities (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. The Company shall take all actions necessary to maintain its eligibility to register the Registrable Securities for resale by the Purchaser on Form S-3.
5.9    Approval under Shareholder Agreement; Waiver of Piggyback Registration Rights. Pursuant to the Stockholders Agreement, the Company may not, and the Purchaser has obligations to, among other things, cause the Company not to, issue more than $50 million of equity securities, create any new class or series of equity securities, or amend the certificate of incorporation of the Company in a manner adverse to the Purchaser. The Purchaser authorizes and approves under the Stockholders Agreement, and waives any right or obligation to prevent or prohibit under the Stockholders Agreement, the issuance of the Securities and the transactions contemplated by the Transaction Agreements, including the establishment of the Series A Preferred Stock, the filing of the Certificate of Designations, the issuance of the Shares, Warrants, Conversion Shares and Warrant Shares, the issuance of equity securities in any Qualified Equity Offerings or pursuant to rights issued in connection with such Qualified Equity Offerings, and the creation and exercise of the Equity Participation Rights provided by this Agreement. For the avoidance of doubt, the preceding sentence shall not act as a written consent or similar approval by the Purchaser in its capacity as a stockholder of the Company. Pursuant to Section 2.2 of the Registration Rights Agreement, dated December 27, 2010, among the Company (the “Registration Rights Agreement”), the Purchaser and certain other stockholders of the Company, the Company has obligations to notify the Purchaser of registered equity offerings and, subject to certain limitations, register the Purchaser’s registrable securities. The Purchaser hereby acknowledges that the Company may conduct Qualified Equity Offerings and waives with respect to the Qualified Equity Offerings any right or obligation to such notice or registration or to prevent or consent such offerings.
5.10    Registration Rights.
(a)    Within 30 days of the Qualified Financing Date, unless otherwise agreed by the Company and the Purchaser, the Company shall file a Form S-3 or any similar short-form registration statement that may be available at such time (as amended or supplemented and including any replacements thereof, the “Form S-3”) (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the Exchange Act) to register the resale of the Registrable Securities. The Company shall cause such Form S-3 to become effective as soon thereafter as reasonably practicable but in any event within 90 days of the Qualified Financing Date. After effectiveness of the Form S-3, the Company shall prepare and file with the SEC such amendments and post-effective amendments to the Form S-3, such supplements to the prospectus in such Form S-3, and such replacement registration statements on Form S-3, as may be reasonably requested by the Purchaser or as may

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be required by the rules, regulations or instructions applicable to Form S-3 or by the Securities Act or rules and regulations thereunder to keep the Form S-3 effective until all Registrable Securities registered thereunder have ceased to be Registrable Securities.
(b)    The Registration Expenses for the Form S-3 shall be borne by the Company. In addition, the Company shall pay, with respect to each registration, the reasonable fees and disbursements of one counsel for the Purchaser. It is acknowledged by the Purchaser that it shall be responsible for all commissions, discounts or brokerage fees in respect of Registrable Securities sold by it.
(c)    If, in the judgment of outside counsel to the Company, the filing, initial effectiveness or continued use of the Form S-3 would require disclosure of information not otherwise then required by law to be publicly disclosed and, in the good faith judgment of the board of directors of the Company, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving the Company or otherwise have a material adverse effect on the Company (a “Valid Business Reason”), the Company may postpone or withdraw a filing of a Form S-3, or delay use of an effective Form S-3 until such Valid Business Reason no longer exists, but in no event shall the Company avail itself of such right for more than 20 consecutive days at any one time or 40 days, in the aggregate, in any period of 365 consecutive days; and the Company shall give notice to the Purchaser of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. In the event the Company exercises its rights under the preceding sentence, the Purchaser agrees to suspend, immediately upon its receipt of the notice referred to above, its use of the prospectus relating to the Form S-3 in connection with any sale or offer to sell Registrable Securities.
(d)    In the event that (i) the Company has not filed the Form S-3 on or before the date on which such Form S-3 is required to be filed pursuant to Section 5.10(a), or (ii) such Form S-3 has not become effective or been declared effective by the SEC on or before the date on which such Form S-3 is required to become or be declared effective pursuant to Section 5.10(a) or (iii) the Form S-3 is filed and declared effective but (A) shall thereafter be withdrawn by the Company, (B) shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such Form S-3 (except as specifically permitted herein, including, with respect to any Form S-3, during any applicable suspension period in accordance with the last sentence of Section 5.10(c) or if no Registrable Securities exist) without being succeeded by an additional Form S-3 filed and declared effective within 60 days after the predecessor Form S-3 ceased to be effective or (C) shall be suspended for a Valid Business Purposes for a number of days in excess of the periods specified in Section 5.10(d) (each such event referred to in clauses (i) through (iii), a “Registration Default” and each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, as liquidated damages for such Registration Default, the Company will pay (such payments, “Event Payments”) to the Purchaser 1.0% of the Aggregate Purchase Price paid by the Purchaser with respect to the Registrable Securities for which a Registration Default has occurred for every 30 days (or pro rata for any portion thereof) until the Registration Default Period terminates; provided that the liquidated damages paid to the Purchaser, from time to time,

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may not in the aggregate exceed 10% of the Aggregate Purchase Price paid by the Purchaser under this Agreement.
(e)    If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a registration statement filed pursuant to this Section 5.10 (a “Registration Statement”) is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires the Purchaser to be named as an “underwriter,” the Company shall use its best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Purchaser is not an “underwriter.” In the event that the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Securities”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Purchaser as an “underwriter” in such Registration Statement without the prior written consent of the Purchaser. Any cut-back imposed on the Purchaser pursuant to this Section 5.10(e) shall be applied first to any of the Registrable Securities the Purchaser shall designate, unless the SEC Restrictions otherwise require or provide or the Purchaser otherwise agrees. No Event Payments shall accrue as to any Cut Back Securities until such date as the Company is able to effect the registration of such Cut Back Securities in accordance with any SEC Restrictions applicable to such Cut Back Securities (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date applicable to any Cut Back Securities, all of the provisions of this Section 5.11 (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use commercially reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein and the liquidated damages provisions in Section 5.11(d) relating thereto) shall again be applicable to such Cut Back Securities; provided, however, that (i) the Filing Deadline for the Form S-3 including such Cut Back Securities shall be ten (10) Business Days after such Restriction Termination Date, and (ii) the Required Effectiveness Date with respect to such Cut Back Securities shall be the 90th day immediately after the Restriction Termination Date.
(f)    Notwithstanding the foregoing, during any period in which Form S-3 is not available for the registration and resale of Registrable Securities, the Company shall register the Registrable Securities on another appropriate form in accordance with the Securities Act and the Exchange Act).
5.11    Qualified Equity Offerings. The Company shall use its commercially reasonable efforts to conduct one or more Qualified Equity Offerings on or before the six-month anniversary of the Issuer Date generating in the aggregate at least $31.5 million of gross proceeds.

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6.    Conditions Precedent.
6.1    Conditions to the Obligation of the Purchaser to Consummate the Closing. The obligations of the Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:
(a)    the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designations;
(b)    the Company shall have executed and delivered this Agreement;
(c)    the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date within such sections, such representations and warranties shall be true and correct as of such specified date);
(d)    Gibson, Dunn & Crutcher LLP, counsel to the Company, shall have provided the Purchaser with its legal opinion, in form and substance reasonably satisfactory to the Purchaser;
(e)    the Company shall have delivered to the Purchaser a certified copy of the Amended and Restated Certificate of Incorporation and the Certificate of Designations as certified by the Delaware Secretary of State at or prior to the Closing Date;
(f)    the Company shall have delivered to the Purchaser a certificate, in form acceptable to the Purchaser, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions adopted by the Special Committee and the Board in connection with the Transactions contemplated hereby, (ii) the Certificate of Incorporation of the Company and (iii) the bylaws of the Company, each as in effect at the Closing;
(g)    PSP shall have provided a waiver under the Stockholders Agreement and Registration Rights Agreement substantially to the same effect as Section 5.9;
(h)    the consummation of the Closing shall not have been enjoined or prohibited by applicable Law and no proceeding by any Governmental Entity or stockholder challenging the transactions contemplated by the Transactions Agreements shall have been initiated or threatened; and
(i)    the Company shall have entered into an amendment to its credit facility on substantially the terms set forth in Exhibit C.
6.2    Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at

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the Closing, and to issue and sell to the Purchaser the Securities pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:
(a)    the Certificate of Designations shall have been duly filed with and accepted by the Secretary of State of the State of Delaware;
(b)    the Purchaser shall have executed and delivered this Agreement;
(c)    the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date within such sections, such representations and warranties shall be true and correct as of such specified date); and
(d)    PSP shall have provided a waiver under the Stockholders Agreement and Registration Rights Agreement substantially to the same effect as Section 5.9; and
(e)    the consummation of the Closing shall not have been enjoined or prohibited by applicable Law and no proceeding by any Governmental Entity challenging the transactions contemplated by the Transactions Agreements shall have been initiated or threatened.
7.    Transfer Restrictions. The Purchaser agrees not to (a) Transfer the Shares, except in accordance with the terms of the Certificate of Designations or (b) Transfer the Warrants, except in accordance with the terms of the Warrant Agreement. Any purported transfer of Shares in violation of the Certificate of Designations or Warrants in violation of the Warrant Agreement shall be void ab initio and neither the Company nor the Purchaser shall recognize the same, and the Company shall not record such purported Transfer on its books or treat the purported transferee as the owner of any such Securities for any purpose.
8.    Legends; Securities Act Compliance. The Shares, Conversion Shares and Warrants Shares, any certificate representing the Warrants and the notice sent to any stockholder of the Company of Shares in book-entry form will bear a legend conspicuously thereon or statement (as applicable) to the following effect:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.

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“THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT BY AND AMONG NOODLES & COMPANY AND CATTERTON-NOODLES, LLC, DATED AS OF FEBRUARY 8, 2017, AND THE [CERTIFICATE OF DESIGNATIONS OF SERIES A SERIES A CONVERTIBLE PREFERRED STOCK OF NOODLES & COMPANY / WARRANT AGREEMENT BY AND AMONG NOODLES & COMPANY AND CATTERTON-NOODLES, LLC, DATED AS OF FEBRUARY 8, 2017], THE TERMS OF EACH ARE HEREBY INCORPORATED BY REFERENCE AND A COPY OF EACH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF NOODLES & COMPANY, AND EACH MAY BE OBTAINED BY THE REGISTERED HOLDER OF THIS SECURITY UPON REQUEST AND WITHOUT CHARGE FROM NOODLES & COMPANY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”
9.    Indemnification; Survival.
9.1    Company Indemnification. The Company shall defend, indemnify, exonerate and hold free and harmless the Purchaser and its Affiliates and their respective directors, officers, partners, members and employees (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by such Indemnified Parties that arise out of, or result from: (a) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement, (b) the Company’s breach of its agreements or covenants in this Agreement, (c) any untrue or alleged untrue statement of a material fact contained in any Registration Statement filed pursuant to Section 5.10, any prospectus or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except insofar as any such Loss arises out of or is based upon any untrue statement or alleged untrue statement made in reliance upon and in conformity with written information provided by or on behalf of the Purchaser specifically for inclusion in such registration statement, prospectus, amendment or supplement thereto, and (d) any cause of action, suit, proceeding or claim brought or made against such Purchaser Indemnified Party by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Purchaser Indemnified Party that arises out of or results from (A) the execution, delivery, performance or enforcement of any of the Transaction Documents, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (C) any disclosure properly made by such Purchaser Indemnified Party in connection with this Agreement, or (D) the status of such Purchaser Indemnified Party or holder of the Securities either as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents or as a party to this Agreement (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief), with respect to clauses (A) and (D) if, and only if, (i) such Purchaser Indemnified Parties have been successful on the merits or otherwise in defense of any such

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action, suit, proceeding or claim or (ii) a settlement, compromise or consent is reached on any such action, suit, proceeding or claim that is approved by a majority of the Board who are independent of the Purchaser and its Affiliates and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Purchaser Indemnified Parties. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Losses which is permissible under applicable law. Notwithstanding the foregoing, the sole remedy for breach of the provisions set forth in Section 5.10 shall be the Event Payments.
9.2    Survival of Representations and Warranties. The representations and warranties contained herein shall survive until 5:00 p.m. EDT on the 18-month anniversary of the Closing, other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2 and 4.3, which shall survive indefinitely (the “Survival Period”). For the avoidance of doubt, all other covenants, agreements and obligations contained in this Agreement shall survive indefinitely (unless a different period is specifically provided for pursuant to the provisions of this Agreement expressly relating thereto).
9.3    Purchaser Indemnification. The Purchaser shall defend, indemnify, exonerate and hold free and harmless the Company and its Affiliates and their respective directors, officers and employees (each a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses actually incurred by such Company Indemnified Parties that arise out of, or result from: (a) any inaccuracy in or breach of the Purchaser’s representations or warranties in this Agreement or (b) the Purchaser’s breach of its agreements or covenants in this Agreement.
9.4    Limitations. Notwithstanding anything in this Agreement to the contrary, (a) no indemnification claims for Losses shall be asserted by the Purchaser Indemnified Parties under Section 9.1 or by the Company Indemnified Parties under Section 9.3 unless and until the aggregate amount of Losses that would otherwise be payable under Section 9.1 or Section 9.3, as applicable, exceeds $100,000 (the “Basket Amount”), whereupon the Purchaser Indemnified Party or Company Indemnified Party, as applicable, shall be entitled to receive only amounts for Losses in excess of the Basket Amount, (b) the aggregate liability of the Company for Losses under Section 9.1 shall in no event exceed the Aggregate Purchase Price and (c) the aggregate liability of the Purchaser for Losses under Section 9.3 shall in no event exceed two percent of the Aggregate Purchase Price.
9.5    Procedures. A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any action, suit, claim or proceeding which may cause an

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Indemnified Party to incur indemnifiable Losses is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party unless (a) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (b) such claim involves a criminal proceeding or (c) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party. If any one of the foregoing clauses (a) through (c) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions, other than local counsel). If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought or may sought be hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and is solely for monetary damages. The indemnification required by this Section 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within thirty (30) days after bills are received or Losses are incurred.
9.6    Additional Limitations. Notwithstanding anything contained herein to the contrary, “Losses” shall not include punitive damages, except to the extent payable by an Indemnified Party to a third party. No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by any other party on or prior to the Closing.
9.7    Exclusive Remedies. Notwithstanding anything to the contrary herein, the provisions of Section 5.10(d), Section 9 and Section 11.5 shall be the sole and exclusive remedies of the parties under this Agreement following the Closing for any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for breaches or alleged breaches of any representations or warranties, covenants or agreements of the parties

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contained in this Agreement. For the avoidance of doubt, this Section 9 shall not prevent the parties from obtaining specific performance or other non-monetary remedies at in equity or at Law pursuant to Section 11.5 of this Agreement and shall not limit other remedies that may expressly be available to the parties under any of the Transaction Agreements (other than this Agreement).
10.    Termination.
10.1    Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing by either the Company, on the one hand, or the Purchaser, on the other hand, if any of the conditions to Closing shall have become permanently incapable of fulfillment and shall not have been waived in writing by the other parties.
10.2    Effect of Termination. In the event of any termination pursuant to Section 10.1 hereof, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or the Purchaser, or their directors, partners, members, employees, affiliates, officers, stockholders or agents or other representatives, with respect to this Agreement, except (a) for the terms of this Section 10.2, Section 9 (Indemnification; Survival) and Section 11 (Miscellaneous Provisions), which shall survive the termination of this Agreement, and (b) that nothing in this Section 10 shall relieve any party or parties hereto, as applicable, from liability or damages incurred or suffered by any other party resulting from any intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant thereof. As used in the foregoing sentence, “intentional” shall mean an act or omission by such party which such party actually knew, or reasonably should have known, would constitute a breach of this Agreement by such party.
11.    Miscellaneous Provisions.
11.1    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as specified otherwise herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires.

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The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Agreements and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
11.2    Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below:
(a)    if to the Company, addressed as follows:
Noodles & Company
520 Zang Street, Suite D
Broomfield, Colorado 80021
Attention:     General Counsel
Facsimile:    (720) 214-1921
with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park, 47th Floor
New York, NY 10166
Attention:    Andrew Fabens
Facsimile:    212-351-4035
(b)    if to the Purchaser, to:
Catterton-Noodles LLC
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06830
Attention:    Andrew Taub
Facsimile:    203-629-4903
with copies (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention:    Stuart Bressman
Facsimile:    212-969-2900

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Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 11.2.
11.3    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
11.4    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
(b)    Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement may be instituted in any United States federal court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.
(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
11.5    Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as

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provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.
11.6    Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
11.7    Fees; Expenses.
(a)    The Company shall reimburse the Purchaser for the reasonable and documented out-of-pocket expenses of the Purchaser in connection with the Transaction Agreements and the transactions contemplated hereby and thereby. Except as set forth in Section 5.10(b) and this Section 11.7, all fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the transactions contemplated hereby and thereby are consummated.
(b)    The Company shall pay any and all documentary, stamp or similar issue or transfer Tax payable in connection with this Agreement, the issuance of the Shares and Warrants at Closing and the issuance of the Conversion Shares and Warrant Shares, except that the Company may require the converting holder of Shares or the exercising holder of Warrants to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer Tax payable in connection therewith as a result of the name of the holder of the Conversion Shares or Warrant Shares, as applicable, issued upon such exchange or registration of transfer being different from the name of the converting or exercising holder of the Shares or Warrants surrendered.
11.8    Assignment. None of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.
11.9    No Third Party Beneficiaries. Except for Section 9 (with respect to which all Indemnified Parties shall be third party beneficiaries), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or

33

establish any third party beneficiary hereto; provided, that Jefferies LLC is an intended third party beneficiary of Section 11.13 of this Agreement. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
11.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.
11.11    Entire Agreement; Amendments. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Annexes and Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser.
11.12    No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the Purchaser or the Company shall have any liability for any obligations of the Purchaser or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchaser or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.
11.13    Placement Agent.
(a)    The Purchaser agrees and acknowledges that (i) Jefferies, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Shares, and the Purchaser will not rely on any statements made by Jefferies, orally or in writing, to the contrary; (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Shares, (iii) it will be purchasing Shares based on the results of its own due diligence investigation of the Company, (iv) it has negotiated the offer and sale of the Shares directly with the Company, and Jefferies will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. The Purchaser further represents and warrants to Jefferies that it, including any fund or funds that it manages or advises that

34

participates in the offer and sale of the Shares, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. In light of the foregoing, to the fullest extent permitted by law, the Purchaser and the Company release Jefferies, its employees, officers, representatives and affiliates from any liability with respect to such Purchaser’s participation in the offer and sale of the Shares including, but not limited to, any improper payment made in accordance with the information provided by the Company, except to the extent such liability arises out of or is based on any action of or failure to act by Jefferies that is determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from Jefferies' gross negligence or willful misconduct. This Section 11.13 shall survive any termination of this Agreement.
(b)    The parties agree and acknowledge that Jefferies may rely on the representations and warranties of the Company and the Purchaser contained in this Agreement as if such representations and warranties were made directly to Jefferies.
(c)    The Company agrees for the express benefit of Jefferies, that: (1) neither Jefferies, nor any of its affiliates or any of its representatives has any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of December 15, 2016, between the Company and Jefferies; and (2) Jefferies, its affiliates and its representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.
[Remainder of the Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
COMPANY:
NOODLES & COMPANY,
a Delaware corporation

By:	/s/ PAUL STRASEN Name: Paul Strasen Title: Executive Vice President, General
Counsel & Secretary

CATTERTON-NOODLES, LLC
By: CP6 Management, L.L.C.
Its: Manager

By:	/s/ SCOTT A. DAHNKE Name: Scott A. Dahnke Title: Managing Member

Annex A

Purchaser	Preferred Stock Shares	Warrants	Aggregate Purchase Price
Catterton-Noodles, LLC	18,500	1,913,793	$18,500,000

Exhibit A
Form of Certificate of Designations

[see attached]

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NOODLES & COMPANY
The undersigned, Paul Strasen, Executive Vice President, General Counsel and Secretary of Noodles & Company (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on February 7, 2017:
WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), authorizes 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof;
WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof.
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions relating to such series as follows:
Article I. NUMBER; DESIGNATION; RANK.
Section 1.1    This series of convertible preferred stock is designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock“). The number of shares constituting the Series A Preferred Stock is 50,000 shares, par value $0.01 per share. Such number of shares may be increased or decreased by resolution of the Board, provided, however, that no such decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding.
Section 1.2    Except as otherwise provided herein with respect to a Rights Offering Dividend, the Series A Preferred Stock ranks, with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution, or winding-up of the Company or otherwise senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company, except for any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution, or winding-up of the Company, or otherwise (collectively with the Common Stock, the “Junior Securities”).
ARTICLE II.     DIVIDENDS.
Section 2.1    Dividend Accruals. From and after the earlier of the six-month anniversary of the Issue Date and the date the Mandatory Conversion Condition is satisfied (the “Dividend Commencement Date”), dividends (“Preferred Dividends”) shall accrue on a daily basis at the Dividend Rate per annum on the Accrued Liquidation Preference (calculated as of the beginning of the relevant Dividend Period) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Shares), whether or not declared; provided, however, that such Preferred Dividends shall be payable only (i) in cash, (ii) when, as, and if declared by the Board, (iii) out of funds legally available therefor and (iv) if, after such payment, the Company would be in compliance with the covenants under its indebtedness for borrowed money existing on the date of such payment; provided, further, that from and after the date on which the Mandatory Conversion Condition is satisfied (or waived by the Majority Holders) and the Thirty-Day VWAP is equal to or less than the Conversion Price, Preferred Dividends will cease to accrue. Dividends paid on the Preferred Shares in an amount less than the total amount of the Preferred Dividends at the time accrued on such shares shall be allocated pro rata on a share-by-share basis among all such Preferred Shares at the time outstanding. The Board may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend declared thereon, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such payment.
Section 2.2    Dividend Blocker. Except with respect to a Rights Offering Dividend or dividends on shares of any class of Common Stock payable in shares of any class of Common Stock, the Company shall not declare, pay or set aside any dividends on Junior Securities if at such time there are any accrued and unpaid Preferred Dividends with respect to completed Dividend Periods.
Section 2.3    Participating Dividends. Except with respect to a Specified Rights Offering Dividend, if the Company declares, makes or pays any dividend or distribution in respect of all or substantially all holders of Common Stock, other than a dividend or distribution to which Section 5.5(a)(i) or (ii) applies (a “Common Dividend”), each Holder shall first receive a dividend (in addition to the dividends provided for by Section 2.1) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Class A Common Stock (or Reference Property, to the extent applicable) issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has not been exercised) (such amount per share of Preferred Stock, the “Participating Dividend”). Participating Dividends shall be payable to

Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Dividend is paid.
ARTICLE III.     LIQUIDATION PREFERENCE.
Section 3.1    Upon any liquidation, dissolution or winding-up of the Company, the holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to the Company’s stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount per share equal to the greater of (i) the Accrued Liquidation Preference plus the amount of any current dividends accrued and unpaid in the then-current Dividend Period and (ii) an amount equal to the amount the Holders of Preferred Shares would have received upon such liquidation, dissolution or winding-up of the Company had all such Holders converted such Preferred Shares into Class A Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has not been exercised) (the “Participating Liquidation Preference,” and such greater amount, the “Liquidation Preference“), and no more.
Section 3.2    Subject to the following sentences, the Liquidation Preference shall be paid in cash. If upon any liquidation, dissolution or winding up of the Company, the cash legally available for distribution to the Company’s stockholders is insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full cash liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share the cash legally available for distribution to the Company’s stockholders ratably in proportion to the full respective amounts of cash to which they are entitled. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.
Section 3.3    After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Company.
Section 3.4    No holder of Junior Securities shall receive any assets upon any liquidation, dissolution or winding-up of the Company unless the entire Liquidation Preference in respect of the Preferred Shares has been paid.
Section 3.5    The amount deemed paid or distributed to the holders of Capital Stock of the Company upon any such liquidation, dissolution or winding up of the Company shall be (i) in the case of cash, the amount of cash paid and (ii) in the case of any other assets, the value of such other assets as determined in good faith by the Board.

ARTICLE IV.     VOTING RIGHTS.
Section 4.1    Voting Rights.
(a)    The Holders shall be entitled to vote on all matters on which the holders of shares of Class A Common Stock are entitled to vote and, except as otherwise provided herein, in the Certificate of Incorporation (including, for the avoidance of doubt, in any certificate of designations), or by law, the Holders shall vote together with the holders of shares of Common Stock and any other shares of Capital Stock of the Company entitled to vote thereon as a single class. As of any record date or other determination date, each Holder shall be entitled to a number of votes equal to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto (assuming any applicable Voting Trigger Redemption Option has been exercised in full).
(b)    In the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of any increase in the number of shares of Class A Common Stock issuable upon conversion of the Preferred Shares, the voting rights of such Holder pursuant to this Section 4.1 shall not be increased as a result of such events unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings. The Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.
Section 4.2    Approval Rights. In addition to the voting rights provided for by Section 4.1 and any voting rights to which the Holders may be entitled to under law, for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation or otherwise) without the prior written consent of the Majority Holders:
(a)    materially and adversely alter or change the rights, preferences or privileges of the Preferred Shares;
(b)    create (by reclassification or otherwise) any Senior Securities or Parity Securities; or
(c)    issue, or authorize for issuance, any new Preferred Shares that were not issued on the Issue Date;
provided, that in each case, the foregoing consent shall not be required with respect to the declaration and payment of Preferred Dividends in Preferred Shares or in connection with any Qualified Equity Offerings.

ARTICLE V.     CONVERSION; VOTING TRIGGER REDEMPTION.
Section 5.1    Conversion Privilege.
(a)    General. Subject to the provisions of this Article V and Section 6.3 hereof, each Holder shall be entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder into such number of shares of Class A Common Stock (or Reference Property) as set out in Section 5.3.
(b)    Deliveries Required for Holder Conversion. Such conversion right shall be exercised by the surrender of the certificate or certificates for such Preferred Shares to be converted (the “Converted Shares”) to the Company (or a transfer agent on behalf of the Company, as applicable) (or, if the Holder whose shares are to be converted (the “Converting Holder”) alleges that such certificate has or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company or such transfer agent to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) at the office of the Company’s transfer agent for the Series A Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice (a “Holder Conversion Notice”) that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, which notice shall specify the name or names (with address) in which a certificate or certificates for shares of Class A Common Stock (or Reference Property) to be issued in a conversion (the “Conversion Shares”) are to be issued and a statement setting forth the amount of each class or series of Capital Stock of the Company Beneficially Owned by such Converting Holder, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to Section 5.4(b).
Section 5.2    Conversion at the Option of the Company. On or after the date on which the Mandatory Conversion Condition is satisfied (or waived by the Majority Holders) and if the Thirty-Day VWAP is greater than the Conversion Price, the Company shall have the right, at its option, to cause all outstanding Preferred Shares to be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole but not in part, into such number of Conversion Shares as set out in Section 5.3. The Company may exercise its option under this Section 5.2 by providing the Holders with a notice (the “Company Conversion Notice”), which Company Conversion Notice shall specify that the Company is exercising the option contemplated by this Section 5.2 and the Conversion Date on which the Company expects such conversion to occur (which Conversion Date shall be not less than four (4) Business Days following the date such Company Conversion Notice is provided to the Holders); provided that, once delivered, such notice shall be irrevocable, unless the Company obtains the written consent of the Majority Holders. For the avoidance of doubt, (x) the Holders shall continue to have the right to convert their Preferred Shares pursuant to Section 5.1 until and through the Conversion Date contemplated in this Section 5.2 and (y) if any Preferred Shares are converted pursuant to Section 5.1, such Preferred Shares shall no longer be converted pursuant to this Section

5.2 and the Company Conversion Notice delivered to the Holders pursuant to this Section 5.2 shall automatically terminate with respect to such Preferred Shares. Notwithstanding the foregoing, any notice delivered by the Company under this Section 5.2 in accordance with Section 8.6 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this Section 5.2.
Section 5.3    Amounts Received Upon Conversion.
(a)    Conversion Amount. Subject to subsection (b) hereof, upon a conversion of the Preferred Shares in accordance with this Article V, the Converting Holder shall receive in respect of each Converted Share a number of Conversion Shares equal to the amount (the “Conversion Amount”) determined by dividing (i) the Purchase Price by (ii) the Conversion Price in effect at the time of conversion.
(b)    Voting Trigger Redemption. Notwithstanding anything to the contrary in this Article V, if the Board determines that a Converting Holder would, upon conversion, be the Beneficial Owner of 45% or more of the Total Current Voting Power (the “Voting Trigger”) (assuming for this purpose that all of such Converting Holder’s Convertible Securities (including Preferred Shares) and Option Securities (including Warrants) have converted into, or been exercised for, Class A Common Stock (or Reference Property, to the extent applicable)), then the Company may elect to redeem from such Converting Holder (a “Voting Trigger Redemption”), out of funds legally available therefor, up to such number of Preferred Shares that would otherwise convert into Conversion Shares as would be necessary so that, following such conversion, the Voting Trigger would not occur (the “Voting Trigger Redemption Option”). The redemption price for such shares (the “Voting Trigger Redemption Price”) shall be equal to (i) the number of Conversion Shares into which such shares redeemed would otherwise have converted into but for this Section 5.3(b) times (ii) the Conversion Price determined on the date the Voting Trigger Redemption Option Notice is sent. Within five (5) Business Days of receipt of a Holder Conversion Notice, or at any time on or after delivery of a Company Conversion Notice, the Company shall send to the Converting Holder a notice (a “Voting Trigger Redemption Option Notice”) stating whether the Voting Trigger Redemption Option is applicable and, if the Voting Trigger Redemption Option is applicable, whether the Company will exercise the Voting Trigger Redemption Option. If the Company exercises the Voting Trigger Redemption Option, the Voting Trigger Redemption Option Notice shall include: (A) the number of Preferred Shares to be redeemed pursuant to the Voting Trigger Redemption, (B) the date for such Voting Trigger Redemption (the “Voting Trigger Redemption Date”), which date shall not be less than three calendar days after delivery of the Voting Trigger Redemption Notice nor more than ninety (90) calendar days after delivery of the Voting Trigger Redemption Notice, and (C) a statement that payment in connection with the Voting Trigger Redemption will be made to the Converting Holder within five (5) Business Days of the Voting Trigger Redemption Date to the account specified by such Converting Holder to the Company in writing. The Voting Trigger Redemption Notice may be included by the Company in any Company Conversion Notice. Any Voting Trigger Redemption Notice delivered by the Company under this Section 5.3(b) in accordance with

Section 8.6 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Converting Holder actually receives such notice, and neither the failure of a Converting Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the Voting Trigger Redemption.
(c)    Fractional Shares. No fractional shares of Class A Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Preferred Shares. In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date. If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.
(d)    HSR Compliance. Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this Section 5.3, at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation. Notwithstanding the foregoing, if the conversion of any Preferred Share is delayed pursuant to the preceding sentence at a time when the Company desires to exercise its right to convert Preferred Shares pursuant to Section 5.2 in connection with the automatic conversion of the Preferred Shares, from and after the date of the conversion contemplated by Section 5.2, such Preferred Shares not then converted shall have no rights, powers, preferences or privileges other than the rights provided by this paragraph and the right to convert into the property described in this Section 5.3 if and when such Holder shall have made such filing under the HSR Act and the waiting period in connection with such filing under the HSR Act shall have expired or been terminated and the right to receive cash dividends and distributions made pursuant to Section 2.3.
Section 5.4    Mechanics of Conversion.
(a)    On and after the Conversion Date, the Preferred Shares so converted (which, for the avoidance of doubt, do not include Preferred Shares subject to a Voting Trigger Redemption) shall cease to be outstanding, dividends and distributions on such shares shall cease to accrue or be due, and all rights in respect of such Preferred Shares shall terminate, other than the right to receive, upon compliance with this Article V, the amounts due upon conversion.

(b)    The Converting Holder shall pay any documentary, stamp, or similar issue or transfer tax due on the issue of Conversion Shares in the name of any Person other than the Converting Holder or due upon the issuance of a new certificate for any Preferred Shares not converted in the name of any Person other than the Converting Holder.
(c)    For the purpose of effecting the conversion of Preferred Shares, the Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Class A Common Stock (or Reference Property, to the extent applicable) the full number of shares of Class A Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this Section 5 and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder and that any applicable Voting Trigger Redemption Option has been exercised in full.
(d)    All shares of Class A Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares will, upon issuance by the Company, be duly and validly issued, fully paid, and nonassessable.
Section 5.5    Adjustments to Conversion Price.
(a)    The Conversion Price shall be subject to the following adjustments:
(i)    Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of any class of outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each Preferred Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of any class of the outstanding Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(ii)    Common Stock Dividends or Distributions. If the Company at any time from and after the Issue Date issues shares of Common Stock as a dividend or distribution on all or substantially all shares of one or more classes of Common Stock, the Conversion Price will be adjusted based on the following formula:

where,
CP0 =    the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
CP1 =    the Conversion Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
OS0 =    the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution; and
OS1 =    the number of shares of Common Stock outstanding immediately after such dividend or distribution.
Any adjustment made under this Section 5.5(a)(ii) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.5(a)(ii) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced. Notwithstanding the foregoing, no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has not been exercised). Notwithstanding anything in this Section 5.5 to the contrary, if a Conversion Price adjustment becomes effective pursuant to this clause (ii) of Section 5.5(a) on any Ex-Date, and a Converting Holder that converts its Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution, or other event giving rise to such adjustment.
(b)    Notwithstanding anything in this Section 5.5 to the contrary, no adjustment under Section 5.5(a) need be made to the Conversion Price unless such adjustment would require a decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease of at least 1% of such Conversion Price; provided that, on the date of any conversion of the Preferred Shares pursuant to Section 5, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
(c)    No Adjustments Below Par Value. Notwithstanding any other provision of this Certificate of Designations, the Conversion Price shall not be reduced below the par value per share of Class A Common Stock.
(d)    Reference Property. Subject to the provisions of Section 6.1, in the case of any recapitalization, reclassification, or change of the Class A Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 5.5(a)(i)), or consolidation or merger involving the Company, in each case as a result of which the Class A Common Stock (but not the Series A Preferred Stock) would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Reference Transaction”), then, at the effective time of the Reference Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities, or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Class A Common Stock issuable upon conversion of such Preferred Shares (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has been exercised) immediately prior to such Reference Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Certificate of Designation with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Certificate of Designations shall thereafter be applicable, as nearly as reasonably may be, in relation to such Reference Property. In the event that holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in the Reference Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective time of the Reference Transaction. Any such election shall be made by the Majority Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Class A Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Reference Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Class A Common Stock. The provisions of this Section 5.5(e) and any equivalent thereof in any such securities similarly shall apply to successive Reference Transactions.
(e)    Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of outstanding shares of Class A Common Stock, Class B Common Stock and, to the extent applicable, Reference Property will be calculated on the basis of the number of issued and outstanding shares not including shares held in the treasury of the Company.

(f)    No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this Article V in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders) shall be made.
(g)    Notice of Record Date. In the event of:
(i)    any event described in Section 5.5(a)(i) or (ii);
(ii)    any Reference Transaction to which Section 5.5(d) applies;
(iii)    the dissolution, liquidation, or winding-up of the Company; or
(iv)    any other event constituting a Change of Control,
the Company shall mail to the Holders at their last addresses as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (i) below or twenty (20) days prior to the date specified in (ii) below, as applicable, a notice stating:
(i)    the record date for the dividend, other distribution, stock split, or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be entitled to such dividend, other distribution, stock split, or combination; or
(ii)    the date on which such reclassification, change, dissolution, liquidation, winding-up, or other event constituting a Reference Transaction or Change of Control is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Class A Common Stock of record will be entitled to exchange their shares of Class A Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, Reference Transaction, or Change of Control.
(h)    Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.5, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Class A Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.
ARTICLE VI.     REDEMPTION.

Section 6.1    Redemption Initiated by the Holders or by the Company.
(a)    On or after the 15-month anniversary of the Issue Date, and subject to the satisfaction of the Redemption Conditions, the Majority Holders may deliver a demand (the “Redemption Demand”) to the Company requiring the Company to redeem, out of funds legally available therefor, all of the outstanding Preferred Shares pursuant to this Article VI. Delivery of the Redemption Demand shall be binding on all Holders. The Company shall notify all Holders, other than Holders delivering the Redemption Demand, that a Redemption Demand has been received.
(b)    On or after the 15-month anniversary of the Issue Date, and subject to the satisfaction of the Redemption Conditions, the Company may, at its option, redeem all (but not less than all) of the outstanding Preferred Shares, out of funds legally available therefor, pursuant to this Article VI.
(c)    Unless otherwise waived by the Majority Holders, within 90 days after the effective date of a Change of Control, and subject to satisfaction or waiver by the Company of the Redemption Conditions, the Company shall redeem, out of funds legally available therefor, all outstanding Preferred Shares pursuant to this Article VI. A Redemption pursuant to this Section 6.1(c) may be initiated in advance of a Change of Control if such Redemption is conditional upon such Change of Control and a definitive agreement is in place for the Change of Control.
Section 6.2    Redemption Notice. If the Company is obligated to redeem, or elects to redeem, the Preferred Shares pursuant to this Article VI, the Company shall deliver a notice of redemption (the “Redemption Notice”) to the Holders specifying the date for redemption (the “Redemption Date“), which date shall not be less than three (3) days after delivery of the Redemption Notice nor more than ninety (90) calendar days after delivery of the Redemption Notice. The Redemption Notice shall specify (A) the provision of Section 6.1 pursuant to which the redemption will occur; (B) the Redemption Date; (C) the Redemption Price; (D) that on the Redemption Date, if the Holder has not previously elected to convert Preferred Shares into Class A Common Stock, each Preferred Share shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such Preferred Shares are surrendered) be redeemed for the Redemption Price; (E) that payment of the Redemption Price will be made to the Holder within five (5) business days of the Redemption Date to the account specified by such Holder to the Company in writing; (F) that the Holder’s right to elect to convert its Preferred Shares will end at 5:00 p.m. (New York City time) on the third Business Day immediately preceding the Redemption Date; and (G) the number of shares of Class A Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder elects to convert its Preferred Shares prior to the Redemption Date. Notwithstanding the foregoing, the Redemption Notice delivered by the Company under this Section 6.2 in accordance with Section 8.6 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the redemption of the Preferred Shares as set forth herein.

Section 6.3    Conversion Rights Retained. Subject to any other limitations set forth herein, each Holder shall retain the right to convert any Preferred Shares called for redemption until, and only until, 5:00 p.m. (New York City time) on the third Business Day immediately preceding any Redemption Date. Preferred Shares validly converted prior to 5:00 p.m. (New York City time) on the third Business Day immediately preceding any Redemption Date shall not be subject to redemption pursuant to this Article VI.
Section 6.4    Mechanics of Redemption.
(a)    The Company (or a redemption agent on behalf of the Company, as applicable) shall, to the extent lawful and to the extent the Redemption Conditions have been satisfied or waived, pay the applicable Redemption Price in cash on the Redemption Date or the required payment date therefor upon surrender of the certificates representing the Preferred Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable.
(b)    Following any redemption of Preferred Shares on any Redemption Date, the Preferred Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to accrued Preferred Dividends. The foregoing notwithstanding, in the event that a Preferred Share is not redeemed by the Company when required, such Preferred Share will remain outstanding and will continue to be entitled to all of the powers, designations, preferences, and other rights (including, but not limited to, the accrual and payment of dividends and the conversion rights) as provided herein.
ARTICLE VII.     ADDITIONAL DEFINITIONS
Section 7.1    For purposes of these resolutions, the following terms shall have the following meanings:
“Accrued Liquidation Preference” means, for a Preferred Share, (i) the Purchase Price plus (ii) the amount of any accrued but unpaid Preferred Dividends existing on the most recent past Dividend Payment Date. For the avoidance of doubt, from and after August 15, 2017, the Accrued Liquidation Preference shall compound on a semi-annual basis.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the Catterton Investor or the PSP Investor.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (including, for the avoidance of doubt, by conversion of the Preferred Shares and exercise of the Warrants). The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
“Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Catterton Investor” means Catterton-Noodles, LLC, a Delaware limited liability company, and its Affiliates.
“Certificate of Designations” means this certificate of designations for the Series A Preferred Stock, as such shall be amended from time to time.
“Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) any take-over bid involving the Company that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Excluded Parties, becoming the direct or indirect Beneficial Owners of a majority of the Total Voting Power of the Company not Beneficially Owned by the Excluded Parties, or (iii) (x) any merger or consolidation in which the Company is a constituent party or (y) a Subsidiary of the Company is a constituent party and the Company issues shares of its Capital Stock pursuant to such merger or consolidation, except, in the case of (x) and (y), any such merger or consolidation in which the shares of Capital Stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for Equity Securities that represent, immediately following such merger or consolidation, at least a majority of the Total Current Voting Power of the surviving or resulting Person, or if the surviving or resulting Person is a wholly owned Subsidiary of another Person immediately following such merger or consolidation, the parent of such surviving or resulting Person. For purposes of this definition, a Person shall not be deemed to have Beneficial Ownership of securities subject to a stock purchase agreement, merger agreement, or similar agreement until the consummation of the transactions contemplated by such agreement.
“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class A Common Stock shall be reclassified or changed.
“Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class B Common Stock shall be reclassified or changed.

“Common Stock” means the Class A Common Stock, the Class B Common Stock and any other Capital Stock of the Company into which such Class A Common Stock or Class B Common Stock shall be reclassified or changed.
“control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Conversion Date”, with respect to any Converted Shares, shall mean the first date on which each of the following has occurred: (i) a conversion has been requested pursuant to Section 5.1 or Section 5.2 hereof, (ii) the Company or its transfer agent, as applicable, has received, or waived the requirements to provide, the certificates, notice and other documents and amounts required to be delivered or paid under Section 5.1(b) and Section 5.4(b), and (iii) the Company has sent a Redemption Option Notice.
“Conversion Price” means initially $4.35, as adjusted from time to time as provided in Section 5.
“Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities, but excluding Option Securities.
“Daily VWAP”, with respect to any Trading Day, means the volume-weighted average price per share of Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Class A Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Market Value of one share of such Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock)) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Dividend Payment Date” means February 15 and August 15 of each year beginning August 15, 2017; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.
“Dividend Period” means a period commencing on February 15 or August 15 (other than the initial Dividend Period, which shall commence on and include the Dividend Commencement Date) and ending on and including February 14 and August 14 preceding the next Dividend Payment Date, as applicable.

“Dividend Rate” means 8.0% per annum; provided, however, that beginning on the date that is six months after the Issue Date, the Dividend Rate shall increase by 0.5% per month up to a maximum of 18% per annum.
“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person. Unless otherwise specified, “Equity Security” means an Equity Security of the Company.
“Exchange” means the NASDAQ Global Market or the NASDAQ Global Select Market on which the Class A Common stock (or Reference Property, to the extent applicable) is listed, or if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed on the NASDAQ Global Market or the NASDAQ Global Select Market, The New York Stock Exchange or other principal national securities exchange on which the Class A Common Stock (or Reference Property, to the extent applicable) is listed.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Parties” means (x) the Catterton Investor, the PSP Investor and their respective Affiliates and (y) any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Person referred to in clause (x) of this definition is a member.
“Ex-Date” means the first date on which the Class A Common Stock trades on the applicable Exchange or in the applicable market, regular way, without the right to receive the issuance, dividend, or distribution in question from the Company or, if applicable, from the seller of the Class A Common Stock on such Exchange or market (in the form of due bills or otherwise) as determined by such Exchange or market.
“Governmental Entity” shall mean any United States or non-United States federal, state, or local government, or any agency, bureau, board, commission, department, tribunal, or instrumentality thereof or any court, tribunal, or arbitral or judicial body.
“hereof,” “herein,” and “hereunder” and words of similar import refer to this Certificate of Designations as a whole and not merely to any particular clause, provision, section, or subsection.
“Holders” means the holders of outstanding Preferred Shares as they appear in the records of the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Issue Date” means the date on which the Series A Preferred Stock is first issued by the Company.
“Majority Holders” means Holders owning of record more than 50% of the voting power of the issued and outstanding Preferred Shares.
“Mandatory Conversion Condition” shall be satisfied on the first date on which the Company has completed one or more Qualified Equity Offerings that, when aggregated together and added to the aggregate Purchase Price paid for all Preferred Shares issued on the Issue Date, result in aggregate gross proceeds to the Company of at least $50 million; provided, that the Mandatory Conversion Condition shall be deemed satisfied if such condition is waived by the Holders of all outstanding Preferred Shares.
“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Class A Common Stock (or Reference Property, to the extent applicable) or in any options, contracts, or future contracts relating to the Class A Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.
“Market Value” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal Exchange on which shares of the Class A Common Stock are then listed. If the Class A Common Stock is not so listed or traded, the Market Value will be an amount reasonably determined by the Board in good faith to be the fair value of the Class A Common Stock.
“Option Securities” means options, warrants or other rights to purchase or acquire Common Stock or Convertible Securities, including subscription rights, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.
“Parity Securities” means any class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the Company, or otherwise.
“Permitted Transfer” means any transfer of Preferred Shares by a Holder (i) to the Catterton Investor or one of its Affiliates or (ii) to the Company or its Subsidiaries.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, or any Governmental Entity, any agency or political subdivisions thereof, or other “Person” as contemplated by Section 13(d) of the Exchange Act.
“Preferred Shares” means the shares of Series A Preferred Stock.
“PSP Investor” means Argentia Private Investments Inc., a corporation incorporated pursuant to the Canada Business Corporations Act, and its Affiliates.
“Purchase Price” means $1,000 per Preferred Share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.
“Qualified Equity Offerings” means one or more primary offerings of shares of the Company’s Capital Stock, or rights to purchase shares of the Company’s Capital Stock, closing on or before the six-month anniversary of the Issue Date, including, for the avoidance of doubt, one or more rights offerings made to the Company’s stockholders for the purchase of Capital Stock of the Company.
“Redemption Conditions” means, with respect to a redemption, purchase or other acquisition for value, that: (i) the Board has determined in good faith that, immediately after such redemption, purchase or acquisition, (a) the fair value and present fair saleable value of the Company’s assets will exceed its liabilities, (b) the Company can and will be able to pay its debts as they become due, (c) the Company’s capital and assets will not be unreasonably small for the business in which the Company is engaged, (d) the Company will be able to continue as a going concern and not be rendered insolvent and (e) the Company shall be in compliance with the covenants under its indebtedness for borrowed money after such redemption, purchase or other acquisition, and (ii) any lenders or creditors for the Company’s indebtedness for borrowed money who are entitled to consent to such redemption, purchase or other acquisition for value have provided such consent.
“Redemption Price” means an amount in cash equal to the sum, without duplication, of the Accrued Liquidation Preference and accrued and unpaid Preferred Dividends through the Redemption Date.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement by and among the Company and Catterton-Noodles, LLC, dated February 8, 2017, as amended from time to time.
“Senior Securities” means any class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the Company, or otherwise.

“Rights Offering Dividend” means a dividend of subscription rights exercisable for a period not longer than sixty (60) days declared in connection with a Qualified Equity Offering.
“Specified Rights Offering Dividend” means a Rights Offering Dividend with respect to which the issuance of subscription rights to the Holders in the form of a Participating Dividend would cause the Rights Offering Dividend to require stockholder approval pursuant to the rules of the Exchange.
“Subsidiary” of any Person shall mean any other Person in which such Person, directly or indirectly, owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Class A Common Stock.
“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity and, in the case of the Company, assuming all shares of Class B Common Stock have been converted into Class A Common Stock). Unless otherwise specified, “Total Current Voting Power” means Total Current Voting Power of the Company.
“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed, admitted for trading or quoted on an Exchange, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant Exchange or trading system.
“Transfer” means, with respect to any security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such security or any interest therein, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an Equity Security in any stockholder of the Company, or direct or indirect parent thereof, shall constitute a “Transfer” of securities of the Company.
“Warrants” has the meaning ascribed thereto in the Securities Purchase Agreement.

Section 7.2    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Board	Preamble
Certificate of Incorporation	Recitals
Common Dividend	2.2
Company	Preamble
Conversion Amount	5.3(a)(i)
Conversion Date	5.1(c)
DGCL	Preamble
Dividend Commencement Date	2.1(a)
Junior Securities	1.2(a)
Participating Dividend	2.2
Participating Liquidation Preference	3.1
Preferred Dividend	2.1(a)
Preferred Stock	Recitals
Redemption Date	6.2
Redemption Demand	6.1(a)
Redemption Notice	6.2
Reference Property	5.5(e)
Reference Transaction	5.5(e)
Series A Preferred Stock	1.1
Special Dividend	2.1(c)
Trigger Event	5.5(b)
ARTICLE VIII.     MISCELLANEOUS.
Section 8.1    Transfer Restrictions. No Holder may Transfer any Preferred Shares except pursuant to a Permitted Transfer or as approved by the Board, subject to its exercise of reasonable discretion.
Section 8.2    Share Certificates. If any certificates representing Preferred Shares shall be mutilated, lost, stolen, or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen, or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft, or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.
Section 8.3    Status of Cancelled Shares. Preferred Shares which have been converted, redeemed, repurchased, or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred

Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock of the Company.
Section 8.4    Severability. If any right, preference, or limitation of the Series A Preferred Stock set forth in this Certificate of Designations is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate of Designations which can be given effect without the invalid, unlawful, or unenforceable right, preference, or limitation shall, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth shall be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.
Section 8.5    Headings; Interpretation. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. When this Certificate of Designations refers to a specific agreement (including, for the avoidance of doubt, the Securities Purchase Agreement) or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise expressly provided herein, a reference to any specific agreement (including, for the avoidance of doubt, the Securities Purchase Agreement) or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.
Section 8.6    Notices. All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile. Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.
Section 8.7    Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.
Section 8.8    Waiver. The terms of this Certificate of Designations may be waived upon the written consent of the Majority Holders and the Board.
[Rest of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of February 8, 2017.

NOODLES & COMPANY,
A Delaware corporation

By: ________________________________
Name: Paul Strasen
Title: Executive Vice President, General Counsel & Secretary

Exhibit B
Form of Warrant Agreement

[see attached]

NOODLES & COMPANY
WARRANT TO PURCHASE CLASS A COMMON STOCK
Warrant No.: 1
Number of Shares of Class A Common Stock: 1,913,793
Date of Issuance: February 9, 2017 (“Issuance Date”)
Noodles & Company, a company organized under the laws of the State of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Catterton-Noodles, LLC, a limited liability company organized under the laws of the State of Delaware, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after August 9, 2017 (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), a maximum of 1,913,793 fully paid non-assessable shares of Class A Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Class A Common Stock (including any Warrants to Purchase Class A Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 14. This Warrant is issued pursuant to the Securities Purchase Agreement, dated as of February 8, 2017 (the “Securities Purchase Agreement”).
1.EXERCISE OF WARRANT.
(a)    Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date and on or before the Expiration Date, in whole or in part, by delivery to the Company (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder's election to exercise this Warrant. Within two (2) Trading Days following the delivery of the Exercise Notice, the Holder shall make payment to the Company (i) of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds; provided, however, that if the Holder is subject to HSR Act Restrictions (as defined in Section 1(g) below), the Purchase Price shall be paid to the Company within five (5) Business Days of the termination of all HSR Act Restrictions or, (ii) if the provisions of Section 1(c) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder provided that the Holder confirms it has not transferred the Warrant or any interest in it, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the applicable Exercise Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company's transfer agent (the “Transfer Agent”). Subject to Section 1(e), so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the earlier of (i) the third (3rd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the date on which the Exercise Notice has been delivered to the Company, or, if the Holder does not deliver the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the second (2nd) Trading Day following the date on which the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered (such earlier date, the “Share Delivery Date”), the Company shall (X) if the Warrant Shares to be delivered are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Restricted Securities”), deliver such securities, at the Holder’s option, by book-entry or issue a certificate representing such Warrant Shares and (Y) if the Warrant Shares are not Restricted Securities, then (I) if the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system, or (II) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Subject to Section 1(e), upon delivery of the Exercise Notice and payment of the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised (the “Exercise Date”), irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. However, if the Holder is subject to HSR Act filing requirements (a) the Exercise Date shall be deemed to be the date immediately following the date of the expiration of all HSR Act Restrictions and (b) for the purposes of Section 1(c), the Fair Market Value of one Warrant Share shall be determined as of the date of the Exercise Notice. If this Warrant is physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company's obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price (or notice of a Cashless Exercise) with respect to such exercise.
(b)    Exercise Price. For purposes of this Warrant, “Exercise Price” means $4.35 per share, subject to adjustment as provided herein.
(c)    Cashless Exercise. Notwithstanding anything contained herein to the contrary, at any time when the Fair Market Value (as defined below) equals or exceeds the Exercise Price, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment of the Aggregate Exercise Price otherwise contemplated to be made to the Company upon such exercise, elect instead to receive upon such exercise the “Net Number” of shares of Class A Common Stock determined according to the following formula (a “Cashless Exercise”):
Net Number = (A x B) - (A x C)
B
For purposes of the foregoing formula:
A= the total number of shares with respect to which this Warrant is then being exercised.
B= The Fair Market Value of one Warrant Share (as adjusted to the date of such calculation).
C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.
For purposes of this Warrant, the term “Fair Market Value” of a Warrant Share as of a particular date shall mean:
(1)    If the Class A Common Stock is traded on an Exchange, the Fair Market Value shall be deemed to be the average of the Daily VWAP on such Exchange over the five (5) Trading Days ending immediately prior to (but not including) the applicable date of valuation;
(2)    If the Class A Common Stock is actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the Daily VWAP over the 30‑day period ending immediately prior to (but not including) the applicable date of valuation;

(3)    If there is no active public market for the Class A Common Stock but there is an active public market for a class or series of Capital Stock of the Company into which the Class A Common Stock is convertible, then if such class or series of Capital Stock is:
(A)    traded on an Exchange, the Fair Market Value shall be deemed to be the average of the Daily VWAP of a share of such class or series of Capital Stock of the Company on such exchange or market over the five (5) Trading Days ending immediately prior to (but not including) the applicable date of valuation multiplied by the number of shares of such class or series of Capital Stock into which one share of the Class A Common Stock is convertible, or
(B)    actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the Daily VWAP for a share of such class or series of Capital Stock of the Company over the 30‑day period ending immediately prior to (but not including) the applicable date of valuation multiplied by the number of shares of such class or series of Capital Stock into which one share of the Class A Common Stock is convertible; or
(4)    If there is no active public market for the Class A Common Stock or any other class or series of Capital Stock of the Company into which the Class A Common Stock is convertible, the Fair Market Value shall be the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of Class A Common Stock sold by the Company, from authorized but unissued shares, as reasonably determined in good faith by the Board of Directors of the Company (the “Board”).
If Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”), the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(c).

(d)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 10.
(e)    Voting Trigger Repurchase. Notwithstanding anything to the contrary in this Section 1, if the Board determines that an exercising Holder would, upon exercise, be the Beneficial Owner of 45% or more of the Total Current Voting Power (the “Voting Trigger”) (assuming for this purpose that all of such exercising Holder’s Option Securities (including Warrants) and Convertible Securities (including Preferred Shares) have converted into, or been exercised for, Class A Common Stock (or Reference Property, to the extent applicable)), then the Company may elect to repurchase from such exercising Holder (a “Voting Trigger Repurchase”), out of funds legally available therefor, up to such number of Warrants that would otherwise be exercised for Warrant Shares as would be necessary so that, following such repurchase, the Voting Trigger would not occur (the “Voting Trigger Repurchase Option”). The repurchase price for such Warrants shall be equal to (i) the number of Warrant Shares for which such repurchased Warrants would otherwise have been exercised for, times (ii) the Fair Market Value minus the Exercise Price, each as determined on the date the Voting Trigger Repurchase Option Notice (as defined below) is sent. Within five (5) Business Days of receipt of an Exercise Notice, the Company shall send to the exercising Holder a notice (a “Voting Trigger Repurchase Option Notice”) stating whether the Voting Trigger Repurchase Option is applicable and, if the Voting Trigger Repurchase Option is applicable, whether the Company will exercise the Voting Trigger Repurchase Option. If the Company exercises the Voting Trigger Repurchase Option, the Voting Trigger Repurchase Option Notice shall include: (A) the number of Warrants to be repurchased pursuant to the Voting Trigger Repurchase, (B) the date for such Voting Trigger Repurchase (the “Voting Trigger Repurchase Date”), which date shall not be less than three calendar days after delivery of the Voting Trigger Repurchase Notice nor more than ninety (90) calendar days after delivery of the Voting Trigger Repurchase Notice, and (C) a statement that payment in connection with the Voting Trigger Repurchase will be made to the exercising Holder within five (5) Business Days of the Voting Trigger Repurchase Date to the account specified by such exercising Holder to the Company in writing. Any Voting Trigger Repurchase Notice delivered by the Company under this Section 1(e) in accordance with Section 7 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such exercising Holder actually receives such notice, and neither the failure of an exercising Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the Voting Trigger Repurchase.
(f)    Required Reserve Amount.  So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Class A Common Stock at least equal to 100% of the maximum number of shares of Class A Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Class A Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”).
(g)    HSR Act. The Company hereby acknowledges that exercise of this Warrant by the Holder may subject the Company and/or the Holder to the filing requirements under the HSR Act and that the Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act (“HSR Act Restrictions”). If on or before the Expiration Date the Holder has delivered the Exercise Notice to the Company and the Holder has not been able to complete the exercise of this Warrant prior to the Expiration Date because of HSR Act Restrictions, the Holder shall be entitled to complete the process of exercising this Warrant as noted in the Exercise Notice delivered prior to the Expiration Date in accordance with the procedures set forth herein notwithstanding the fact that completion of such exercise would take place after the Expiration Date, as applicable.
(h)    Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Class A Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount, then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Class A Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

2.        ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.
(a)     The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:
(1)    Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of any class of outstanding Common Stock, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of any class of the outstanding Common Stock, the Exercise Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable upon the exercise of each Warrant shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(2)    Common Stock Dividends or Distributions. If the Company at any time from and after the Issuance Date issues shares of Common Stock as a dividend or distribution on all or substantially all shares of one or more classes of Common Stock, the Exercise Price will be adjusted based on the following formula:

EP1 = EP0 x	OS0
OS1

where,

EP0 =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

EP1 =    the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

OS0 =    the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution; and

OS1 =    the number of shares of Common Stock outstanding immediately after such dividend or distribution.

Any adjustment made under this Section 2(a)(2) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 2(a)(2) is declared but not so paid or made, the Exercise Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Exercise Price that would then be in effect if such dividend or distribution had not been declared or announced. Notwithstanding the foregoing, no such adjustment shall be made if the holders of Warrants simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding Warrants had been exercised on the date of such event. Notwithstanding anything in this Section 2 to the contrary, if an Exercise Price adjustment becomes effective pursuant to this clause (2) of Section 2(a) on any Ex-Date, and an exercising Holder that exercises its Warrants on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Class A Common Stock as of the related Exercise Date based on an adjusted Exercise Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Exercise Price adjustment provisions, the Exercise Price adjustment relating to such Ex-Date will not be made for such exercising Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Class A Common Stock on an un-adjusted basis and participate in the related dividend, distribution, or other event giving rise to such adjustment.

(b)    Notwithstanding anything in this Section 2 to the contrary, no adjustment under Section 2(a) need be made to the Exercise Price unless such adjustment would require a decrease or an increase of at least 1% of the Exercise Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease or an increase of at least 1% of such Exercise Price; provided that, on the date of any exercise of the Warrant pursuant to Section 2, adjustments to the Exercise Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
(c)    No Adjustments Below Par Value. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be reduced below the par value per share of Class A Common Stock.
(d)    Reference Property. In the case of any recapitalization, reclassification, or change of the Class A Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 2(a)(1) or a Fundamental Transaction), in each case as a result of which the Class A Common Stock (but not the Warrants) would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Reference Transaction”), then, at the effective time of the Reference Transaction, the right to exercise each Warrant will be changed into a right to exercise such Warrant Share for the kind and amount of shares of stock, other securities, or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Class A Common Stock issuable upon exercise of such Warrants immediately prior to such Reference Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Warrant shall thereafter be applicable, as nearly as reasonably may be, in relation to such Reference Property. In the event that holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in the Reference Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration for which all of the Warrants, treated as a single class, shall be exercisable from and after the effective time of the Reference Transaction. Any such election shall be made by the Majority Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Class A Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Reference Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Class A Common Stock. The provisions of this Section 2(d) and any equivalent thereof in any such securities similarly shall apply to successive Reference Transactions.
(e)    Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of outstanding shares of Common Stock and, to the extent applicable, Reference Property will be calculated on the basis of the number of issued and outstanding shares not including shares held in the treasury of the Company.
(f)    No Duplication. If any action would require adjustment of the Exercise Price pursuant to more than one of the provisions described in this Section 2 in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holder) shall be made.
(g)    Notice of Record Date. In the event of (x) any event described in Section 2(a)(1) or (2), (y) any Reference Transaction to which Section 2(d) applies, or (z) the dissolution, liquidation, or winding-up of the Company, the Company shall mail to the Holder at its last address as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (1) below or twenty (20) days prior to the date specified in (2) below, as applicable, a notice stating:
(1)    the record date for the dividend, other distribution, stock split, or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be entitled to such dividend, other distribution, stock split, or combination; or:
(2)    the date on which such reclassification, change, dissolution, liquidation, winding-up, or other event constituting a Reference Transaction is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Class A Common Stock of record will be entitled to exchange their shares of Class A Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up or Reference Transaction.
(h)    Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Exercise Price then in effect, and (D) the number of shares of Class A Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the exercise of a Warrant
3.        FUNDAMENTAL TRANSACTIONS.
(a)    The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of Capital Stock equivalent to the shares of Class A Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of Capital Stock (but taking into account the relative value of the shares of Class A Common Stock pursuant to such Fundamental Transaction and the value of such shares of Capital Stock, such adjustments to the number of shares of Capital Stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction).
(b)    Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Class A Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant.
(c)    In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Class A Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Class A Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Class A Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.
(d)    Notwithstanding the foregoing, in the event of a Change of Control, then at the request of the Holder delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within ten (10) Business Days after such request (or, if later, on the effective date of the Change of Control), an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control, payable at the option of the Company in either (x) Class A Common Stock (or corresponding Corporate Event Consideration, as applicable) valued at the value of the consideration received by the shareholders in such Change of Control or (y) cash.
4.    NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Amended and Restated Certificate of Incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Class A Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Class A Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Class A Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).
5.    WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of Capital Stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
6.    REISSUANCE OF WARRANTS.
(a)    Transfer of Warrant.
(1)    If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.
(2)    In addition, the Holder acknowledges that this Warrant and the Warrant Shares have not been registered under the 1933 Act and agrees not to sell, offer for sale, pledge, hypothecate, distribute, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the 1933 Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect or (b) if reasonably requested by the Company, an opinion of counsel (which may be counsel for the Company), reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant pursuant to Section 1(a), or in the case of uncertificated shares, the ledger entry reflecting the issuance of such Warrant Shares, shall bear a legend substantially to the foregoing effect.
(b)    Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.
(c)    Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.
(d)    Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Class A Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
7.        NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile, and will be deemed given (a) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (b) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (c) on the date of transmission, if delivered by electronic mail to each of the email addresses specified in Section 7 prior to 5:00 p.m. (New York time) on a Trading Day, (d) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in Section 7 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (e) if delivered by facsimile, upon electronic confirmation of receipt of such facsimile, and will be delivered and addressed as follows:
(a)    if to the Company, addressed as follows:
Noodles & Company
520 Zang Street, Suite D
Broomfield, Colorado 80021
Attention:     General Counsel
Facsimile:    (720) 214-1921
with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park, 47th Floor
New York, NY 10166
Attention:    Andrew Fabens
Facsimile:    212-351-4035

(b)    if to the Holder, to:
Catterton-Noodles, LLC
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06830
Attention:    Andrew Taub
Facsimile:    203-629-4903
with copies (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention:    Stuart Bressman
Facsimile:    212-969-2900

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.
8.        AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Majority Holders.
9.        GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 7 above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.        DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
11.        REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and any other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
12.        RESERVED.
13.        SEVERABILITY; CONSTRUCTION; HEADINGS.    If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
14.    CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the Catterton Investor.
(b)    “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (including, for the avoidance of doubt, by exercise of the Warrants and conversion of any Preferred Shares). The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
(c)    “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the lesser of 100% and the 100-day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the highest Daily VWAP during the five (5) Trading Days prior to the closing of the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.
(d)    “Bloomberg” means Bloomberg Financial Markets.
(e)    “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
(f)    “Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets after liabilities, of such Person.

(g)    “Catterton Investor” means Catterton-Noodles, LLC, a Delaware limited liability company, and its Affiliates.
(h)    “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Class A Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the Successor Entity not having Common Stock or common stock, as applicable, registered under the Exchange Act and listed on an Eligible Exchange shall be deemed a Change of Control.
(i)    “Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.
(j)    “Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.
(k)    “Closing Date” has the meaning provided to such term in the Securities Purchase Agreement.
(l)    “Common Stock” means (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) any Capital Stock into which the Class A Common Stock or the Class B Common Stock shall have been changed or any Capital Stock resulting from a reclassification of such Class A Common Stock or Class B Common Stock.
(m)    “Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities, but excluding Option Securities.
(n)    “Daily VWAP”, with respect to any Trading Day, means the volume-weighted average price per share of Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Class A Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock)) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
(o)    “Eligible Exchange” means the NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT.
(p)    “Exchange” means the NASDAQ Global Market or the NASDAQ Global Select Market on which the Class A Common stock (or Reference Property, to the extent applicable) is listed, or if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed on the NASDAQ Global Market or the NASDAQ Global Select Market, The New York Stock Exchange or other principal national securities exchange on which the Class A Common Stock (or Reference Property, to the extent applicable) is listed.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)    “Expiration Date” means the date sixty (60) months after the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Exchange (a “Holiday”), the next day that is not a Holiday.
(s)    “Ex-Date” means the first date on which the Class A Common Stock trades on the applicable Exchange or in the applicable market, regular way, without the right to receive the issuance, dividend, or distribution in question from the Company or, if applicable, from the seller of the Class A Common Stock on such Exchange or market (in the form of due bills or otherwise) as determined by such Exchange or market.
(t)    “Fundamental Transaction” means:
(1)    that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions,
(A)    consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity;
(B)    sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) to one or more Subject Entities;
(C)    make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock;
(D)    consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock; or
(E)    reorganize, recapitalize or reclassify its shares of Common Stock,
(2)    that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Closing Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company; or
(3)    directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.
(u)    “Governmental Entity” shall mean any United States or non-United States federal, state, or local government, or any agency, bureau, board, commission, department, tribunal, or instrumentality thereof or any court, tribunal, or arbitral or judicial body.
(v)    “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.
(w)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
(x)    “Majority Holders” means Holders owning of record more than 50% of the Warrants initially issued on the Closing Date and remaining outstanding.
(y)    “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Class A Common Stock (or Reference Property, to the extent applicable) or in any options, contracts, or future contracts relating to the Class A Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.
(z)    “Option Securities” means options, warrants or other rights to purchase or acquire Common Stock or Convertible Securities, including subscription rights, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.
(aa)    “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Exchange (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(bb)     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, or any Governmental Entity, any agency or political subdivisions thereof, or other “Person” as contemplated by Section 13(d) of the Exchange Act.
(cc)    “Preferred Shares” shares of the Company’s Series A Preferred Stock, par value $0.01 per share.

(dd)    “PSP Investor” means Argentia Private Investments Inc., a corporation incorporated pursuant to the Canada Business Corporations Act, and its Affiliates.
(ee)    “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Exchange with respect to the Class A Common Stock that is in effect on the date of receipt of an applicable Exercise Notice.
(ff)    “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group; provided, that the term “Subject Entity” shall exclude (i) the Catterton Investor, the PSP Investor and their respective Affiliates and (ii) any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Person referred to in clause (i) of this definition is a member.
(gg)    “Subsidiary” of any Person shall mean any other Person in which such Person, directly or indirectly, owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
(hh)    “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(ii)    “Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Class A Common Stock.
(jj)    “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity and, in the case of the Company, assuming all shares of Class B Common Stock have been converted into Class A Common Stock). Unless otherwise specified, “Total Current Voting Power” means Total Current Voting Power of the Company.
(kk)    “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed, admitted for trading or quoted on an Exchange, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant Exchange or trading system.

(ll)    “Transaction Documents” means any agreement entered into by and between the Company and the Holder, as applicable.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class A Common Stock to be duly executed as of the Issuance Date set out above.

Noodles & Company

By:___________________________
Name:
Title:

EXHIBIT A

EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE CLASS A COMMON STOCK

NOODLES & COMPANY
The undersigned holder hereby exercises the right to purchase _________________ shares of Class A Common Stock (“Warrant Shares”) of Noodles & Company, a company organized under the laws of the State of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Class A Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________    a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________    a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Class A Common Stock on or prior to the applicable Share Delivery Date.

Noodles & Company

By:________________________________
Name:
Title:

Exhibit C
Form of Credit Agreement Amendment

[see attached]

Exhibit 10.2

AMENDMENT NO. 5
TO
AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 8, 2017 (this “Amendment”) is by and among (a) NOODLES & COMPANY (the “Borrower”), (b) each of the Guarantors (as defined in the Credit Agreement referred to below) signatory hereto, (c) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), L/C Issuer and Swing Line Lender (each such term defined in the Credit Agreement referred to below) and (d) the lenders signatory hereto and amends that certain Amended and Restated Credit Agreement, dated as of November 22, 2013, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of June 4, 2015, that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of November 24, 2015, that certain Amendment No. 3 to Amended and Restated Credit Agreement, dated as of August 2, 2016, and that certain Amendment No. 4 to Amended and Restated Credit Agreement, dated as of November 4, 2016 (the “Fourth Amendment”) (as further amended, restated, extended, supplemented, modified and otherwise in effect from time to time, the “Credit Agreement”), by and among the Borrower, the other Loan Parties (as defined in the Credit Agreement) party thereto, the Lenders party thereto, the Administrative Agent, and Bank of America, N.A., as L/C Issuer and Swing Line Lender. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain of the terms and provisions of the Credit Agreement, as specifically set forth in this Amendment; and
WHEREAS, the Borrower, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement as provided more fully herein below.
NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
§1.Amendments to the Credit Agreement. Subject to and upon the satisfaction of the conditions set forth in Section 5 hereof on the Fifth Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached hereto as Exhibit A.
§2.    Amendment to the Exhibit D to the Credit Agreement. Exhibit D (Form of Compliance Certificate) to the Credit Agreement is hereby replaced by Exhibit D (Form of Compliance Certificate) attached hereto as Exhibit B.
§3.    Affirmation and Acknowledgment. Each Loan Party hereby ratifies and confirms all of its Obligations to the Lenders and the Administrative Agent, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans, the other Obligations, and all other amounts due under the Credit Agreement as amended hereby. Each Loan Party hereby ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted and pledged by such Loan Party pursuant to the Loan Documents to the Administrative Agent, on behalf and for the benefit of the

Secured Parties, as collateral security for the Obligations, and acknowledges that all of such Liens and security interests, and all Collateral heretofore granted, pledged or otherwise created as security for the Obligations continue to be and remain collateral security for the Obligations from and after the date hereof. Each of the Guarantors party to the Guaranty hereby acknowledges and consents to this Amendment and agrees that the Guaranty and all other Loan Documents to which each of the Guarantors are a party remain in full force and effect, and each of the Guarantors confirms and ratifies all of its Obligations thereunder.
§4.    Representations and Warranties. Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent as follows:
(a)    The execution, delivery and performance by each Loan Party of this Amendment and the performance by such Loan Party of its obligations and agreements under this Amendment and the Credit Agreement, as amended hereby, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Loan Party’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation (other than the creation of Liens under the Loan Documents) to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any Law, except to the extent that any such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    This Amendment has been duly executed and delivered by such Loan Party. Each of this Amendment and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, whether enforcement is sought by a proceeding in equity or at law.
(c)    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by such Loan Party of this Amendment or the Credit Agreement as amended hereby.
(d)    The representations and warranties of such Loan Party contained in Article V of the Credit Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects on and as of the date hereof (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of the date hereof), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a) and 5.05(b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b) of the Credit Agreement, respectively.
(e)    As of the date hereof, after giving effect to the provisions hereof, there exists no Default or Event of Default.
§5.    Conditions. This Amendment shall become effective upon the satisfaction of the following conditions precedent no later than February 9, 2017 (the “Fifth Amendment Effective Date”):

(a)    This Amendment shall have been duly executed and delivered by each Loan Party, the Administrative Agent and the Lenders.
(b)    The Administrative Agent shall have received certificates executed by a Responsible Officer of each Loan Party attaching (i) resolutions or other action authorizing the actions under this Amendment and the Credit Agreement as amended hereby, (ii) incumbency certificates, (iii) certified copies of the Organization Documents of such Loan Party, in each case, certified as true, accurate and complete and in effect on the date hereof (or a certification that there shall have been no changes to the Organization Documents of such Loan Party since August 2, 2016) and (iv) such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in this Section 5 have been satisfied, and (ii) that there has been no event or circumstance since December 29, 2015 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(d)    The Administrative Agent shall have received a certificate attesting to the Solvency of the Loan Parties on a consolidated basis before and after giving effect to this Amendment, from the chief financial officer of the Borrower.
(e)    The Administrative Agent shall have received an executed copy of an agreement by a Sponsor Investor, in form and substance reasonably acceptable to the Administrative Agent, to purchase Qualified Securities in the Borrower for not less than $18,500,000 in gross cash proceeds and the Borrower shall receive the proceeds of such issuance no later than the Fifth Amendment Effective Date.
(f)    The Administrative Agent shall have received the list of Restaurants to be closed or refranchised referred to in the definition of “Identified Restaurant Closures/Re-Franchisings (2017)” in the Credit Agreement which shall be in form and substance acceptable to the Administrative Agent.
(g)    The Administrative Agent shall have received an agreeement, in form and substance reasonably satisfactory to the Administrative Agent, acknowledging and agreeing that certain of the text shown as unmarked text in Exhibit A to the Fourth Amendment is not, and has never been, effectively part of the Credit Agreement, despite a scrivener’s error which included at least part of such text as unmarked text in Exhibit A to the Fourth Amendment.
(h)    The representations and warranties set forth in Section 4 hereof shall be true and correct.
(i)    All fees and expenses due and owing to the Administrative Agent and the Lenders and required to be paid on or before the Fifth Amendment Effective Date pursuant to that certain Fifth Amendment Fee Letter dated as of February 8, 2017 by and among the Administrative Agent and the Borrower, shall have been paid (or shall be paid concurrently with the closing of this Amendment).
(j)    The Administrative Agent shall have been reimbursed for all reasonable and documented fees and out-of-pocket charges and other expenses incurred in connection with this Amendment, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent, to the extent documented prior to or on the date hereof (for the avoidance of doubt, a summary statement of such fees, charges and disbursements shall be sufficient documentation for the obligations set forth in this Section 5(j); provided that supporting documentation for such summary statement is provided promptly thereafter).
§6.    Miscellaneous Provisions.
§6.1.    Except as expressly amended or otherwise modified by this Amendment, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the other Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. No amendment, consent or waiver herein granted or agreement herein made shall extend beyond the terms expressly set forth herein for such amendment, consent, waiver or agreement, as the case may be, nor shall anything contained herein be deemed to imply any willingness of the Administrative Agent or the Lenders to agree to, or otherwise prejudice any rights of the Administrative Agent or the Lenders with respect to, any similar amendments, consents, waivers or agreements that may be requested for any future period, and this Amendment shall not be construed as a waiver of any other provision of the Loan Documents or to permit the Borrower or any other Loan Party to take any other action which is prohibited by the terms of the Credit Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement, or any related agreement or instrument, to the Credit Agreement shall hereafter refer to the Credit Agreement, as amended hereby. This Amendment shall constitute a Loan Document.
§6.2.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
§6.3.    THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AMENDMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

§6.4.    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.
§6.5.    The Borrower hereby agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable and documented out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment (including legal fees).
§6.6.    The provisions of this Amendment are solely for the benefit of the Loan Parties, the Administrative Agent and the Lenders and no other Person shall have rights as a third party beneficiary of any of such provisions.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.
NOODLES & COMPANY,
a Delaware corporation

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

TNSC, INC., a Colorado corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

NOODLES & COMPANY SERVICES CORP.,
a Colorado corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

NOODLES & COMPANY FINANCE CORP.,
a Colorado corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

THE NOODLE SHOP, CO. – COLORADO, INC.,
a Colorado corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

THE NOODLE SHOP, CO. – WISCONSIN, INC.,
a Wisconsin corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

THE NOODLE SHOP, CO. – MINNESOTA, INC.,
a Minnesota corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Secretary

THE NOODLE SHOP, CO. – ILLINOIS, INC.,
an Illinois corporation

By:______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

THE NOODLE SHOP, CO. – VIRGINIA, INC.,
a Virginia corporation

By:______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

THE NOODLE SHOP, CO. – MARYLAND, INC.,
a Maryland corporation

By: ______________________________________
Name:    Paul Strasen
Title:    Vice President

THE NOODLE SHOP, CO. – MONTGOMERY COUNTY, MARYLAND, a Maryland corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President and Assistant Secretary

THE NOODLE SHOP, CO. – CHARLES COUNTY, INC.,
a Maryland corporation

By: ______________________________________
Name:    Paul Strasen
Title:    Assistant Secretary

THE NOODLE SHOP, CO. – HOWARD COUNTY, INC.,
a Maryland corporation

By: ______________________________________
Name:    Paul Strasen
Title:    Assistant Secretary

THE NOODLE SHOP, CO. – DELAWARE, INC.,
a Delaware corporation

By: ______________________________________
Name:    Paul Strasen
Title:    President, Chief Executive Officer and Secretary

THE NOODLE SHOP, CO. – COLLEGE PARK, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Class A Member

By: ______________________________________
Name:    Paul Strasen

Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – BALTIMORE
COUNTY, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Class A Member

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – ANNAPOLIS, LLC,
a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Class A Member

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – KANSAS, LLC,
a Kanasa limited liability company

By:    TNSC, Inc., a Colorado corporation,
its Member

By: ______________________________________
Name:    Paul Strasen
Title:    President, Vice President and Assistant Secretary

THE NOODLE SHOP, CO. – FREDERICK
COUNTY, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Managing Member

By: ____________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – ST MARY’S
COUNTY, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Managing Member

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – WASHINGTON
COUNTY, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Managing Member

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – HARFORD
COUNTY, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Managing Member

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

THE NOODLE SHOP, CO. – CARROLL
COUNTY, LLC, a Maryland limited liability company

By:    Noodles & Company, a Delaware corporation,
its Class A Member

By: ______________________________________
Name:    Paul Strasen
Title:    Executive Vice President, General Counsel and Secretary

BANK OF AMERICA, N.A.,
as Administrative Agent

By:_________________________________
Name: Mollie S. Canup
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:_________________________________
Name: Anthony Lupino
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:_________________________________
Name: Jason B. Fritz
Title Vice President

Exhibit A

Amendments to Credit Agreement

[See Attached]

EXECUTION VERSION

EXHIBIT A - CONFORMED THROUGH AMENDMENT NO. ~~4~~5

[Published CUSIP Number: 65538EAC7]

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 22, 2013
among
NOODLES & COMPANY,
as the Borrower,
each other Loan Party party hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer and Swing Line Lender,
THE OTHER LENDERS PARTY HERETO,
~~and~~
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Lead Arranger and Sole Book Manager,
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	37
1.03	Accounting Terms	38
1.04	Rounding	38
1.05	Times of Day	38
1.06	Letter of Credit Amounts	38
1.07	Exchange Rates; Currency Equivalents	39
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	39
2.01	The Loans	39
2.02	Borrowings, Conversions and Continuations of Loans	39
2.03	Letters of Credit	41
2.04	Swing Line Loans	50
2.05	Prepayments	54
2.06	Termination or Reduction of Commitments	55
2.07	Repayment of Loans	56
2.08	Interest	57
2.09	Fees	57
2.10	Computation of Interest and Fees	58
2.11	Evidence of Debt	58
2.12	Payments Generally; Administrative Agent’s Clawback	59
2.13	Sharing of Payments by Lenders	61
2.14	Cash Collateral	62
2.15	Defaulting Lenders	63
2.16	~~[Reserved.]~~Increase in Revolving Credit Facility	65
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	65
3.01	Taxes	65
3.02	Illegality	70
3.03	Inability to Determine Rates	70
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	71
3.05	Compensation for Losses	73
3.06	Mitigation Obligations; Replacement of Lenders	74

-ii-

3.07	Survival	74
ARTICLE IV	CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS	74
4.01	Conditions to Effectiveness on the Closing Date	74
4.02	Conditions to all Credit Extensions	77
ARTICLE V	REPRESENTATIONS AND WARRANTIES	78
5.01	Existence, Qualification and Power	78
5.02	Authorization; No Contravention	78
5.03	Governmental Authorization; Other Consents	78
5.04	Binding Effect	79
5.05	Financial Statements; No Material Adverse Effect	79
5.06	Litigation	79
5.07	No Default	80
5.08	Ownership of Property	80
5.09	Environmental Compliance	80
5.10	Insurance	81
5.11	Taxes	81
5.12	ERISA Compliance	81
5.13	Subsidiaries; Equity Interests; Loan Parties	82
5.14	Margin Regulations; Investment Company Act	83
5.15	Disclosure	83
5.16	Compliance with Laws	83
5.17	Intellectual Property; Licenses, Etc	84
5.18	Status of Liquor License Approvals and Filings	84
5.19	Material Contracts	84
5.20	Leases	84
5.21	Unit Locations; Franchised Unit Locations	85
5.22	Franchise Agreements	85
5.23	Solvency	85
5.24	Labor Matters	85
5.25	Collateral Documents	85
5.26	Compliance with OFAC Rules and Regulations	85

-iii-

5.27	Anti-Corruption Laws	86
5.28	Use of Proceeds	86
ARTICLE VI	AFFIRMATIVE COVENANTS	86
6.01	Financial Statements	86
6.02	Compliance Certificates and Certain Reports Sent to Other Parties	87
6.03	Notices	90
6.04	Payment of Obligations	90
6.05	Preservation of Existence, Permits, License, Etc	91
6.06	Maintenance of Properties and Liquor Licenses	91
6.07	Maintenance of Insurance	91
6.08	Compliance with Laws	91
6.09	Books and Records	92
6.10	Inspection Rights	92
6.11	Use of Proceeds	92
6.12	Additional Subsidiaries and Collateral Generally	92
6.13	Compliance with Environmental Laws	94
6.14	Further Assurances	94
6.15	Compliance with Terms of Leaseholds	94
6.16	Anti-Corruption Laws	95
6.17	Material Contracts	95
6.18	Compliance with Terms of Franchise Agreements	95
6.19	Cash Collateral Accounts	95
6.20	Cash Management Arrangements	95
ARTICLE VII	NEGATIVE COVENANTS	95
7.01	Liens	96
7.02	Indebtedness	97
7.03	Investments	99
7.04	Fundamental Changes	100
7.05	Dispositions	101
7.06	Restricted Payments	102
7.07	Change in Nature of Business	103
7.08	Transactions with Affiliates	103

-iv-

7.09	Burdensome Agreements	103
7.10	Use of Proceeds	103
7.11	Financial Covenants	103
7.12	Consolidated Growth Capital Expenditures.	104
7.13	Amendments of Organization Documents	104
7.14	Accounting Changes	104
7.15	Prepayments, Etc. of Indebtedness	104
7.16	Sanctions	104
7.17	Anti-Corruption Laws	105
7.18	New Operating Unit Lease Incurrences	105
7.19	Fifth Amendment Sponsor Qualified Securities	105
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	105
8.01	Events of Default	105
8.02	Remedies Upon Event of Default	108
8.03	Application of Funds	108
ARTICLE IX	ADMINISTRATIVE AGENT	109
9.01	Appointment and Authority	109
9.02	Rights as a Lender	110
9.03	Exculpatory Provisions	110
9.04	Reliance by Administrative Agent	111
9.05	Delegation of Duties	111
9.06	Resignation of Administrative Agent	112
9.07	Non-Reliance on Administrative Agent and Other Lenders	113
9.08	No Other Duties, Etc	113
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	113
9.10	Collateral and Guaranty Matters	114
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	115
ARTICLE X	CONTINUING GUARANTY	116
10.01	Guaranty	116
10.02	Rights of Lenders	116
10.03	Certain Waivers	116
10.04	Obligations Independent	117

-v-

10.05	Subrogation	117
10.06	Termination; Reinstatement	117
10.07	Subordination	118
10.08	Stay of Acceleration	118
10.09	Condition of Borrower	118
10.10	Contribution	118
10.11	Concerning Joint and Several Liability of the Guarantors	118
10.12	Guarantors’ Agreement to Pay Enforcement Costs, etc	119
10.13	Keepwell	119
ARTICLE XI	MISCELLANEOUS	119
11.01	Amendments, Etc	119
11.02	Notices; Effectiveness; Electronic Communications	121
11.03	No Waiver; Cumulative Remedies; Enforcement	123
11.04	Expenses; Indemnity; Damage Waiver	124
11.05	Payments Set Aside	126
11.06	Successors and Assigns	127
11.07	Treatment of Certain Information; Confidentiality	131
11.08	Right of Setoff	132
11.09	Interest Rate Limitation	133
11.10	Counterparts; Integration; Effectiveness	133
11.11	Survival of Representations and Warranties	133
11.12	Severability	133
11.13	Replacement of Lenders	134
11.14	Governing Law; Jurisdiction; Etc	134
11.15	Waiver of Jury Trial	135
11.16	No Advisory or Fiduciary Responsibility	136
11.17	Electronic Execution of Assignments and Certain Other Documents	136
11.18	USA PATRIOT Act	137
11.19	ENTIRE AGREEMENT	137
11.20	Amendment and Restatement	137
11.21	Appointment of Borrower	137
11.22	Judgment Currency	138

-vi-

SCHEDULES

1.01(a)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.08(b)	Real Property (owned and Leased)
5.09	Environmental Compliance
5.12(d)	ERISA Compliance
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.2	Leases
5.21	Unit Locations; Franchised Unit Locations
5.22	Franchise Agreements
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.03(f)	Existing Investments
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Form of U.S. Tax Compliance Certificate
G	Form of Notice of Loan Prepayment

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (as the same may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 22, 2013, among NOODLES & COMPANY, a Delaware corporation (the “Borrower”), each other Loan Party party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
PRELIMINARY STATEMENTS:
WHEREAS, the Borrower, certain of the Lenders, the Administrative Agent, the Swing Line Lender and the L/C Issuer are party to that certain Credit Agreement, dated as of February 28, 2011 (as amended, amended and restated, supplemented or modified and in effect immediately prior to the date hereof, the “Existing Credit Agreement”) pursuant to which certain of the Lenders made loans and other extensions of credit to the Borrower;
WHEREAS, the Borrower has requested and the Lenders are willing to amend and restate the Existing Credit Agreement in its entirety and make loans and other extensions of credit, including the L/C Issuer to issue letters of credit, to the Borrower, all on the terms and conditions set forth herein; and
WHEREAS, those certain Lenders party to the Existing Agreement that are not continuing under the Agreement shall be paid in full upon the Closing Date.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that as of the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Administrative Agent” means Bank of America in its capacity as sole administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Agreement Currency” has the meaning specified in Section 11.22.
“Applicable Percentage” means with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15 and 2.16. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, applicable percentage per annum set forth below for each Type of Loan (and for the Letter of Credit Fees and Commitment Fees) determined by reference to the Consolidated Total Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Lease Adjusted Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fee
1	<3.75:1.00	2.00%	1.00%	0.30%
2	≥3.75:1.00 but <4.25:1.00	2.25%	1.25%	0.35%
3	≥4.25:1.00 but <4.75:1.00	~~2.50~~2.75%	~~1.50~~1.75%	0.40%
4	≥4.75:1.00 but <5.25:1.00	~~2.75~~3.00%	~~1.75~~2.00%	0.45%
5	≥5.25:1.00	~~3.00~~3.25%	~~2.00~~2.25%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (x) from the ~~Fourth~~Fifth Amendment Effective Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first full fiscal quarter ending after the ~~Fourth~~Fifth Amendment Effective Date, the Applicable Rate shall be not less than the percentage per annum set forth in Pricing Level ~~4,~~5, and (y) the determination of the Applicable Rate for any period shall be subject to the provisions of Sections 2.08(b) and 2.10.
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended January 1, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.
“Autoborrow Agreement” has the meaning specified in Section 2.04(b).
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and Swing Line Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
“Budget” has the meaning specified in Section 6.01(d).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and,
(a)    if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day; and
(b)    if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Canadian Dollars, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollar” and “CAD” means the lawful currency of Canada.
“Canadian Dollar Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Facility. The Canadian Dollar Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (including expenditures made to fund Permitted Acquisitions but excluding (i) normal replacements and maintenance which are properly charged to current operations) and (ii) expenditures made from insurance proceeds paid in connection with property loss or damages to purchase comparable replacement assets.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.19) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
“Catterton Investor” means Catterton-Noodles, LLC, a Delaware limited liability company, together with its Affiliates and associated funds.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Sponsor Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    except as permitted under Sections 7.04 and 7.05, the Borrower shall cease, directly or indirectly, to own and control legally and beneficially the percentage of Equity Interests in each Subsidiary set forth on Schedule 5.13.
“Class C Common Stock Dividend” means the Restricted Payments made to the PSP Investor in respect of its Class C Common Stock of the Borrower.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreements, the Intellectual Property Security Agreements, the Mortgages, if any, each intellectual property security agreement supplement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Revolving Credit Commitment.
“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted Cash Rental Expense” means, as of the date of determination, for any relevant Measurement Period, Consolidated Cash Rental Expense for such Measurement Period multiplied by eight (8).
“Consolidated Cash Rental Expense” means, as of the date of determination, for the relevant Measurement Period, all cash rental expense of the Borrower and its Subsidiaries for such Measurement Period, determined on a consolidated basis, incurred under any rental agreements or leases, including any cash rental expense attributable to the Identified Restaurant Closures/Re-Franchisings (2017) whether or not included in calculating Consolidated Net Income, other than (i) obligations in respect of any Capitalized Leases and Synthetic Lease Obligations, ~~or~~ (ii) cash rental expense actually incurred during such Measurement Period for the 16 Restaurant locations the closure of which has been announced prior to the Second Amendment Effective Date and which are actually closed during or prior to such Measurement Period, or (iii) any cash rental expense incurred during such Measurement Period attributable to the Identified Restaurant Closures/Re-Franchisings (2017) for which the Lease associated with the applicable closed or refranchised

Restaurant is actually and effectively terminated or transferred or assigned to a Person that is not an Affiliate.
“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes paid or payable, (iii) depreciation and amortization expense, (iv) Consolidated Restaurant Pre-Opening Costs in an amount not to exceed an average of $85,000 per Restaurant for all Restaurants incurred during such Measurement Period, (v) non-cash rent expense, (vi) non-cash compensation expense, (vii) non-recurring expenses or charges (or minus non-recurring income items) reducing (or in the case of non-recurring income, increasing) such Consolidated Net Income, in each case, which do not represent a cash item in such period or any future period, (viii) without duplication of any add backs pursuant to clause (vii) above, non-recurring cash expenses (including severance payments) or charges and non-recurring non-cash charges, in each case in an aggregate amount not to exceed $2,000,000 in any Measurement Period, (ix) management fees (including the Class C Common Stock Dividend but, for the avoidance of doubt, only if such dividend is deducted in calculating Consolidated Net Income) actually paid if and to the extent permitted under this Agreement, or if paid prior to the Closing Date, the Existing Credit Agreement, (x) one time fees and out of pocket expenses incurred in connection with Permitted Acquisitions, (xi) fees and expenses arising from the Transaction, Borrower’s initial public offering or any follow-on offering of the Borrower’s securities, (xii) without duplication of any add backs pursuant to clause (vii) or (viii) above, non-recurring cash expenses and non-recurring non-cash charges, in each case to the extent deducted in calculating Consolidated Net Income for any period ending on or prior to December 27, 2016 and relating to the actual closure of the 16 Restaurant locations, the closure of which was announced prior to the Second Amendment Effective Date, in an aggregate amount not to exceed $7,000,000 at any time, (xiii) such reasonable and customary one-time costs associated with the data security incident announced by the company on June 28, 2016, as may be consented to in writing by the Required Lenders, (xiv) any one-time settlement costs associated with certain litigation matters disclosed in writing to the Administrative Agent on the Third Amendment Effective Date, in an aggregate amount reasonably acceptable to and consented to in writing by the Required Lenders, (xv) one-time non-recurring cash expenses or charges and non-recurring non-cash charges, in an aggregate amount not to exceed $2,000,000, associated with the severance and replacement of the Borrower’s Chief Executive Officer and severance of the Borrower’s Chief Marketing Officer, (xvi) one-time costs associated with the termination of Leases, in an amount not to exceed $1,500,000 in the aggregate, ~~and~~ (xvii) pro forma general and administrative cash cost savings resulting from the headcount reduction completed prior to the end of the third Fiscal Quarter of Fiscal Year 2016 of up to $2,700,000 in the aggregate, (xviii) without duplication of any other amounts herein, one-time non-recurring cash expenses or charges and non-recurring non-cash charges, in an aggregate amount not to exceed $30,000,000, associated with the Identified Restaurant Closures/Re-Franchisings (2017), (xix) fees and expenses arising from the Fifth Amendment, the Public Equity Offering Transaction, and the sale of Qualified Securities to a Sponsor Investor on or about the Fifth Amendment Effective Date, in an amount not to exceed $500,000 in the aggregate, (xx) without duplication of any other amounts herein, one-time costs associated with data breach assessments resulting from the data security incident announced by the company on June 28, 2016, in an aggregate amount not to exceed $18,000,000, and (xxi) the net income of the Borrower and its Subsidiaries derived from royalty payments actually paid to the Borrowers and its Subsidiaries during such Measurement Period attributable to any Unit Locations that are refranchised pursuant to the Identified Restaurant Closures/Re-Franchisings (2017) (such add-back to be given effect as of the first day of the applicable Measurement Period on a pro forma basis) minus (b) to the extent included in calculating such Consolidated Net Income, Federal, state, local and foreign income tax credits (of or by the Borrower and its Subsidiaries for such Measurement Period); provided that (i) the net income (or loss) of the Borrower and its Subsidiaries actually incurred during such Measurement Period attributable to the 16 Restaurant locations referred to in clause (a)(xii) above, the closure of which was announced prior to the Second Amendment Effective Date and which are actually closed during or prior to such Measurement Period, shall be excluded from the calculation of Consolidated EBITDA and (ii) the net income (or loss) of the Borrower and its Subsidiaries actually incurred during such Measurement Period attributable to the Identified Restaurant Closures/Re-Franchisings (2017) and which are actually closed or refranchised during or prior to such Measurement Period shall be excluded from the calculation of Consolidated EBITDA minus (c) any cash rental expense (whether or not included in calculating Consolidated Net Income) actually incurred during such Measurement Period attributable to the Identified Restaurant Closures/Re-Franchisings (2017), until the Lease associated with the applicable closed or refranchised Restaurant is actually and effectively terminated, transferred, assigned or sub-leased to a Person that is not an Affiliate, shall be excluded from the calculation of Consolidated EBITDA.
“Consolidated EBITDAR” means, as of the date of determination, an amount equal to (without duplication) (i) Consolidated EBITDA for the most recently completed Measurement Period, plus (ii) Consolidated Cash Rental Expense for such Measurement Period.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDAR for the most recently completed Measurement Period, less (ii) the aggregate amount of Consolidated Maintenance Capital Expenditures paid in cash during such Measurement Period less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such Measurement Period to (b) the sum of (i) Consolidated Interest Charges paid in cash, (ii) without duplication of clause (iv) below, the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, (iii) Consolidated Cash Rental Expense, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period, and (iv) until the occurrence of a Public Equity Offering Transaction, reductions to the Revolving Credit Commitment pursuant to Section 2.06(b)(i) hereof in the aggregate principal amount of $10,000,000, calculated on a pro forma basis whether or not such scheduled reduction has in fact occurred; provided that if any Permitted Acquisition shall have been consummated during such Measurement Period, the Consolidated Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.
“Consolidated Funded Indebtedness” means, as of any date of determination and without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“Consolidated Growth Capital Expenditures” means Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for growth (including, but not limited to, New Construction, expenditures for increases to restaurant capacity and expenditures in connection with Permitted Acquisitions).
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Maintenance Capital Expenditures” means all Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis other than those constituting Consolidated Growth Capital Expenditures.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, after deduction of all expenses, taxes and other proper charges (including minority interests), in each case, determined in accordance with GAAP, and excluding all extraordinary gains and extraordinary losses for such Measurement Period.
“Consolidated Restaurant Pre-Opening Costs” means “Start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) incurred by the Borrower and/or its Subsidiaries on a consolidated basis related to the acquisition, opening and organizing of New Operating Units, such costs to include, without limitation, the cost of feasibility studies, one-time unit level marketing costs incurred during the one-month period prior to the opening of such New Operating Unit and the one-month period following the opening of such New Operating Unit, staff-training (including training related to food preparation), food costs related to staff training, smallware and recruiting and travel costs for employees engaged in such start-up activities.
“Consolidated Total Lease Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last day of the most recently ended Measurement Period, plus Consolidated Adjusted Cash Rental Expense for such Measurement Period plus to the extent not included in Consolidated Funded Indebtedness, L/C Obligations as at the last day of such Measurement Period to (b) Consolidated EBITDAR for such Measurement Period; provided that if any Permitted Acquisition shall have been consummated during such Measurement Period, the Consolidated Total Lease Adjusted Leverage Ratio shall be calculated on a Pro Forma Basis.
“Contractual Obligation” means, as to any Person, any material provision (which for clarity shall include without limitation all provisions relating to monetary obligations) of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Security Agreements” means, collectively, any copyright property security agreements in respect of any copyright property that may be entered into after the Closing Date and that is required to be delivered pursuant to Section 6.12, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum, provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (other than, in the case of such other agreements, to the extent such Lender’s notice or public statement of non-compliance is a result of such Lender’s good faith dispute with respect to its funding obligations thereunder), (c) has failed, within one Business Day after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; and

provided, further, that in each of clauses (d)(i), (d)(ii) and (d)(iii), the Administrative Agent has determined in its discretion that such Lender is reasonably likely to fail to perform any of its funding obligations under the Loan Documents. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disclosed Litigation” has the meaning set forth in Section 5.06.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Securities” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is one (1) year after the Maturity Date, (b) is convertible in or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time prior to the date which is one year after the Maturity Date, (c) contains any repurchase obligations which may come into effect prior to payment in full of all Obligations (other than customary contingent indemnification claims for which a claim has not then been asserted) or (d) requires the payment of cash dividends or distributions prior to the date which is one year after the Maturity Date.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Rate” means:
(a)    For any Interest Period, with respect to any Credit Extension:
(i)    denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii)    denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent that such market price is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”. Subject to the terms hereof, Eurodollar Rate Loans may be denominated in Dollars or in Canadian Dollars.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Revolving Availability” means, as of any date of determination, the amount by which (a) the Revolving Credit Facility exceeds (b) the Total Outstandings.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.13 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13)

or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (iii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning set forth in the Recitals.
“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01(a) hereto issued for the account of the Borrower under the Existing Credit Agreement.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, judgments or the settlement of any dispute (and payments in lieu thereof), indemnity payments and any purchase price adjustments in connection with a Permitted Acquisition.
“Facility” means the Revolving Credit Facility.
“FASB ACS” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means, collectively, (a) that certain letter agreement dated as of the date hereof by and between the Administrative Agent and the Borrower, (b) that certain letter agreement dated as of the First Amendment Effective Date by and between the Administrative Agent and the Borrower, (c) that certain letter agreement dated as of the Second Amendment Effective Date by and between the Administrative Agent and the Borrower, (d) that certain letter agreement dated as of the Third Amendment Effective Date by and between the Administrative Agent and the Borrower, ~~and~~ (e) that certain letter agreement dated as of the Fourth Amendment Effective Date by and between the Administrative Agent and the Borrower, and (f) that certain letter agreement dated as of the Fifth Amendment Effective Date by and between the Administrative Agent and the Borrower.
“Fifth Amendment” means that certain Amendment No. 5 to Amended and Restated Credit Agreement, dated as of the ~~Fourth~~Fifth Amendment Effective Date, by and ~~between~~among the Borrower, the Guarantors, the Administrative Agent, and the ~~Borrower~~lenders signatory thereto.
“Fifth Amendment Effective Date” means February 9, 2017
“First Amendment Effective Date” means June 4, 2015.
“Fiscal Quarter” means each period of thirteen weeks (with the first two months of such Fiscal Quarter having four weeks and the last month of such Fiscal Quarter having five weeks).
“Fiscal Year” means the 52 or 53 week period ending on the Tuesday closest to December 31st of each calendar year.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fourth Amendment Effective Date” means November 4, 2016.
“Franchise Agreements” means each of the agreements entered into from time to time by the Borrower or any of its Subsidiaries pursuant to which a Loan Party as Franchisor agrees to allow a Franchisee to operate a restaurant facility using the “Noodles & Company” restaurant concepts.
“Franchisee” means each third party unaffiliated restaurant operator identified as a franchisee in any Franchise Agreement.
“Franchised Unit Locations” means, collectively, the property comprising Franchised Unit Locations described in Part (b) of Schedule 5.21 (as such Schedule may be updated from time to time with the written consent of the Administrative Agent).
“Franchisor” means any Loan Party.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). Unless such Guarantee is capped at a stated amount, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that if recourse under such Guarantee is limited to the assets securing such Guarantee, the amount of Indebtedness represented by such Guarantee shall be the lesser of (i) the fair market value of such assets or (ii) the amount of the related primary obligation. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) each existing direct and indirect Subsidiary of the Borrower and future direct and indirect Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Secured Hedge Agreement or any Secured Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.
“Guaranty” means, collectively, the Guaranty made by each Subsidiary of the Borrower under Article X in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
“Identified Restaurant Closures/Re-Franchisings (2017)” means the closure of Restaurants or refranchising of Restaurants as Franchised Unit Locations, in each case identified in writing to the Administrative Agent on the Fifth Amendment Closing Date, as may be modified by the Borrower from time to time thereafter with the written consent of the Administrative Agent.
“Impacted Loans” has the meaning specified in Section 3.03.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person, or is limited in recourse, valued in an amount equal to the stated or determinable amount of the such Indebtedness so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith or if recourse is limited to such assets, the fair market value of such assets;
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (but excluding, for the avoidance of doubt, the right of such Person to receive a dividend arising solely from the declaration thereof); and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date of determination shall be deemed to be the Swap Termination

Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date of determination shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Intellectual Property Security Agreements” means, collectively, (i) each of the Trademark Security Agreements, (ii) each of the Patent Security Agreements, if any, (iii) each of the Copyright Security Agreements, if any, and (iv) any other intellectual property security agreements in respect of any intellectual property that may be entered into after the Closing Date and that is required to be delivered pursuant to Section 6.12, in each case, in form and substance reasonably satisfactory to the Administrative Agent and as amended and in effect from time to time.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning specified in Section 5.17.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joint Venture” means, any joint venture in which any Loan Party or any of its Subsidiaries hold equity interests that represent less than 100% of the ordinary voting power and aggregate equity value represented by the issued and outstanding equity interests in such joint venture.
“Joint Venture Entities” means, collectively, Noodles Cayman, Noodles China JV, Noodles Hong Kong and any other Joint Ventures entered into by a Loan Party or a Subsidiary from time to time.
“Judgment Currency” has the meaning specified in Section 11.22.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Leases” means, collectively, each lease of real property related to a Restaurant or to the operation of the business of the Loan Parties.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder and shall include each Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such date is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Reaffirmation Agreement, (e) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, (f) the Fee Letter, (g) the Autoborrow Agreement and (h) each Issuer Document.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, any contract to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and includes, without limitation, each Lease and Franchise Agreement.
“Maturity Date” means June 4, 2020; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Borrower.
“Merger Agreement” means that certain Merger Agreement dated as of November 26, 2010 (as amended and in effect on the Original Closing Date and including all schedules and exhibits thereto) between Sponsor Investors, CP/PSP Merger Sub, Inc., the Borrower and David Duncan, a natural person, solely in his capacity as the initial Stockholder Representative (as defined therein).
“Minimum Liquidity” means, as of any date of determination, (a) Excess Revolving Availability and (b) the amount of cash and Cash Equivalents of the Loan Parties.
“Minority Interest” means a percentage of the ownership interest in a Subsidiary of the Borrower that is owned by a Person other than the Borrower or a Guarantor to the extent necessary to comply with local licensing requirements.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means deeds of trust, trust deeds, deeds to secure debt and mortgages covering any real estate owned by a Loan Party and in favor of the Administrative Agent for the benefit of itself and the Secured Parties.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“New Construction” means construction by the Borrower or any of its Subsidiaries related to the opening of a Restaurant owned and operated by the Borrower or any of its Subsidiaries at a new location or the meaningful expansion of capacity at existing facilities of a Restaurant owned and operated by the Borrower or any of its Subsidiaries.

“New Operating Units” means Restaurants owned and operated by the Borrower or any of its Subsidiaries whose ownership or operation by the Borrower or any of its Subsidiaries started on a date after the Original Closing Date.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Noodles Cayman” means Noodles & Company International Holdings, Ltd., a corporation organized under the laws of the Cayman Islands, wholly owned by the Borrower.
“Noodles China JV” means Noodles & Company China Holdings, Ltd., a corporation organized under the laws of the Cayman Islands in which Noodles Cayman shall initially own at least a majority of the issued and outstanding capital stock.
“Noodles Hong Kong” means Noodles & Company Hong Kong, Limited, a corporation organized under the laws of Hong Kong, wholly owned by Noodles China JV.
“Note” means a Revolving Credit Note, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement (other than any Excluded Swap Obligations), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Closing Date” means February 28, 2011.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date of determination, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date of determination, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patent Security Agreements” means, collectively, any patent property security agreements in respect of any patent property that may be entered into after the Closing Date and that is required to be delivered pursuant to Section 6.12, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means (A) any acquisition consented to in writing by the Required Lenders prior to the date of such acquisition or (B) the purchase or other acquisition in a single transaction or a series of related transactions of (i) all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation), (ii) all or substantially all of the assets associated with the operation of one or more restaurants or (iii) all or substantially all of the assets of a Person, provided that, such assets are associated with the operation of one or more restaurants (in each case, such Equity Interests or assets acquired hereinafter referred to as the “Acquired Assets”), provided that, in each case, each of the following conditions are met:
(a)    the assets of such newly-acquired Subsidiary or the property acquired by the Borrower shall only constitute one or more restaurant facilities consisting of real property (owned or leased), equipment and other property relating to the operations of such restaurant facilities and each of which shall, upon the consummation of such acquisition operate as a Noodles & Company or other similar restaurant concept or within twenty-four (24) months after such acquisition thereof (provided that restaurants representing, in the aggregate, less than 10% of the revenue of the Acquired Assets may be held for up to thirty-six (36) months after the acquisition thereof), be converted into a Noodles & Company or other similar restaurant concept or disposed of in accordance with Section 7.05(j), and the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of the foregoing;
(b)    no Default or Event of Default shall have occurred and be continuing or would result from such acquisition;
(c)    the Borrower shall deliver evidence satisfactory to the Administrative Agent that, on a Pro Forma Basis, the Consolidated Total Lease Adjusted Leverage Ratio for the Measurement Period most recently completed, shall in each case, be less than or equal to 4.50:1.00 for such Measurement Period, such compliance to be determined on the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) and all financial information in respect of the Acquired Assets in connection with such acquisition (which such financial information shall be in form, scope and substance satisfactory to the Administrative Agent);
(d)    such purchase or other acquisition shall not include or result in any contingent liabilities which could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(e)    any and all consents and approvals of any Governmental Authority (including, for the avoidance of doubt, in respect of liquor licenses acquired to the extent necessary) or landlord that if not obtained would (i) adversely impact the Acquired Assets in any material respect or (ii) would result in a material impairment of the rights and remedies of the Administrative Agent or any Lender relating to any Lien on the Acquired Assets constituting Collateral;
(f)    except with respect to an acquisition for which the total consideration paid or payable is $5,000,000 or less, the Borrower shall have delivered to the Administrative Agent and each Lender, at least five (5) Business Days prior to the date on which the purchase or acquisition (or such shorter period as may be agreed upon in writing by the Administrative Agent) of the Acquired Assets is to be consummated, a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth herein have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(g)    except with respect to an acquisition for which the total consideration paid or payable is $5,000,000 or less, the Borrower shall have delivered to the Administrative Agent and each Lender (i) at least five (5) Business Days prior to the consummation of such purchase or acquisition (or such shorter period as may be agreed upon in writing by the Administrative Agent), copies, certified by a Responsible Officer on behalf of the Borrower to be true and complete of the purchase and sale documents, together with a complete set of schedules, exhibits, side letters and other documents and instruments delivered in connection therewith and (ii) prior to the consummation of such purchase or acquisition, copies, certified by a Responsible Officer of the Borrower to be true and complete of all documents, instruments, side letters or other material agreements executed in connection with such purchase or acquisition;
(h)    except with respect to an acquisition for which the total consideration paid or payable is $5,000,000 or less, the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all liens and encumbrances with respect to the Acquired Assets, other than Permitted Liens, have been discharged in full or arrangements therefor satisfactory to the Administrative Agent have been made;
(i)    after giving effect to such purchase or other acquisition, the Excess Revolving Availability shall not be less than $10,000,000; and
(j)    any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12, and/or, with respect to any newly-acquired assets, the Borrower shall comply with the requirements of Section 6.12.
“Permitted Liens” means, collectively, the Liens permitted under Section 7.01.
“Permitted Mortgage Financing” means the Indebtedness of any Loan Party incurred after the Closing Date in connection with the acquisition (in a single transaction or a series of related transactions), construction or improvement of up to five (5) Restaurants, provided that each of the following conditions are satisfied: (a) the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000, (b) the mortgagee under such Permitted Mortgage Financing shall be entitled to a Lien only on such assets financed by such mortgage financing; (c) the Administrative Agent, on behalf of the Secured Parties, shall receive a first priority perfected Lien on such assets financed by such mortgage financing (subject only to (i) Liens securing the Permitted Mortgage Financing which shall be first in priority on such assets and (ii) Liens permitted under Section 7.01(c), (d) or (g)); (d) the final maturity date of any such Indebtedness shall be at least twelve calendar months subsequent to the Maturity Date; and (e) no Event of Default exists on the date of the incurrence thereof or would result therefrom.
“Permitted Seller Note” means an unsecured promissory note containing subordination and other provisions or subject to a subordination agreement, in each case, reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrower or any Subsidiary incurred in connection with any Permitted Acquisition and payable to the seller in connection therewith; provided that under no circumstances shall any cash principal payments be due and owing or made with respect to such Permitted Seller Note prior to the date which is six calendar months following the Maturity Date or the payment in full of the Obligations, nor shall cash interest be payable other than in accordance with the subordination terms or subordination agreement applicable to such Permitted Seller Note.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledge Agreements” means, that certain Pledge Agreement dated as of the Original Closing Date among the Administrative Agent and the Borrower pursuant to which the Borrower pledges its interest in its Subsidiaries to the Administrative Agent for the benefit of the Secured Parties, together with each pledge agreement supplement delivered pursuant to Section 6.12, in all cases, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Pledged Collateral” has the meaning ascribed to such term in each of the Pledge Agreements.
“Pledged Debt” has the meaning specified in the Security Agreement.
“Pro Forma Basis” means, with respect to any Permitted Acquisition, the calculation of Consolidated Fixed Charge Coverage Ratio or Consolidated Total Lease Adjusted Leverage Ratio for the Measurement Period most recently completed prior to such Permitted Acquisition as if such Permitted Acquisition had occurred immediately prior to the first day of such Measurement Period and excluding any business, business divisions, restaurants or Person sold or otherwise disposed of in connection with a Disposition for the Measurement Period of determination. For purposes of making this pro forma calculation of Consolidated Fixed Charge Coverage Ratio or Consolidated Total Lease Adjusted Leverage Ratio, adjustments described in clauses (a), (b), (c) and (d) below (all such adjustments to be reasonably acceptable to the Administrative Agent) shall be included:
(a)    (i) all Indebtedness (whether under this Agreement or otherwise), other liabilities and any other balance sheet adjustments incurred, made or assumed in connection with a Permitted Acquisition shall be deemed to have been incurred, made or assumed as of the first day of the relevant Measurement Period, and all Indebtedness of the Person acquired or to be acquired in such Permitted Acquisition or which is attributable to the business, business division, restaurant or Person acquired or to be acquired which was or will have been repaid in connection with the consummation of the Permitted Acquisition shall be deemed to have been repaid as of the first day of the relevant Measurement Period and (ii) all Indebtedness which was repaid, released or satisfied in connection with a Disposition (to the extent permitted under Section 7.05) shall be deemed to have been repaid on the first day of the relevant Measurement Period; and
(b)    all Indebtedness assumed to have been incurred pursuant to the preceding clause (a) shall be deemed to have borne interest at (i) the arithmetic mean of (A) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one month in effect on the first day of the Measurement Period and (B) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period for one month in effect on the last day of the Measurement Period plus (ii) the Applicable Rate with respect to Revolving Credit Loans which are Eurodollar Rate Loans then in effect (after giving effect to the Permitted Acquisition on a pro forma basis);
(c)    other reasonable specified cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership resulting from such acquisition as may be approved by the Administrative Agent, in its sole discretion, in writing shall be deemed to have been realized on the first day of the Measurement Period most recently ended; and
(d)    for purposes of calculating Consolidated EBITDA or Consolidated EBITDAR for the relevant Measurement Period, the financial results of the business, business division, restaurant or Person, as applicable, to be acquired shall be calculated and included by reference to the audited (if available) or management certified (if audited results are not available) historical financial results of such business, business division, restaurant or Person, as applicable, to be so acquired.
“PSP Investor” means Argentia Private Investments, Inc., together with its Affiliates.
“Public Equity Offering Transaction” means the issuance of Qualified Securities, or rights to the holders of the Borrower’s Equity Interests for the pro rata purchase of additional Qualified Securities, in one or more offerings occurring on or after the Fifth Amendment Effective Date and including the Equity Interests issued to the Sponsor Investor on the Fifth Amendment Effective Date, in exchange for the aggregate gross purchase consideration of at least $45,000,000, so long as no Event of Default shall exist or result therefrom, provided that, no Public Equity Offering Transaction shall be deemed to have occurred hereunder until the Administrative Agent has received a written notice from a Responsible Officer of the Borrower with evidence of such transaction, in form, detail and substance reasonably acceptable to the Administrative Agent.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securities” means (i) any Equity Interests other than Disqualified Securities and (ii) the Equity Interests issued to the Sponsor Investor on the Fifth Amendment Effective Date.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Reaffirmation Agreement” means that certain Amendment and Reaffirmation of Collateral Documents, dated as of the date hereof among the Loan Parties and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or the Swing Line Lender.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, at any time an Autoborrow Agreement is not in effect, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Quarterly RL Payment” has the meaning specified in Section 2.05(b)(iii).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restaurant” means a particular restaurant at a particular location that is owned (regardless of whether the real property is owned or leased) and operated by a Loan Party or any Subsidiary of a Loan Party.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or (c) any option, warrant or other right to acquire any such dividend or other distribution or payment, or (d) any management fees, fees (consulting, management or other), allowances or similar arrangements directly or indirectly paid or payable by any Loan Party to any other Person under a management agreement.
“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurodollar Rate Loan denominated in Canadian Dollars, (b) each date of a continuation of a Eurodollar Rate Loan denominated in Canadian Dollars pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including, without limitation, pursuant to Section 2.16 hereof.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. As of the Second Amendment Effective Date, the amount of the Revolving Credit Facility is $100,000,000.
“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.16(d).
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(b).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Administrative Agent to be customary in Canada.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, the Canadian government or Her Majesty’s Treasury (“HMT”).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment Effective Date” means November 24, 2015.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Swing Line Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means that certain Security Agreement dated as of the Original Closing Date by and among the Administrative Agent, the Borrower and the Guarantors, together with each security agreement supplement delivered pursuant to Section 6.12, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.13).
“Sponsor Investors” means, collectively, the Catterton Investor and the PSP Investor.
“Spot Rate” for Canadian Dollars means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of Canadian Dollars with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for Canadian Dollars.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
Notwithstanding anything to the contrary contained in the Agreement, except for the purposes of Sections 5.26 and 5.27, the term “Subsidiaries” will be deemed to exclude the Joint Venture Entities; provided that the net income of the Joint Venture Entities shall be included in Consolidated Net Income of the Borrower and its Subsidiaries to the extent of any cash dividends actually paid by such Joint Venture Entities to the Loan Parties during the applicable Measurement Period as a dividend or other distribution.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap Contract or any other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such

Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $~~5,000,000~~10,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Amendment Effective Date” means August 2, 2016.
“Threshold Amount” means $3,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Trademark Security Agreements” means, collectively, (i) that certain Trademark Security Agreement, executed and delivered on the Original Closing Date, between the Loan Parties and the Administrative Agent, and (ii) any other trademark property security agreements in respect of any trademark property that may be entered into after the Closing Date.
“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the funding of the Facilities, (b) refinancing of the Existing Credit Agreement and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unit Locations” means, collectively, the property comprising any Restaurant locations.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document and shall include all exhibits, schedules, appendices, annexes and attachments thereto), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ACS 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Canadian Dollars for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
(b)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
(a)    [Intentionally Omitted].
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in Dollars or Canadian Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the aggregate Outstanding Amount of all Loans denominated in Canadian Dollars shall not exceed the Canadian Dollar Sublimit. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). At the Borrower’s option, Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the

requested date of any Borrowing of Base Rate Loans. Not later than 12:00 p.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be continued or converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in Canadian Dollars, such Loans shall be continued as Eurodollar Rate Loans in Canadian Dollars with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan. Except as provided pursuant to Section 2.02(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in Canadian Dollars, in each case as described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided in Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans denominated in Dollars be converted immediately to Base Rate Loans and any or all of the then outstanding Eurodollar Rate Loans denominated in Canadian Dollars be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate, promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than nine (9) Interest Periods in effect in respect of the Revolving Credit Facility on a combined basis.
(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment. (1) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(i)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
(ii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
(D)    such Letter of Credit is to be denominated in a currency other than Dollars;
(E)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(iv)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)    The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent”

as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (1) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(i)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(ii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations. (1) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(i)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(ii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iii)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(v)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations. (1) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(i)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event within one (1) Business Day thereafter) notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letter of Credit Fees times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g), all Letter of Credit Fees shall accrue at the Default Rate and, upon all other Events of Default, all Letter of Credit Fees shall accrue at the Default Rate at the request of the Required Lenders.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer, for its own account, a fronting fee with respect to each Letter of Credit in an amount equal to 0.25% per annum times the face amount of each Letter of Credit. Such fronting fee shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, subject to the terms of any Autoborrow Agreement, make loans (each such loan, a “Swing Line Loan”) to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate equal to the rate that would be applicable to a Base Rate Loan from time to time; provided, however, that if an Autoborrow Agreement is in effect, the Swing Line Lender may, at its discretion, provide for an alternate rate of interest on Swing Line Loans under the Autoborrow Agreement with respect to any Swing Line Loans for which the Swing Line Lender has not requested that the Revolving Credit Lenders fund Revolving Credit Loans to refinance, or to purchase and fund risk participations in, such Swing Line Loans pursuant to Section 2.04(c). Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. (1) Subject to Section 2.04(a), and at any time an Autoborrow Agreement is not in effect, each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(i)    In order to facilitate the borrowing of Swing Line Loans, the Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an Autoborrow Agreement in form and substance satisfactory to the Administrative Agent and the Swing Line Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein. At any time an Autoborrow Agreement is in effect, the requirements for Swing Line Borrowings set forth in the immediately preceding paragraph shall not apply, and all Borrowings of Swing Line Loans shall be made in accordance with the Autoborrow Agreement; provided that any automatic advance made by Bank of America in reliance of the Autoborrow Agreement shall be deemed a Swing Line Loan as of the time such automatic advance is made notwithstanding any provision in the Autoborrow Agreement to the contrary. For purposes of determining the Outstanding Amount under the Aggregate Commitments at any time during which an Autoborrow Agreement is in effect, the Outstanding Amount of all Swing Line Loans shall be deemed to be the amount of the Swing Line Sublimit. For purposes of any Swing Line Borrowing pursuant to the Autoborrow Agreement, all references to Bank of America in the Autoborrow Agreement shall be deemed to be a reference to Bank of America, in its capacity as Swing Line Lender hereunder.
(c)    Refinancing of Swing Line Loans. (1) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(i)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(ii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iii)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations. (1) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
(i)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments.
(a)    Optional. (1) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans denominated in Dollars shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof; (C) any prepayment of Eurodollar Rate Loans denominated in Canadian Dollars shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan pursuant to this Section 2.05(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(i)    At any time the Autoborrow Agreement is not in effect, the Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory.
(i)    If for any reason the Total Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings), as applicable, in an aggregate amount equal to such excess.
(ii)    Amounts to be applied as provided in this clause (b) to the prepayment of the Revolving Credit Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans, in accordance with Sections 8.02 and 8.03.
(iii)    Notwithstanding anything to the contrary set forth herein, if a Public Equity Offering Transaction has not occurred prior to the last Business Day of a calendar quarter in any Fiscal Year, beginning with the last Business Day of the second calendar quarter of Fiscal Year 2018 and on the last Business Day of each calendar quarter thereafter until the occurrence of a Public Equity Offering Transaction, (x) the Borrowers shall repay the Revolving Credit Loans in an amount equal to $2,500,000 per quarter (the “Required Quarterly RL Payment”) (and if no Revolving Credit Loans are outstanding at the time of such Required Quarterly RL Payment, the Borrowers shall: first, repay the Swing Line Loans, second, repay the L/C Borrowings, and third, Cash Collateralize the L/C Obligations (other than the L/C Borrowings), if any, in each case, in an amount not to exceed the lesser of (~~x~~A) the aggregate amount of such Swing Line Loans, L/C Borrowings or L/C Obligations outstanding at the time of such Required Quarterly RL Payment and (B) the Required Quarterly RL Payment) and, (y) ~~the Required Quarterly RL Payment on the last Business Day of each calendar quarter commencing on September 30, 2017, and,~~ pursuant to Section 2.06(b)(i), the Revolving Credit Commitment shall be concurrently reduced on the last Business Day of each calendar quarter in an amount equal to the Required Quarterly RL Payment.

(c)    Canadian Dollar Sublimit. If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Loans denominated in Canadian Dollars at such time exceeds the Canadian Dollar Sublimit then in effect, the Borrower shall immediately prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Canadian Dollar Sublimit then in effect.
2.06    Termination or Reduction of Commitments. (1) The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, or the Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) any prepayment of a Revolving Credit Loan or a Swing Line Loan or termination, cancellation or cash collateralization of any L/C Obligations necessary to effectuate a reduction under this Section 2.06 shall be accompanied by payment of (A) accrued interest (or fees) on the amount prepaid to the date of prepayment and (B) any additional amounts required pursuant to Section 3.05 and (iv) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit or (D) the Canadian Dollar Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Loans denominated in Canadian Dollars would exceed the Canadian Dollar Sublimit. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit. Any such reduction shall be applied to the Revolving Credit Commitment of each Appropriate Lender according to its Applicable Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
(a)    Mandatory.
(i)    ~~The~~Beginning with the second calendar quarter of Fiscal Year 2018 and until the occurrence of a Public Equity Offering Transaction, the Revolving Credit Commitments shall be automatically and permanently reduced on each date on which the prepayment of Revolving Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(iii) by an amount equal to the applicable Required Quarterly RL Payment with a commensurate reduction to the Revolving Credit Facility. Any mandatory Revolving Credit

Commitment reduction hereunder shall be subject to the terms and conditions of Sections 2.06(a)(iii)(A) and 2.06(a)(iii)(B). Any such reduction shall be applied to the Revolving Credit Commitments of each Appropriate Lender according to its Applicable Revolving Credit Percentage.
(ii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(b)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Canadian Dollar Sublimit, the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. The amount of any such reduction of the Revolving Credit Commitments shall not be applied to the Canadian Dollar Sublimit unless otherwise specified by the Borrower. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination or reduction of the Revolving Credit Facility shall be paid by the Borrower to the Administrative Agent on the effective date of such termination or reduction.
2.07    Repayment of Loans.
(a)    [Intentionally Omitted].
(b)    Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(c)    Swing Line Loans. At any time the Autoborrow Agreement is in effect, the Swing Line Loans shall be repaid in accordance with the terms of the Autoborrow Agreement. At any time the Autoborrow Agreement is not in effect, the Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under the Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans under such Facility; (ii) each Base Rate Loan under the Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under the Facility, and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under the Facility or, if an Autoborrow Agreement is in effect, at a rate per annum provided by the Swing Line Lender.
(b)    If any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) arises the Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. If any other Event of Default occurs, upon the request of the Required Lenders, the Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by applicable Laws.
(c)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.
(d)    Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate per annum for Commitment Fees times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.
The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the Outstanding Amount of Revolving Credit Loans.

(b)    Other Fees. The Borrower shall pay to the Administrative Agent, in Dollars, for its own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Canadian Dollars as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(a)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Lease Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Lease Adjusted Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than 2:00 p.m. on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business

Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b)    (1)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) promptly to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans and Swing Line Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting

Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. A Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    ~~[Reserved.]~~Increase in Revolving Credit Facility.

(a)    Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may on a one-time basis, request an increase in the Revolving Credit Facility by an amount not to exceed $15,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
(a)    Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. For the avoidance of doubt, no Revolving Credit Lender shall be obligated to participate in such increase and the decision to participate in such increase shall be in the sole discretion of the applicable Revolving Credit Lender.
(b)    Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(c)    Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(d)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (y) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (z) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (ii) commitments from applicable Lenders or Eligible Assignees shall have been received in an amount no less than the amount of such requested increase and (iii) the Borrower shall pay all reasonable and documented out of pocket expenses (including the reasonable and documented fees and costs of counsel to the Administrative Agent and Arranger) incurred in connection with this Section 2.16. So long as the Borrower shall have complied with all other conditions contained in this Section 2.16, the Lenders hereby consent, without the need for further or subsequent consent but subject to Section 2.16(b), to an amendment to this agreement to the extent necessary to evidence and document an increase in the Revolving Credit Facility so long as any terms applicable to any such increase are on the same terms as the existing Revolving Credit Facility. Any such amendment shall only require the consent of the Loan Parties and the Administrative Agent and the Lenders or lenders participating in such increase. Each Loan Party shall acknowledge and agree that the Obligations of such Loan Party extend to and include the Obligations after giving effect to such increase. The Administrative Agent shall have received such other assurances, certificates, documents or opinions as the Administrative Agent reasonably may require, including such assurances, certificates, documents or opinions as may be required to evidence such increase, the validity and enforceability of the Obligations and the validity, perfection and first priority Lien securing the Obligations after giving effect to such increase. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.16.
(e)    Conflicting Provisions. This Section 2.16 shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction has been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. (1) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii)(x) or Section 3.01(c)(ii)(y) below.
(i)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that, any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any Loan Party or the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or such Loan Party, as applicable, under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI,
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient, in its sole discretion, determines in good faith that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate (whether denominated in Dollars or Canadian Dollars), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Canadian Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or change interest with respect to or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component of the Base Rate thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits (whether in Dollars or Canadian Dollars) are not being offered to banks in the applicable interbank eurodollar market for such currency the applicable amount and Interest Period of such

Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in Dollars or Canadian Dollars) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (iii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in Dollars in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (B) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (C) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate or the CDOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Within ten (10) Business Days of a demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or
(d)    any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation or removal of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS
4.01    Conditions to Effectiveness on the Closing Date. The amendment and restatement of the Existing Credit Agreement pursuant hereto shall become effective on and as of the date on which each of the following conditions precedent shall have been satisfied or duly waived by the Administrative Agent in its sole discretion:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    duly executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    duly executed counterparts of the Fee Letter and the Reaffirmation Agreement, in number for distribution to the Administrative Agent and the Borrower;
(iv)    certificates executed by a Responsible Officer of each Loan Party attaching resolutions or other action authorizing the actions under this Agreement, the Fee Letter and the Reaffirmation Agreement, incumbency certificates, certified copies of the Organization Documents of such Loan Party, in each case, certified to be true, accurate and complete and in effect on the Closing Date and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(v)    a favorable opinion of Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, in form, scope and substance reasonably satisfactory to the Administrative Agent;
(vi)    [intentionally omitted];
(vii)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and/or deemed necessary by the Administrative Agent, and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2012 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(ix)    certificates attesting to the Solvency of the Loan Parties on a consolidated basis before and after giving effect to the Transaction, from the chief financial officer of the Borrower;
(x)    [intentionally omitted];
(xi)    [intentionally omitted];
(xii)    evidence that the Collateral Documents shall be effective to maintain in favor of the Administrative Agent a legal, valid and enforceable first priority (subject to Liens permitted under Section 7.01 and entitled to priority pursuant to applicable Law) security interest in and Lien upon the Collateral, and evidence that all filings, recordings, deliveries of instruments and other actions necessary in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected;
(xiii)    all accounting reports, financial reports and such other reports, audits, certificates and due diligence material provided to the Borrower by third parties in connection with the Transactions on or prior to the Closing Date, in all cases, in form and substance reasonably satisfactory to the Administrative Agent; and
(xiv)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b)    All fees required to be paid to the Administrative Agent, the Arranger and Lenders on or before the Closing Date shall have been paid.
(c)    All filing and recording fees and all taxes shall have been paid.
(d)    The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, the Arranger and Lenders (directly to such counsel if requested by the Administrative Agent) to the extent documented prior to or on the Closing Date (for the avoidance of doubt, a summary statement of such fees, charges and disbursements shall be sufficient documentation for the obligations set forth in this Section 4.01(d) provided that supporting documentation for such summary statement is provided promptly thereafter), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and counsel to the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    The Total Outstandings shall not exceed the Revolving Credit Facility at such time, after giving effect to such Credit Extension.
(e)    In the case of a Credit Extension to be denominated in Canadian Dollars, such currency is readily available, freely transferable and convertible into Dollars in the international banking market available to the Lenders.
(f)    There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.
(g)    In the case of a Revolving Credit Borrowing for the purpose of financing Consolidated Growth Capital Expenditures, Excess Revolver Availability shall not be less than (i) $3,000,000 at any time through the first Fiscal Quarter of Fiscal Year 2017 and (ii) $5,000,000 at any time thereafter, in each case after giving effect to such Revolving Credit Borrowing.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party and the consummation of the Transactions have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization

Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation (other than the creation of Liens under the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except to the extent that any such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) except for filings completed on or prior to the Closing Date as contemplated hereby and by the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, whether enforcement is sought by a proceeding in equity or at law.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof that are required by GAAP to be included in such Audited Financial Statements.
(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries delivered in connection with Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on the date thereof (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    [Intentionally Omitted].
(d)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(e)    The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 and Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.06.
5.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property.
(a)    Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, including all leases relating to real property on which a Restaurant is situated, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.
(c)    As of the date hereof, Schedule 5.08(b) (as such Schedule may be updated from time to time pursuant to Section 6.02) sets forth a complete and accurate list of all real property owned and leased by each Loan Party and each of its Subsidiaries, except for such real property (whether owned or leased) acquired after the date on which such Schedule was most recently updated pursuant to Section 6.02 and for which the Borrower has delivered written notice of any Loan Party’s acquisition thereof to the Administrative Agent pursuant to the terms of Section 6.12. Such Schedule shows as of the date on which it was most recently updated the street address, county or other relevant jurisdiction, state, and record owner or lessee with respect to all real property owned or leased and set forth thereon. Each Loan Party and each of its Subsidiaries has good and marketable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. Each real property lease in respect of which a Loan Party is lessee is the legal, valid and binding obligation of such Loan Party, and to the knowledge of the Loan Parties, the lessor thereof, enforceable in accordance with its terms.
5.09    Environmental Compliance. The Loan Parties and their respective Subsidiaries have conducted in connection with the Transaction a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(a)    Except as listed on Schedule 5.09, none of the properties currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or, to the knowledge of any Loan Party, is adjacent to any such property; to the knowledge of any Loan Party, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; to the knowledge of any Loan Party, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except as is otherwise in compliance with applicable Environmental Law; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party or, to the knowledge of any Loan Party, by any other Person on any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect.
(b)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
5.10    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
5.11    Taxes. The Borrower and its Subsidiaries (i) have filed all Federal and state income, workers’ compensation and payroll taxes and all other material Federal, state and other tax returns and reports required to be filed, and (ii) have paid all Federal and state income, workers’ compensation and payroll taxes and all other material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided as required by GAAP; provided, however, with respect to Federal and state workers’ compensation and payroll taxes described in clause (ii) herein and arising from income constituting tips (i.e., non-wage income), such taxes have been paid to the extent that the Borrower and its Subsidiaries have received the corresponding information from the employees of such Person for computation and payment of such taxes. There is no proposed tax assessment against the Borrower or any Subsidiary that could, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
5.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13    Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time) free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time). All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. Set forth on Part (d) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time) is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) and a true and correct copy of the organizational documents of each Subsidiary formed or acquired after the Closing Date has been delivered to the Administrative Agent, each of which is valid and in full force and effect.
5.14    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    Neither a Loan Party, any Person Controlling a Loan Party, nor any Subsidiary of a Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact (known to such Loan Party, in the case of any document not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person except, in each case or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries as of the Closing Date. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except, whether individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.18    Status of Liquor License Approvals and Filings. As of the Closing Date, any and all approvals and/or filings by any federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party on the Closing Date with full food and liquor service have been received and/or filed, as applicable, and are in full force and effect. As of any date after the Closing Date, any and all approvals and/or filings by any federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party with full food and liquor service have been received and/or filed, as applicable, and are in full force and effect, except where the failure to have been received and/or filed, as applicable, or be in full force and effect, could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.19    Material Contracts. No default by any Loan Party or to the knowledge of any Loan Party, by any other party exists under any Material Contract, other than such defaults that could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20    Leases. There is a Lease in force for each Unit Location which is ground leased or space leased by any Loan Party; a correct and complete copy of each Lease has been delivered to the Administrative Agent and each Lease is in full force and effect without amendment or modification from the form or copy delivered to the Administrative Agent and the Lenders except for amendments that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No default by any party exists under any such Lease that could reasonably be expected to result in termination of such Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default, except in each case, to the extent any such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 5.20 is a complete and correct listing of all Leases as of the Closing Date.
5.21    Unit Locations; Franchised Unit Locations.
Part (a) of Schedule 5.21 sets forth a complete and accurate list of all Unit Locations held by any Loan Party or any Subsidiary of a Loan Party as of the Closing Date. Part (b) of Schedule 5.21 sets forth a complete and accurate list of all Franchised Unit Locations franchised by any Loan Party or any Subsidiary of a Loan Party as Franchisor to any Franchisee as of the Closing Date.
5.22    Franchise Agreements.
(a)    Schedule 5.22 sets forth a complete and accurate list of all Franchise Agreements as of the Closing Date.
(b)    Each Franchise Agreement is in full force and effect except to the extent the failure to comply therewith, either individually or in the aggregate with all other failures to comply with any Franchise Agreement, could not reasonably be expected to have a Material Adverse Effect, without any amendment or modification from the form or copy delivered to the Administrative Agent and the Lenders except for amendments permitted hereunder and which do not materially and adversely affect the rights of the Lenders.
5.23    Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
5.24    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
5.25    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens that are senior in priority under applicable

Law) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
5.26    Compliance with OFAC Rules and Regulations. No Loan Party, nor its Subsidiaries, nor, to the knowledge of any Loan Party and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (a) currently the subject of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant Sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly by any Loan Party, any Affiliate of a Loan Party or, to the knowledge of any Loan Party, any other Person, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.
5.27    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in any other relevant jurisdictions where the Borrower or its Subsidiaries conducts material operations and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.28    Use of Proceeds. The proceeds of the Loans shall be used in accordance with Section 6.11.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnification liabilities arising under the Loan Documents for which a claim has not then been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit that is Cash Collateralized in accordance with the terms hereof), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    as soon as available, but in any event within 120 days (or such earlier date as required by the Securities and Exchange Commission) after the end of each Fiscal Year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a statement detailing unit-level sales and operating income, as of the end of and for such Fiscal Year then ended; in each case, setting forth in comparative form the corresponding information for the previous Fiscal Year and setting forth the corresponding information for the corresponding period set forth in the applicable Budget, in each case, in reasonable detail and prepared in accordance with GAAP;
(b)    as soon as available, but in any event within (i) 45 days (or such earlier date as required by the Securities and Exchange Commission) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and (ii) 60 days (or such earlier date as required by the Securities and Exchange Commission) after the end of the fourth Fiscal Quarter of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in comparative form the corresponding information for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and setting forth in comparative form the corresponding information for the corresponding Fiscal Quarter set forth in the applicable Budget, in each case, in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    [intentionally omitted]; and
(d)    as soon as available, but in any event within 45 days after the end of each Fiscal Year of the Borrower, an annual business plan and budget (the “Budget”) of the Borrower and its Subsidiaries on a consolidated basis, including (i) forecasts prepared by management of the Borrower setting forth such forecasts on a yearly and quarterly basis and (ii) assumptions made in the formulation of such budget, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for the immediately following Fiscal Year (the “Budget”).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or 6.01(b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) or 6.01(b) above at the times specified therein.
6.02    Compliance Certificates and Certain Reports Sent to Other Parties. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and (ii) a copy of management’s discussion and analysis with respect to such financial statements delivered in connection with Section 6.01(b) in the form prepared by management consistent with past practices and to the extent such a discussion and analysis is prepared for the Borrower or the board of directors or equivalent governing body;
(b)    promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(c)    promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)    to the extent applicable, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(e)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;
(f)    as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(g)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(h)    not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;
(i)    promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law; and
(j)    as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a report supplementing Schedules 5.08(b) and 5.13, including an identification of all owned real property disposed of by the Borrower or any Loan Party or any Subsidiary thereof during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof) of all real property acquired during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the date such supplements are delivered, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent.
Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SYNDTRAK or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC.”
6.03    Notices. Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(e)    [intentionally omitted].
(f)    the termination or material amendment to any approval by any Federal, state or local food or liquor authority in respect of any liquor licenses held and maintained by any Loan Party or any of its Subsidiaries unless the termination or material amendment of such approval or license, whether individually or in the aggregate with any other terminations or material amendments of any approval or license, could not reasonably be expected to have a Material Adverse Effect; and
(g)    (x) any dispute, opposition, notice of opposition, litigation, investigation or proceeding in respect of any IP Rights or registration relating to the “Noodles & Company” mark, (y) any dispute, opposition, notice of opposition, litigation, investigation or proceeding in respect of any material IP Rights or registration relating to any material trademark or suspension of any other material IP Rights and (z) any institution of, or any final adverse determination in, any proceeding in the United States Patent and Trademark Office or any similar office or agency of the United States or any foreign country, or any court, regarding the validity of any IP Rights, and of any event that does or could reasonably be expected to materially adversely affect the value of any of the IP Rights, the ability of any Loan Party or the Administrative Agent to dispose of any of the IP Rights or the rights and remedies of the Administrative Agent in relation thereto (including but not limited to the levy of any legal process against any IP Rights).
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves as required by GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, other than Liens permitted under Section 7.01(d) or (r); and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05    Preservation of Existence, Permits, License, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 7.04, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties and Liquor Licenses.
(a)    (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.
(b)    Maintain, preserve and protect any and all approvals by any Federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party with full food and liquor service except where failure could not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property,

except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that so long as an Event of Default is not then continuing, a representative of the Borrower may be present during any discussions with such independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that such visits shall be limited to two times per year unless an Event of Default shall have occurred and be continuing, and if an Event of Default shall have occurred and be continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions (a) to refinance the Indebtedness of the Borrower owing under the Existing Credit Agreement on the Closing Date, (b) to pay fees and expenses incurred in connection with the Facility on the Closing Date and (c) for working capital and general corporate purposes (including acquisitions and Capital Expenditures permitted by this Agreement), in all cases, not in contravention of any Law or of any Loan Document.
6.12    Additional Subsidiaries and Collateral Generally.
(a)    At any time that any Loan Party or any newly formed or acquired Subsidiary that is to become a Loan Party pursuant to clause (b) below acquires any real or personal property not subject to a perfected, first priority Lien in favor of the Administrative Agent pursuant to the Collateral Documents, within five (5) Business Days after the acquisition of such real or personal property by such Loan Party (other than any leasehold interests in real property) or the formation or acquisition of such Subsidiary, the Borrower shall furnish to the Administrative Agent, in detail satisfactory to the Administrative Agent, a written description of such real and personal property.

(b)    Within forty-five (45) days of the formation or acquisition of a Subsidiary (other than (x) a CFC, (y) a Subsidiary that has no material assets other than Equity Interests of one or more CFCs, or (z) a Subsidiary that is treated as disregarded for U.S. federal income tax purposes and that owns more than 66% of the voting stock of a Subsidiary described in clause (x) or (y)) which is addressed in clause (c) below or otherwise expressly provided in Section 7.03(k)) by any Loan Party, the Borrower shall, or cause such Loan Party and/or such Subsidiary to, at the Borrower’s expense, (i) duly execute and deliver to the Administrative Agent a joinder to the Guaranty, the Security Agreement and the Pledge Agreements, and all other applicable Collateral Documents specified by and in form and substance reasonably satisfactory to the Administrative Agent; (ii) deliver appropriate UCC-1 financing statements or such other financing statements as may be necessary in the Administrative Agent’s reasonable determination to obtain a first priority Lien (subject to Permitted Liens); (iii) deliver to the Administrative Agent any Pledged Collateral, Pledged Debt or other instruments specified in the Collateral Documents (including delivery of all pledged Equity Interests in and of such Subsidiary (for the avoidance of doubt, such pledged Equity Interests shall not include any Minority Interests), and other instruments of the type specified in Section 4.01(a)(iii)(A)); (iv) deliver to the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that all taxes, filing fees and recording fees and other related transaction costs have been paid; (v) deliver to the Administrative Agent a copy of each Lease with respect to each Unit Location leased by such Loan Party or such Subsidiary; and (vi) provide to Administrative Agent all other documentation, including one or more legal opinions of counsel reasonably satisfactory to Administrative Agent with respect to the execution and delivery of the applicable documentation referred to herein; in each case, all in form and substance reasonably satisfactory to Administrative Agent.
(c)    Within forty-five (45) days of the formation or acquisition of any new direct Subsidiary that (x) is a CFC, (y) has no material assets other than Equity Interests of one or more CFCs, or (z) is treated as disregarded for U.S. federal income tax purposes and owns more than 66% of the voting stock of a Subsidiary described in clause (x) or (y)) by any Loan Party that is a Domestic Subsidiary or the Borrower, the Borrower shall, at the Borrower’s expense, (i) cause such Loan Party and such Subsidiary to enter into a Pledge Agreement to pledge 66% of the voting Equity Interests held by such Loan Party in such Subsidiary and 100% of any non-voting Equity Interests held by such Loan Party and to cause such Subsidiary to execute and/or deliver such documents, instruments or agreements as may be necessary in the Administrative Agent’s reasonable determination to obtain a first priority Lien (subject to Permitted Liens) in such Equity Interests of such Subsidiary and held by such Loan Party; (ii) deliver to the Administrative Agent any Pledged Collateral, Pledged Debt or other instruments specified in the Collateral Documents to which such Loan Party and such Subsidiary is a party; and (iii) provide to Administrative Agent all other documentation, including one or more legal opinions of counsel reasonably satisfactory to Administrative Agent with respect to the execution and delivery of the applicable documentation referred to herein; in each case, all in form and substance reasonably satisfactory to Administrative Agent. Notwithstanding the foregoing, Noodles Cayman and its direct and indirect Foreign Subsidiaries shall not be required to enter into a Pledge Agreement, and the Borrower shall not be required to pledge 66% of the voting Equity Interests of Noodles Cayman or 100% of any non-voting Equity Interests of Noodles Cayman. For the avoidance of doubt, Equity Interests in Noodles China JV and Noodles Hong Kong shall not be required to be pledged.
(d)    [Intentionally Omitted].
(e)    Within forty-five (45) days of the acquisition of any personal property not subject to a first priority, perfected Lien in favor of the Administrative Agent by a Loan Party, the Borrower shall, or shall cause the applicable Loan Party or such Subsidiary to, at the Borrower’s expense, (i) deliver to the Administrative Agent any Pledged Collateral, Pledged Debt or other instruments specified in the Collateral Documents and (ii) take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Collateral Documents; provided, however, that the Loan Parties shall not be obligated to grant leasehold mortgages in real property to the Administrative Agent.
(f)    At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, and the other Collateral Documents.
(g)    Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.
6.13    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.14    Further Assurances. Promptly upon the request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) convey, grant, assign, transfer, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.15    Compliance with Terms of Leaseholds. Make all payments and otherwise perform all material obligations in respect of all Leases and other leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
6.16    Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in any other relevant jurisdictions where the Borrower or its Subsidiaries conducts material operations, and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.17    Material Contracts. Perform and observe all material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms and take all such action to such end as may be from time to time requested by the Administrative Agent, except, in each case, where the failure to do so, whether individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.
6.18    Compliance with Terms of Franchise Agreements. Make all payments and otherwise perform all obligations in respect of Franchise Agreements to which the Borrower or any of its Subsidiaries is a party, keep such Franchise Agreements in full force and effect and not allow such Franchise Agreements to lapse or be terminated or any rights to renew such Franchise Agreements to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Franchise Agreements and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, other than, in any case, where the failure to do so, either individually or in the aggregate, would be reasonably expected not to have a Material Adverse Effect.
6.19    Cash Collateral Accounts. Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Bank of America or another commercial bank located in the United States, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.
6.20    Cash Management Arrangements. Maintain, and cause each of the other Loan Parties to maintain all deposit accounts and securities accounts with Bank of America or any Affiliate of Bank of America, any Lender or any Affiliate of such Lender, or another commercial bank located in the United States and acceptable to the Administrative Agent.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnification liabilities arising under the Loan Documents for which a claim has not then been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit Cash Collateralized in accordance with the terms hereof), no Loan Party shall directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names such Loan Party as debtor, or assign any accounts or other right to receive income, other than the following:
(a)    Liens securing the Obligations pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);
(c)    Liens for taxes, assessments or government charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person as required by GAAP;
(d)    statutory landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts, leases and subleases (in each case, other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment, do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and are not for Consolidated Funded Indebtedness;
(k)    Liens arising under any equipment lease agreement entered into by any Loan Party in the ordinary course of business consistent with past practices, provided that such Liens do not extend to any assets other than those subject to the equipment lease;
(l)    Liens arising in the ordinary course of business in favor of one or more financial institutions in which any Loan Party maintains one or more deposit accounts in the ordinary course of business securing usual and customary fees and expenses (but not attorneys fees and expenses) directly relating to such deposit accounts, provided that such Liens secure amounts outstanding for not more than thirty days from the date of incurrence;

(m)    precautionary Liens arising from filing UCC financing statements in respect of operating leases, provided that such Liens do not extend to any assets other than those subject of such operating lease;
(n)    Liens arising under licenses entered into by any Loan Party in the ordinary course of business; provided that such Liens (i) do not extend to any assets other than those subject to the license, (ii) do not interfere in any material respect with the business of the Loan Parties as conducted prior to giving effect to such license and (iii) are reasonably expected to be additive to Consolidated EBITDA for the Measurement Period ending immediately prior to the date on which any such license is entered into;
(o)    Liens constituting leases or subleases of real property granted to others in the ordinary course of business consistent with past practices;
(p)    Liens granted in connection with any Permitted Mortgage Financings; provided that such Liens do not extend to any assets other than those subject to the Permitted Mortgage Financings and do not secure an amount in excess of the Permitted Mortgage Financing; and
(q)    other Liens with respect to obligations that do not exceed $1,500,000 at any one time outstanding; and
(r)    in addition to Liens permitted under Section 7.01(d), statutory landlord’s Liens securing unpaid rental obligations, without duplication, (i) arising from the actual closure of 16 Restaurant locations, the closure of which was announced prior to the Second Amendment Effective Date, in an aggregate amount not to exceed $7,000,000 at any time outstanding ~~and~~, (ii) arising from the actual closure of additional Restaurant locations, the closure of which are announced after the Second Amendment Effective Date, in an aggregate amount not to exceed $2,000,000 at any time outstanding and (iii) arising in connection with the Identified Restaurant Closures/Re-Franchisings (2017), in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that, in each case of clause (i), (ii) or (~~ii~~iii) above, each such Lien shall have been terminated, released or otherwise extinguished within six (6) months of the occurrence of the lease default giving rise thereto and each such Lien shall extend only to tangible personal property located at such Restaurant Location and to no other property of a Loan Party.
7.02    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)    Indebtedness of a Guarantor owed to the Borrower or a Guarantor, which Indebtedness shall (i) constitute pledged debt under the Pledge Agreements, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;
(c)    Indebtedness constituting the Obligations;
(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(e)    Indebtedness in respect of Capitalized Leases and purchase money obligations arising in connection with the acquisition of equipment within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;
(f)    Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;
(g)    Indebtedness of the Borrower or any other Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Loan Party in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days;
(h)    Indebtedness in the form of (i) performance based earn-outs and purchase price adjustments and other similar contingent payment obligations in respect of any Permitted Acquisition and (ii) (A) payments to the former stockholders of the Borrower pursuant to the Merger Agreement so long as such payments are made from funds allotted for such purpose and held in their own account, segregated from all other assets of the Borrower and (B) indemnification claims under the Merger Agreement;
(i)    Indebtedness incurred by the Borrower or any other Loan Party (other than the Borrower) in respect of indemnification claims relating to adjustments of purchase price or similar obligations in any case incurred in connection with any Disposition permitted under Section 7.05;
(j)    Indebtedness of any Loan Party in respect of workers’ compensation claims, performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business, which, in each case, is consistent with past practices;
(k)    all obligations of the type described in clause (g) of the definition of “Indebtedness” relating to Qualified Securities;
(l)    Permitted Mortgage Financings; and
(m)    other Indebtedness; provided, however, that the aggregate principal amount of Indebtedness permitted under this Section 7.02(m) shall not exceed $10,000,000 at any time outstanding.
7.03    Investments. Make or hold any Investments, except:
(a)    Investments held by the Loan Parties in the form of Cash Equivalents, provided that such Cash Equivalents are maintained in an account with the Administrative Agent, or an account permitted to exist pursuant to Section 6.20;
(b)    advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    (i) Investments by the Borrower and its Domestic Subsidiaries in their respective Domestic Subsidiaries outstanding on the date hereof, (ii) additional Investments by a Loan Party in another Loan Party that is a wholly owned Domestic Subsidiary and (iii) Investments not to exceed $15,000 to repurchase any Minority Interests; provided that Investments permitted by this clause (iii) shall not exceed $250,000 in the aggregate over the term of this Agreement;
(d)    Investments consisting of accounts receivable from credit card companies in the ordinary course of business;
(e)    Guarantees permitted by Section 7.02;
(f)    Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(f);

(g)    Investments by any Loan Party in Swap Contracts permitted under Section 7.02(a);
(h)    Investments made in the ordinary course of business in connection with security deposits and prepayments of rents under Leases or prepayments of suppliers in the ordinary course of business, provided that in any case not more than one month’s security deposit, rent or amounts paid to such suppliers in the ordinary course of business shall be so paid;
(i)    Investments of any Person in existence at the time such Person becomes a Loan Party; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower;
(j)    Subsidiaries may be established or created, if the Borrower and such Subsidiary complies with the provisions of Section 6.12 and, provided, that to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.12 until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);
(k)    Investments that constitute a Permitted Acquisition;
(l)    Investments that constitute Permitted Seller Notes;
(m)    Investments that constitute loans to employees of the Borrower or its Subsidiaries, the proceeds of which are used to purchase Equity Interests in the Borrower; provided that the amount of such loans at any time outstanding shall not exceed $1,000,000;
(n)    other Investments; provided, however, that the aggregate amount of Investments permitted under this Section 7.03(n) does not exceed $5,000,000 at any time outstanding; and
(o)    Investments in non-Guarantor Subsidiaries and Joint Venture Entities, provided, that (1) such Investments shall not exceed $10,000,000 in the aggregate and (1) no Default or Event of Default shall be continuing under this Agreement at the time of such Investment or would result from such Investment.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    any Guarantor may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Guarantors;
(b)    any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(c)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)    [intentionally omitted];
(e)    in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person (other than the Borrower) to merge into or consolidate with it; provided that the Person surviving such merger shall be a Loan Party;
(f)    Dispositions expressly permitted by Section 7.05 may be consummated; and
(g)    any Restricted Payment expressly permitted by Section 7.06 may be consummated.
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property in arms-length transactions in the ordinary course of business;
(d)    Dispositions of property to the Borrower or to a Guarantor;
(e)    Dispositions expressly permitted by Section 7.04;
(f)    (i) non-exclusive licenses of IP Rights in the ordinary course of business in connection with Franchise Agreements and substantially consistent with past practice, (ii) transfer of trademarks to the Joint Venture Entities and Subsidiaries that are not Loan Parties so long as such trademarks relate exclusively to the operation of Restaurants by such Person outside the United States and (iii) licenses of trademarks, trade secrets or copyrights to the Joint Venture Entities and Subsidiaries that are not Loan Parties which are necessary for the operation of Restaurants by such Person outside the United States;

(g)    other Dispositions of assets in arms-length transactions so long as (1) at the time of such Disposition, no Default or Event of Default shall exist or be continuing or shall result from such Disposition, (1) the consideration received in connection therewith consists of not less than 75% of cash and Cash Equivalents, and (1) the aggregate proceeds from assets Disposed of pursuant to this clause (g) during any Fiscal Year shall not exceed $5,000,000;
(h)    the sale or issuance of (i) any Subsidiary’s Equity Interests to the Borrower or any Guarantor or (ii) any Minority Interest;
(i)    the leasing or sub-leasing of real property or entering into occupancy agreements with respect thereto, in each case, that would not materially interfere with the required use of such real property by the Borrower or its Subsidiaries and is in the ordinary course of business at arm’s length and on market terms;
(j)    Dispositions of restaurants or other assets acquired pursuant to Permitted Acquisitions that have not been rebranded as a “Noodles & Company” restaurant; ~~and~~
(k)    any transfer of assets of any Loan Party to any Person other than a Loan Party in exchange for assets of such Person as part or all of the purchase price in a Permitted Acquisition; provided, that (i) such exchange is consummated on an arm’s length basis for fair consideration, and (ii) the provisions relating to a Permitted Acquisition shall otherwise have been complied with, including with respect to Section 6.12 hereof; and
(l)    Dispositions of Leases, leasehold interests, inventory or furniture, fixtures and equipment in connection with the Identified Restaurant Closures/Re-Franchisings (2017).
provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(~~k~~l) shall be for fair market value.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing other than in respect of Restricted Payments made under paragraphs (a) and (b), which shall not be subject to the requirement that no Default be then continuing) at the time of any action described below or would result therefrom:
(a)    each Subsidiary may make Restricted Payments to the Borrower or any Guarantors;
(b)    the Borrower and each Guarantor may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person so long as no Change of Control would result therefrom;

(c)    the Borrower and each Guarantor may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new Equity Interests so long as no Change of Control would result therefrom;
(d)    Borrower may redeem Equity Interests acquired pursuant to the exercise of options by employees issued pursuant to an option plan approved by the board of directors or equivalent governing body of the Borrower in the ordinary course of business; provided that no Default or Event of Default shall have occurred and be continuing before or after giving effect to any such redemption and the Restricted Payments made pursuant to this Section 7.06(d) shall not exceed $1,000,000 in the aggregate over the term of this Agreement;
(e)    the Borrower may purchase, redeem or otherwise retire Equity Interests; provided that, before or after giving effect to any such purchase, redemption or acquisition of Equity Interests, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) after giving pro forma effect to any such purchase or redemption, the Consolidated Total Lease Adjusted Leverage Ratio is less than 4.00 to 1.00; and
(f)    the Borrower may purchase fractional shares of the Borrower’s common stock arising out of stock dividends, splits or combinations or business combinations.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto. Own, operate or franchise any restaurant concept other than a noodles or similar restaurant concept, except, in each case, for the temporary ownership, operation or franchise of other restaurant concepts in connection with a Permitted Acquisition prior to re-branding or disposing of such Acquired Assets in accordance with the terms of the Permitted Acquisition definition.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms which are fair and reasonable and comparable to the terms which would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate and other than Restricted Payments permitted by Section 7.06.
7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness

of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) or any licenses of software and other Intellectual Property in connection with which the Borrower is the licensee solely, in each case, to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.10    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11    Financial Covenants.
(a)    Consolidated Total Lease Adjusted Leverage Ratio. Permit the Consolidated Total Lease Adjusted Leverage Ratio as of the end of any Measurement Period to be greater than or equal to ~~5.50:1.00; provided~~the applicable ratio set forth below opposite such Measurement Period:

Measurement Period End Date	Maximum Consolidated Total Lease Adjusted Leverage Ratio
Fourth Fiscal Quarter of Fiscal Year 2016	5.50:1.00
First Fiscal Quarter of Fiscal Year 2017	5.65:1.00
Second Fiscal Quarter of Fiscal Year 2017 through the third Fiscal Quarter of Fiscal Year 2017	5.25:1.00
Fourth Fiscal Quarter of Fiscal Year 2017 through the first Fiscal Quarter of Fiscal Year 2018	5.00:1.00
Second Fiscal Quarter of Fiscal Year 2018 and each Fiscal Quarter ending thereafter	4.75:1.00

Provided, however, ~~that (i)~~ commencing with the ~~end of the second Fiscal Quarter of Fiscal Year 2017,~~Fiscal Quarter during which a Public Equity Offering Transaction (if any) has occurred, no Loan Party shall permit the Consolidated Total Lease Adjusted Leverage Ratio ~~as of the end of any Measurement Period shall not be permitted to be greater than or equal to 5.25:1.00, (ii) commencing with the end of the fourth Fiscal Quarter of Fiscal Year 2017 the Consolidated Total Lease Adjusted Leverage Ratio as of the end of any Measurement Period shall not be permitted to be greater than or equal to 5.00:1.00, and (iii) commencing with the end of the second Fiscal Quarter~~

~~of Fiscal Year 2018 and for each Fiscal Quarter thereafter, the Consolidated Total Lease Adjusted Leverage Ratio as of the end of any Measurement Period shall not be permitted~~, as of the end of any Measurement Period ending during the Fiscal Quarter during which such transaction shall have occurred and as of the end of each Measurement Period ending thereafter to be greater than or equal to ~~4.75:1.00.~~the applicable ratio set forth below opposite such Measurement Period:

Measurement Period End Date	Maximum Consolidated Total Lease Adjusted Leverage Ratio
Fourth Fiscal Quarter of Fiscal Year 2016	5.50:1.00
First Fiscal Quarter of Fiscal Year 2017	5.65:1.00
Second Fiscal Quarter of Fiscal Year 2017 through the third Fiscal Quarter of Fiscal Year 2017	5.25:1.00
Fourth Fiscal Quarter of Fiscal Year 2017 through the first Fiscal Quarter of Fiscal Year 2018	5.00:1.00
Second Fiscal Quarter of Fiscal Year 2018	4.75:1.00
Third Fiscal Quarter of Fiscal Year 2018 and each Fiscal Quarter ending thereafter	4.50:1.00

(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any ~~Fiscal Quarter~~Measurement Period of the Borrower ending on any Fiscal Quarter end date to be less than ~~1.15:1.00; provided~~the applicable ratio set forth below opposite such Measurement Period:

Measurement Period End Date	Maximum Consolidated Fixed Charge Coverage Ratio
Fourth Fiscal Quarter of Fiscal Year 2016	1.15:1.00
First Fiscal Quarter of Fiscal Year 2017 through the fourth Fiscal Quarter of Fiscal Year 2017	1.15:1.00
First Fiscal Quarter of Fiscal Year 2018 through the second Fiscal Quarter of Fiscal Year 2018	1.20:1.00
Third Fiscal Quarter of Fiscal Year 2018 and each Fiscal Quarter ending thereafter	1.25:1.00

Provided, however, ~~that commencing with the end of the third Fiscal Quarter of Fiscal Year 2017 and for each Fiscal Quarter thereafter,~~commencing with the Fiscal Quarter during which a

Public Equity Offering Transaction (if any) has occurred, no Loan Party shall permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any Measurement Period ~~shall not be permitted to be less than 1.25:1.00.~~ ending during the Fiscal Quarter during which such transaction shall have occurred and as of the end of each Measurement Period ending thereafter to be less than the applicable ratio set forth below opposite such Measurement Period:

Measurement Period End Date	Maximum Consolidated Fixed Charge Coverage Ratio
Fourth Fiscal Quarter of Fiscal Year 2016	1.15:1.00
First Fiscal Quarter of Fiscal Year 2017 through the second Fiscal Quarter of Fiscal Year 2017	1.35:1.00
Third Fiscal Quarter of Fiscal Year 2017 through the first Fiscal Quarter of Fiscal Year 2018	1.40:1.00
Second Fiscal Quarter of Fiscal Year 2018 and each Fiscal Quarter ending thereafter	1.50:1.00

7.12    Consolidated Growth Capital Expenditures.     Make or become legally obligated to make any Consolidated Growth Capital Expenditures in an amount exceeding (i) $4,000,000 in the fourth Fiscal Quarter of Fiscal Year 2016 and (ii) $10,000,000 in each Fiscal Year thereafter; provided, however, upon the occurrence of a Public Equity Offering Transaction, that so long as no Event of Default shall have occurred or be continuing or would result from such Consolidated Growth Capital Expenditures, (x) the Borrower may make up to $15,000,000 (rather than $10,000,000) of Consolidated Growth Capital Expenditures in each Fiscal Year and (y) only after the foregoing amounts have been expended, up to 50% of the unused portion of Consolidated Growth Capital Expenditures from the previous Fiscal Year (calculated without reference to any amounts carried forward from prior years pursuant to this provision).
7.13    Amendments of Organization Documents. (a) Amend any of its Organization Documents, except to the extent any such amendment could not reasonably be expected to have a Material Adverse Effect or, notwithstanding the foregoing to the contrary, without the prior written consent of the Administrative Agent, the Organization Documents of any Loan Party shall not be amended (i) to create any class of Equity Interests that (x) is required to be repurchased, redeemed, retired, defeased or otherwise similarly acquired or discharged or (y) the holders of which are entitled to receive mandatory dividend, distributions or other similar payments in respect of such Equity Interests or (z) permits the acceleration of any such rights acquired (whether automatically or upon demand of the holder thereof); in each case, at any time prior to the date that is one calendar year following the Maturity Date unless all Obligations (other than inchoate indemnification liabilities arising under the Loan Documents for which a claim has not been asserted) have been paid in full in cash, the Commitments hereunder have been terminated and the Loan Documents have been terminated or (ii) to change the name of any Loan Party or its type of organization or (b) in addition to the provisions of clause (a) above, amend, modify or change in any manner any term or condition of the Organization Documents of the Borrower in a manner that provides any voting or consent rights or negative covenants to any shareholders.
7.14    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) Fiscal Year.
7.15    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(d).
7.16    Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or, knowingly to any joint venture partner or other Person, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.
7.17    Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in any other relevant jurisdictions where the Borrower or its Subsidiaries conducts material operations.
7.18    New Operating Unit Lease Incurrences. From and after the Fourth Amendment Effective Date, enter into any Lease with respect to any New Operating Unit unless ~~(a)~~ the Consolidated Total Lease Adjusted Leverage Ratio is less than or equal to 5.00:1.00 for the most recently completed Measurement Period prior to the consummation of such Lease ~~or (b) Minimum Liquidity is not less than $10,000,000 at the time of consummation of such Lease.~~ .
7.01    Fifth Amendment Sponsor Qualified Securities.
(a)    Amend or waive any provision in the Qualified Securities issued to the Sponsor Investor on or about the Fifth Amendment Effective Date (x) such that any mandatory redemptions or repurchase obligations are not conditioned on such transactions being permitted by the terms of this Agreement or (y) to make such Qualified Securities convertible into Equity Interests of the

Borrower (or any successor of the Borrower) other than common Equity Interests of the Borrower; or
(b)    pay any dividends or make any distributions on such Qualified Securities except to the extent permitted under Section 7.06.
For the avoidance of doubt, any references to a successor or successors of the Borrower in clause (a) above shall not be deemed to be a consent of the Administrative Agent or the Lenders to any transaction resulting in a Change of Control or to any transaction to merge, dissolve, liquidate, or consolidate the Borrower other than and as set forth in Section 7.04.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), (b), (c) and (j), 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.19, 6.20, or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained any Collateral Document to which it is a party; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document that is not qualified by materiality shall be materially incorrect or misleading when made or deemed made; or any other representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (after the expiration of any applicable grace or cure periods set forth therein) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    [Intentionally Omitted].
(g)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(h)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or
(i)    Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(j)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or an ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(k)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Equity Investor contests in any manner the validity or enforceability of any provision of any Loan Document; or any other Person contests in writing in any judicial proceeding in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Equity Investor denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(l)    Change of Control. There occurs any Change of Control; or
(m)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens that are senior in priority under applicable Law) on the Collateral purported to be covered thereby; or

(n)    Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate (other than explicitly pursuant to the terms of such Subordination Provisions), cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents and under applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section

8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13, 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Sixth, to all other Obligations; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the

Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its

Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and attorneys in fact appointed by the Administrative Agent. The Administrative Agent and any such co-agent, sub-agent and attorney in fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such co-agent, sub-agent and attorney in fact and to the Related Parties of the Administrative Agent and any such co-agent, sub-agent, and attorney in fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the book managers, arrangers or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 11.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no claim has then been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;
(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents or with respect to rights expressly afforded to a Hedge Bank that is not a Lender under the second to last paragraph of Section 11.01. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X
CONTINUING GUARANTY
10.01    Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, jointly and severally with the other Guarantors, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive absent manifest error for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02    Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.
10.04    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.
10.06    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under the preceding sentence shall survive termination of this Guaranty.
10.07    Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by any Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.
10.08    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.
10.09    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
10.10    Contribution. To the extent any Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other Guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Guarantor to the total Benefit Amount received by all Guarantors, and the right to such recovery shall be deemed to be an asset and property of such Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment, without any limitation as to the increases in the Obligations arising hereunder or thereunder, to the prior final and indefeasible payment in full in cash of all of the Obligations and, in the event of the application of any Debtor Relief Laws relating to any Guarantor, its debts or assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Guarantor therefor.
10.11    Concerning Joint and Several Liability of the Guarantors. In addition to and not in limitation of the provisions set forth herein, each of the Guarantors hereby agrees to the following:
(a)    The obligations of each Guarantor under the provisions of this Guaranty constitute full recourse obligations of each Guarantor enforceable against each such Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, any other Loan Documents or any other agreement or document relating to the Obligations or any other circumstance whatsoever.
(b)    Until all Obligations shall have been indefeasibly paid in full in cash and all of the lending and other credit commitments under this Agreement and Loan Documents have been terminated, the Guarantors will not, and will not cause or permit any of their Subsidiaries to, commence or join with any other creditor or creditors of any of their Subsidiaries in commencing the application of any Debtor Relief Laws against any of their Subsidiaries.
10.12    Guarantors’ Agreement to Pay Enforcement Costs, etc. Each Guarantor further jointly and severally agrees, as a principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all costs and expenses set forth in Section 11.04. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.
10.13    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest hereunder, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.13 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.13 to constitute, and this Section 10.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE XI
MISCELLANEOUS
11.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.02 as to any Credit Extension under the Facility without the written consent of the Required Lenders;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder.
(e)    change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(a) and 2.05(b) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders;
(f)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(h)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(i)    impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights and duties of the Swing Line Lender under the Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iv) the Autoborrow Agreement and any fee letters executed in connection therewith may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Subject to compliance with the last paragraph of Section 8.03, no amendment, waiver or consent with respect to this Agreement, Secured Cash Management Agreements or any other Loan Document shall (i) alter the ratable treatment of the Obligations owing under Secured Hedge Agreements in right of payment to principal on the Loans or (ii) result in the Obligations owing under Secured Cash Management Agreements or Secured Hedge Agreements becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case, in a manner adverse to the applicable Cash Management Bank or Hedge Bank unless such amendment waiver or consent has been consented to in writing by such Cash Management Bank or Hedge Bank (or in the case of a Secured Cash Management Agreements or Secured Hedge Agreement provided or arranged by a Lender or an Affiliate of a Lender, such Lender or Affiliate).
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
11.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS

FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications, Notices of Loan Prepayment and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) the reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements and other charges of counsel for the Administrative Agent (including all costs and expenses incurred by the Administrative Agent and its counsel in connection with the perfection and priority of the security interests and Liens granted to the Administrative Agent pursuant to the Loan Documents, including, without limitation, complete UCC and other lien searches and requests for information listing the financing statements referenced in Section 4.01(a)(iii)(B) and post filing confirmatory searches and any amendments or modifications thereto), in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, waivers or other supplements of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the due diligence undertaken in connection therewith and any other aspect of the Transaction, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses arising out of or relating to the Transaction (including, without limitation, the reasonable fees, charges and disbursements of any counsel for any Indemnitee and any settlement costs), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such

Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (other than, in the case of a Loan Party, pursuant to a transaction expressly permitted under Section 7.04(a), (b), (e), or 7.05(h) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of

Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender, (ii) was or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (iii) was independently developed by the Administrative Agent, such Lender or L/C Issuer.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan

Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR

PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER

LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17    Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith or in any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any

Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
11.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
11.19    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
11.20    Amendment and Restatement. On the Closing Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 11.20. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the relevant Loan Parties under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. Without limiting the generality of the foregoing and to the extent necessary, the existing lenders, the Lenders and the Administrative Agent reserve all of their rights under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) which by their express terms survive the termination of the Existing Credit Agreement and each of the Guarantors hereby obligates itself again in respect of all such present and future “Obligations” (as defined in the Existing Credit Agreement). Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.
11.21    Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
11.22    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

[Remainder of page intentionally left blank.]

Exhibit B

Exhibit D – Form of Compliance Certificate

[See Attached]

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _________,____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of November 22, 2013 (as may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among, inter alia, Noodles & Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein but not defined shall have the meaning ascribed thereto in the Agreement.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    [Attached hereto as Schedule 1 are the year-end financial statements required by Section 6.01(a) of the Agreement for the Fiscal Year of Borrower ended as of the above date, including (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, in each case, audited and accompanied by the report and opinion of an independent certified public accounting firm of nationally recognized standing required by such section, and (ii) a statement detailing unit-level sales and operating income, as of the end of and for such Fiscal Year, setting forth in comparative form the corresponding information for the previous Fiscal Year and the Budget as required by such section.]
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    [Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Quarter of the Borrower ended as of the above date, including a consolidated balance sheet of the Borrower and its Subsidiaries as of such Fiscal Quarter, and related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such Fiscal Quarter and for and for the portion of the Borrower’s Fiscal Year ended as of the above date, setting forth in comparative form the corresponding information for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and setting forth in comparative form the corresponding information for the corresponding Fiscal Quarter set forth in the applicable Budget,

Form of Compliance Certificate

in each case, in reasonable detail, fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.
3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as

of             ,         .
NOODLES & COMPANY

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____ (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11(a) – Consolidated Total Lease Adjusted Leverage Ratio

	A.	Consolidated Funded Indebtedness at Statement Date:		$______

	B.	Consolidated Adjusted Cash Rental Expense for such Measurement Period:

		1.	Consolidated Cash Rental Expense for such Measurement Period:	$______

		2.	Consolidated Adjusted Cash Rental Expense (Line I.B.1 multiplied by eight (8)):	$______

	C.	L/C Obligations as at Statement Date (to the extent not included in Consolidated Funded Indebtedness):		$______

	D.	Consolidated EBITDAR for such Measurement Period (without duplication):

		1.	Consolidated EBITDA (as calculated on Schedule 2 attached hereto) for such Measurement Period:	$______

		2.	Consolidated Cash Rental Expense for such Measurement Period (Line I.B.1):	$______

		3.	Consolidated EBITDAR (Line I.D.1 + Line I.D.2):	$______

	E.	Consolidated Total Lease Adjusted Leverage Ratio ([Line I.A + Line I.B.2 + Line I.C] ÷ Line I.D.3):		____ to 1

	F.	Applicable Consolidated Total Lease Adjusted Leverage Ratio:		______ [2]

Compliance: [YES][NO]

2 See Section 7.11(a) of the Agreement.

Form of Compliance Certificate

II.	Section 7.11(b) - Consolidated Fixed Charge Coverage Ratio

	A.	Consolidated EBITDAR for such Measurement Period (Line I.D.3):	$______

	B.	Consolidated Maintenance Capital Expenditures (aggregate amount paid in cash during the Measurement Period):	$______

	C.	Federal, state, local and foreign income taxes (aggregate amount paid in cash during the Measurement Period):	$______

	D.	Consolidated Interest Charges (paid in cash for the Measurement Period):	$______

E.
Regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 (aggregate amount paid during the Measurement Period):
$______

	F.	Consolidated Cash Rental Expense for such Measurement Period (Line I.B.1) :	$______

G.
Until the occurrence of a Public Equity Offering Transaction, reductions to the Revolving Credit Commitment pursuant to Section 2.6(b)(i) in the aggregate principal amount of $10,000,000, calculated on a pro forma basis whether or not such scheduled reduction has in fact occurred
$______

	H.	Consolidated Fixed Charge Coverage Ratio ([Line II.A – Line II.B – Line II.C] ÷ [Line II.D + Line II.E + Line II.F]):	_____ to 1

	I	Applicable Minimum Consolidated Fixed Charge Coverage Ratio:	_______ [3]

Compliance: [YES][NO]

3 See Section 7.11(b) of the Agreement.

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Measurement Period __________
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ Consolidated Restaurant Pre-Opening Costs [4]
+ non-cash rent expense
+ non-cash compensation expense
+ non-recurring non-cash expenses or charges (or minus non-recurring income items)

4 Not to exceed an average of $85,000 per Restaurant for all Restaurants incurred during Measurement Period.

Form of Compliance Certificate

+ non-recurring cash expenses (including severance payments) or charges [5]
+ management fees [6]
+ one time fees and out of pocket expenses incurred in connection with Permitted Acquisitions consummated after the Closing Date [7]
+ fees and expenses arising from the Transaction, initial public offering or any follow-on offering (but only for the Fiscal Year ending December 31, 2013)
+one-time costs associated with the termination of Leases [8]
+pro forma general and administrative cash cost savings resulting from the headcount reduction completed prior to the end of the third Fiscal Quarter of Fiscal Year 2016 [9]

5 In an aggregate amount not to exceed $1,000,000 in Measurement Period.
6 Including the Class C Common Stock Dividend to the extent deducted in calculating Consolidated Net Income.
7 Not to exceed $250,000 in Measurement Period and $1,000,000 over the term of the Agreement.
8 In an amount not to exceed $1,500,000 in the aggregate.
9 Not to exceed $2,700,000 in the aggregate.

Form of Compliance Certificate

+ one-time non-recurring cash expenses or charges and non-recurring non-cash charges associated with the Identified Restaurant Closures/Re-Franchisings (2017)[10]
+ fees and expenses arising from the Fifth Amendment, the Public Equity Offering Transaction, and the sale of Qualified Securities to a Sponsor Investor on or about the Fifth Amendment Effective Date [11]

+ one-time costs associated with data breach assessments resulting from the data security incident announced by the company on June 28, 2016 [12]

10 Without duplication of any other amounts herein, and in an aggregate amount not to exceed $30,000,000.
11 Not to exceed $500,000 in the aggregate.
12 Without duplication of any other amounts herein, and in an aggregate amount not to exceed $18,000,000.

Form of Compliance Certificate

+ net income from royalty payments actually paid to the Borrowers and its Subsidiaries attributable to any Unit Locations that are refranchised pursuant to the Identified Restaurant Closures/Re-Franchisings (2017)[13]

- income tax credits
- any cash rental expense attributable to the Identified Restaurant Closures/Re-Franchisings (2017) [14]
Consolidated EBITDA

13 To be given effect as of the first day of the applicable Measurement Period on a pro forma basis.
14 Until the Lease associated with the applicable closed or refranchised Restaurant is actually and effectively terminated, transferred, assigned or sub-leased to a Person that is not an Affiliate.

Form of Compliance Certificate